Exhibit 2.1

Execution Version

AGREEMENT AND PLAN OF MERGER

by and among

GLOBAL NET LEASE, INC.

GLOBAL NET LEASE OPERATING PARTNERSHIP, L.P.

OSMOSIS SUB I, LLC

OSMOSIS SUB II, LLC

THE NECESSITY RETAIL REIT, INC.

and

THE NECESSITY RETAIL REIT OPERATING PARTNERSHIP, L.P.

Dated as of May 23, 2023

EXHIBITS

Exhibit A	—	Form of “Internalization” Agreement and Plan of Merger
Exhibit B	—	Form of Articles Supplementary Designating Parent Preferred Shares
Exhibit C	—	Form of Articles Supplementary Opting out of MUTA
Exhibit D	—	Form of Second Amended and Restated Bylaws
Exhibit E	—	Form of Second Amendment of Rights Agreement
Exhibit F	—	Form of Company REIT Opinion
Exhibit G	—	Form of Parent Section 368 Opinion
Exhibit H	—	Form of Parent REIT Opinion
Exhibit I	—	Form of Company Section 368 Opinion

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER, dated as of May 23, 2023 (this “Agreement”), is made by and among Global Net Lease, Inc., a Maryland corporation (“Parent”), Global Net Lease Operating Partnership, L.P., a Delaware limited partnership (“Parent Operating Partnership”), Osmosis Sub I, LLC, a Maryland limited liability company and a wholly owned subsidiary of Parent (“REIT Merger Sub”), Osmosis Sub II, LLC, a Delaware limited liability company and a wholly owned subsidiary of Parent Operating Partnership (“Partnership Merger Sub”), The Necessity Retail REIT, Inc., a Maryland corporation (the “Company”), and The Necessity Retail REIT Operating Partnership, L.P., a Delaware limited partnership (“Company Operating Partnership”). Capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed thereto in Section 1.1.

W I T N E S E T H:

WHEREAS, the Company is a Maryland corporation operating as a real estate investment trust for U.S. federal income tax purposes that holds interests in properties through the Company Operating Partnership and is the sole general partner of the Company Operating Partnership;

WHEREAS, Parent is a Maryland corporation operating as a real estate investment trust for U.S. federal income tax purposes that holds interests in properties through the Parent Operating Partnership and is the sole general partner of the Parent Operating Partnership;

WHEREAS, the parties hereto wish to effect a business combination transaction in which the Company shall merge with and into REIT Merger Sub, with the REIT Merger Sub being the surviving entity (the “REIT Merger”), and each outstanding share of Company Common Stock will be converted into the right to receive from Parent the applicable REIT Common Merger Consideration and each outstanding share of Company Preferred Stock will be converted into the right to receive from Parent the applicable REIT Preferred Merger Consideration, upon the terms and subject to the conditions set forth in this Agreement and in accordance with the MGCL and the MD LLC Act;

WHEREAS, immediately after the REIT Merger, Partnership Merger Sub shall merge with and into Company Operating Partnership, with Company Operating Partnership continuing as the surviving entity and a wholly owned subsidiary of Parent Operating Partnership (such merger transaction, the “Partnership Merger” and, together with the REIT Merger, the “Mergers”), and outstanding Company Partnership Units will be converted into the right to receive partnership interests in Parent Operating Partnership, upon the terms and subject to the conditions set forth in this Agreement and in accordance with the DRULPA and the DLLCA;

WHEREAS, the board of directors of Parent (the “Parent Board”), based on the unanimous recommendation of the Parent Special Committee, has determined that the Mergers are in the best interests of Parent and its stockholders, approved this Agreement and the Mergers and the other transactions contemplated by this Agreement, including the issuance of Parent Common Shares (the “REIT Share Issuance”) and the New Parent Preferred Shares, directed that the issuance of Parent Common Shares in connection with the REIT Merger be submitted for consideration at a meeting of Parent’s stockholders and resolved to recommend that Parent’s stockholders vote to approve this issuance of Parent Common Shares;

WHEREAS, the Parent Board, based on the unanimous recommendation of the Parent Special Committee, has determined that certain corporate governance changes are in the best interests of Parent and its stockholders and, in furtherance of those changes, has approved an amendment to Parent’s bylaws removing a certain director qualification, the termination of Parent’s stockholder rights plan, and, as will be set forth in Articles Supplementary, adopted a resolution opting out of the provisions of Subtitle 8 of Title 3 of the MGCL (“MUTA”) and providing that such prohibition may not be repealed without the approval of the stockholders by the affirmative vote of at least a majority of the votes cast on the matter by stockholders entitled to vote generally in the election of directors;

WHEREAS, the board of directors of the Company (the “Company Board”), based on the unanimous recommendation of the Company Special Committee, has determined that the Mergers are in the best interests of the Company and its stockholders, approved this Agreement and the Mergers and the other transactions contemplated by this Agreement, directed that the REIT Merger and the other transactions contemplated by this Agreement be submitted for consideration at a meeting of the Company’s stockholders and resolved to recommend that the Company’s stockholders vote to approve the REIT Merger and the other transactions contemplated by this Agreement;

WHEREAS, each of (i) Parent, in its capacity as the sole member of REIT Merger Sub and the sole general partner of Parent Operating Partnership, (ii) Company, in its capacity as the sole general partner of Company Operating Partnership, and (iii) Parent Operating Partnership, as the sole member of Partnership Merger Sub, has taken all actions required for the execution of this Agreement by Parent Operating Partnership, Company Operating Partnership, REIT Merger Sub, Partnership Merger Sub, respectively, and to adopt and approve this Agreement and to approve the consummation by REIT Merger Sub, Company Operating Partnership, and Partnership Merger Sub, as applicable, of the REIT Merger and the Partnership Merger, as applicable, and the other transactions contemplated by this Agreement;

WHEREAS, for U.S. federal income tax purposes (and, where applicable, state and local income tax purposes), the parties intend that (i) the REIT Merger shall constitute a “reorganization” within the meaning of Section 368(a) of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), and the U.S. Department of Treasury regulations promulgated thereunder (the “Treasury Regulations”), (ii) this Agreement shall constitute a “plan of reorganization” within the meaning of Section 368 of the Code and the Treasury Regulations promulgated thereunder, and (iii) to the extent the limited partners of Company Operating Partnership receive New Parent LP Common Units, the Partnership Merger shall be treated as contributions by those limited partners of their Company LP Common Units to Parent Operating Partnership in exchange for the New Parent LP Common Units pursuant to Section 721(a) of the Code (the “Intended Tax Treatment”);

WHEREAS, the Parent Board, upon the unanimous recommendation of the Parent Special Committee, has determined that an internalization of Parent’s management and advisory functions and, in furtherance of such internalization, entry into an agreement and plan of merger by and among the Parent, Parent Operating Partnership, Company, Company Operating Partnership, AR Global Investments, LLC (“AR Global”), Parent Advisor, Global Net Lease Properties, LLC (“Parent Property Manager”), Company Advisor, and Necessity Retail Properties, LLC, substantially in the form attached hereto as Exhibit A (the “Internalization Merger Agreement”) (the transactions contemplated in the Internalization Merger Agreement, the “Internalization Merger”) are in the best interests of Parent and its stockholders, and has approved such Internalization Merger Agreement and Internalization Merger, and directed that the issuance of Parent Common Shares in connection with the Internalization Merger (such issuance, together with the REIT Share Issuance, the “Parent Share Issuances”) be submitted for consideration at a meeting of Parent’s stockholders and resolved to recommend that Parent’s stockholders vote to approve this issuance of Parent Common Shares;

WHEREAS, the Company Board, upon the unanimous recommendation of the Company Special Committee, has determined that the Internalization Merger and entry into the Internalization Merger Agreement are in the best interests of the Company and its stockholders, and approved such Internalization Merger Agreement and Internalization Merger;

WHEREAS, each of the Company, Company Operating Partnership, Parent, Parent Operating Partnership, Partnership Merger Sub and REIT Merger Sub desire to make certain representations, warranties, covenants and agreements in connection with the Mergers, and also to prescribe various conditions to the Mergers.

NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties and covenants and subject to the conditions herein contained, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

Article I.
Definitions

Section 1.1             Definitions. For purposes of this Agreement:

“Acceptable Confidentiality Agreement” shall mean a confidentiality agreement with such terms at least as favorable in the aggregate to the Company Parties as the Confidentiality Agreement; provided that such confidentiality agreement shall permit compliance with Section 6.5 or any other provision of this Agreement and need not contain any standstill or similar provision restricting or prohibiting the making or modification of any Acquisition Proposal.

“Action” shall mean any claim, action, suit, proceeding, arbitration, mediation or other investigation.

“Affiliate” of a specified Person shall mean a Person who, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person.

“Anti-Corruption Laws” shall mean (i) the U.S. Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations promulgated thereunder, and (ii) any anti-bribery, anti-corruption or similar applicable Law of any other jurisdiction.

“Benefit Plans” of a specified Person shall mean each “employee benefit plan” (within the meaning of Section 3(3) of ERISA), and all employment, severance, change in control, bonus, equity-based compensation, bonus, incentive and vacation plan, program, policy or agreement sponsored or maintained by such Person, in which employees of such Person participate.

“Business Day” shall mean any day other than a Saturday, Sunday or a day on which all banking institutions in New York, New York are authorized or obligated by Law or executive order to close.

“Company 2018 Equity Plan” shall mean, collectively, (i) the 2018 Advisor Omnibus Incentive Compensation Plan of the Company and (ii) the 2018 Omnibus Incentive Compensation Plan of the Company.

“Company 2021 OP Plan” shall mean that certain Advisor Multi-Year Outperformance Award Agreement, dated as of July 21, 2021, by and among the Company, Company Operating Partnership and American Finance Advisors, LLC.

“Company Advisor” shall mean Necessity Retail Advisors, LLC, a Delaware limited liability company.

“Company Bylaws” shall mean the Fifth Amended and Restated Bylaws of the Company restated through February 10, 2022, as it may be amended from time to time.

“Company Charter” shall mean the Articles of Restatement of the Company, dated February 24, 2021, with any articles of amendment or articles supplementary thereto, as it may be further amended and supplemented from time to time.

“Company Common Stock” shall mean the Class A Common Stock, par value $0.01 per share, of the Company.

“Company Equity Plans” shall mean the Company 2018 Equity Plan and the Company 2021 OP Plan.

“Company LP Common Unit” shall mean a limited partnership interest in Company Operating Partnership designated as a “Common Unit” under the Company Partnership Agreement, including, for the avoidance of doubt, Class A Units, Class B Units and LTIP Units (each as defined in the Company Partnership Agreement).

“Company LP Preferred Unit” shall mean a limited partnership interest in Company Operating Partnership designated as a “Series A Preferred Unit” or a “Series C Preferred Unit” under the Company Partnership Agreement.

“Company Management Agreements” shall mean, collectively, that certain Third Amended and Restated Advisory Agreement, dated as of September 6, 2016, by and among the Company, Company Operating Partnership, and Company Advisor, as amended by that certain Amendment No. 1, dated July 19, 2018, Amendment No. 2, dated March 18, 2019, Amendment No. 3, dated March 30, 2020, and Amendment No. 4, dated January 13, 2021, and that certain Amended and Restated Property Management Agreement, dated as of September 6, 2016, by and between the Company and American Finance Properties, LLC, as amended by that certain First Amendment to Amended and Restated Property Management Agreement, dated December 8, 2017 and Second Amendment, dated November 4, 2020.

“Company Material Adverse Effect” shall mean any event, circumstance, change or effect (a) that is material and adverse to the business, assets, properties, liabilities, condition (financial or otherwise) or results of operations of the Company and the Company Subsidiaries, taken as a whole or (b) that prevents or materially impairs the ability of the Company or Company Operating Partnership to consummate the Mergers before the Outside Date; provided, however, that for purposes of clause (a) “Company Material Adverse Effect” shall not include any event, circumstance, change or effect to the extent arising out of or resulting from (i) any failure of the Company to meet any projections or forecasts or any decrease in the market price of the Company Common Stock (it being understood and agreed that, subject to the other clauses of this proviso, any event, circumstance, change or effect giving rise to such failure or decrease shall be taken into account in determining whether there has been a Company Material Adverse Effect), (ii) any events, circumstances, changes or effects that affect the commercial real estate REIT industry or the retail industry generally, (iii) any changes in the United States or global economy or capital, financial or securities markets generally, including changes in interest or exchange rates or changes in global, national or regional political conditions, (iv) the commencement, escalation or worsening of a war or armed hostilities or the occurrence of acts of terrorism or sabotage, (v) the negotiation, execution or announcement of this Agreement, or the consummation or anticipation of the Mergers or other transactions contemplated hereby, including the impact of any of the foregoing on relationships, contractual or otherwise, with tenants, customers, franchisors, managers, suppliers, lenders, investors, future partners or employees, (vi) the taking of any action expressly required by, or the failure to take any action expressly prohibited by, this Agreement, or the taking of any action at the written request or with the prior written consent of Parent or the Parent Special Committee, (vii) earthquakes, hurricanes or other natural disasters or epidemic, pandemic, including the COVID-19 pandemic, and any future resurgence, or evolutions or mutations of COVID-19 or other disease outbreaks, epidemics or pandemics, or any escalation or worsening thereof, (viii) changes in Law or GAAP or interpretations or enforcement thereof or (ix) any stockholder or derivative litigation arising from allegations of a breach or violation of applicable Law relating to this Agreement or transactions contemplated thereby, which in the case of each of clauses (ii), (iii), (iv) and (viii) do not disproportionately affect the Company and the Company Subsidiaries, taken as a whole, relative to other participants in the commercial real estate REIT industry or the retail industry in the United States, and in the case of clause (vii) do not disproportionately affect the Company and the Company Subsidiaries, taken as a whole, relative to other participants in such industries in the geographic regions in which the Company and the Company Subsidiaries operate or own or lease properties.

“Company Partnership Agreement” shall mean that certain Second Amended and Restated Agreement of Limited Partnership of the Company Operating Partnership, dated as of July 19, 2018, as amended by that certain First Amendment, dated as of November 6, 2018, as further amended by that certain Second Amendment, dated as of March 22, 2019, as further amended by that certain Third Amendment, dated as of May 8, 2019, as further amended by that certain Fourth Amendment, dated as of September 6, 2019, as further amended by that certain Fifth Amendment, dated as of October 4, 2019, as further amended by that certain Sixth Amendment, dated as of December 16, 2020, as further amended by that certain Seventh Amendment, dated as of January 13, 2021, as further amended by that certain Eighth Amendment, dated as of July 21, 2021, as it may be further amended from time to time.

“Company Partnership Certificate” shall mean the certificate of limited partnership of the Company Operating Partnership, as it may be amended from time to time.

“Company Partnership Unit” shall mean a “Partnership Unit,” as defined in the Company Partnership Agreement, and shall include a Company LP Common Unit and a Company LP Preferred Unit.

“Company Preferred Stock” shall mean shares of preferred stock, par value $0.01 per share, of the Company, of any series or type as may be designated by the Company Board.

“Company Restricted Stock” shall mean any restricted shares of Company Common Stock granted pursuant to the Company Equity Plans.

“Company Rights Agreement” shall mean that certain Rights Agreement, dated April 13, 2020, between the Company and Computershare Trust Company, N.A., as Rights Agent, as amended by that certain Amendment to Rights Agreement, dated February 25, 2021.

“Company Series A Preferred Stock” shall mean the Series A Preferred Stock, par value $0.01 per share, of the Company.

“Company Series C Preferred Stock” shall mean the Series C Cumulative Preferred Stock, par value $0.01 per share, of the Company.

“Company Special Committee” shall mean the special committee of independent directors that was established by the Company Board.

“Company Stockholder Meeting” shall mean the meeting (including any postponement and adjournment thereof) of the holders of shares of Company Common Stock for the purpose of seeking Company Stockholder Approval.

“Company Subsidiary” shall mean a Subsidiary of the Company. A Company Subsidiary that is directly or indirectly wholly owned by the Company or Company Operating Partnership shall be deemed a wholly owned Company Subsidiary.

“Company Title Insurance Policy” shall mean each policy of title insurance insuring the Company’s or the applicable Company Subsidiary’s (or the applicable predecessor’s) title to or leasehold interest in Company Properties, subject to the matters and printed exceptions set forth in the Company Title Insurance Policies.

“Confidentiality Agreement” shall mean the letter agreement, dated April 3, 2023, as amended from time to time, between Parent and the Company.

“control” (including the terms “controlled by” and “under common control with”) shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, as trustee or executor, by contract or otherwise.

“COVID-19” shall mean SARS-CoV-2 or any disease or infections resulting therefrom, including COVID-19 and any mutations thereof or related or associated epidemics, pandemics or disease outbreaks.

“Delaware Secretary” shall mean the Secretary of State of the State of Delaware.

“DLLCA” means the Delaware Limited Liability Company Act, as amended.

“DRULPA” shall mean the Delaware Revised Uniform Limited Partnership Act, as amended.

“Environmental Law” shall mean any Law relating to the pollution or protection of the indoor or outdoor environment (including air, surface water, groundwater, land surface or subsurface land), or human health or safety (as such matters relate to Hazardous Materials), including Laws relating to the use, handling, presence, transportation, treatment, storage, disposal, release or discharge of Hazardous Materials.

“Environmental Permit” shall mean any Permit required under any applicable Environmental Law.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” of a specified Person shall mean any corporation or other entity that is included in a controlled group of corporations at any relevant time within which such Person is also included, as provided in Section 414(b) of the Code; or which is a trade or business under common control with such Person, as provided in Section 414(c) of the Code; or which constitutes a member of an affiliated service group within which such Person is also included, as provided in Section 414(m) of the Code.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Expenses” shall mean all expenses (including all fees and expenses of counsel, accountants, investment bankers, experts and consultants to a party hereto and its Affiliates) reasonably and actually incurred by a party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement, the preparation, printing, and filing of the Form S-4, the preparation, printing, filing and mailing of the Joint Proxy Statement and all SEC and other regulatory filing fees incurred in connection with the Form S-4 and the Joint Proxy Statement, the solicitation of stockholder approvals, engaging the services of the Exchange Agent, obtaining third-party consents, any other filings with the SEC and all other matters related to the Closing of the Mergers and the other transactions contemplated by this Agreement.

“GAAP” shall mean the United States generally accepted accounting principles.

“Governmental Authority” shall mean any United States (federal, state or local) or foreign government, court, arbitration panel, or any governmental or quasi-governmental, regulatory, judicial or administrative authority, board, bureau, agency, commission or self-regulatory organization.

“Hazardous Materials” shall mean (i) those substances listed in, defined in or regulated under any Environmental Law, including the following federal statutes and their state counterparts, as each may be amended from time to time, and all regulations thereunder: the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation and Liability Act, the Toxic Substances Control Act, the Clean Water Act, the Safe Drinking Water Act, the Atomic Energy Act and the Clean Air Act; (ii) petroleum and petroleum products, including crude oil and any fractions thereof; (iii) polychlorinated biphenyls, methane, asbestos, and radon; and (iv) mold that would reasonably be expected to have a material adverse effect on human health or property.

“Indebtedness” shall mean, with respect to any Person, (i) all indebtedness, notes payable, accrued interest payable or other obligations for borrowed money, whether secured or unsecured, convertible or not convertible, (ii) all obligations under conditional sale or other title retention agreements, or incurred as financing, in either case with respect to property acquired by such Person, (iii) all obligations issued, undertaken or assumed as the deferred purchase price for any property or assets (including any potential future earn-out, purchase price adjustment or release of “holdback” or similar payment, (iv) all obligations under leases required to be capitalized under GAAP, (v) all obligations in respect of bankers acceptances or letters of credit, (vi) all obligations under interest rate cap, swap, collar or similar transaction or currency hedging transactions (valued at the termination value thereof), (vii) any guarantee of any of the foregoing, whether or not evidenced by a note, mortgage, bond, indenture or similar instrument and (viii) any agreement to provide any of the foregoing.

“Indemnitee” shall mean any individual who, on or prior to the REIT Merger Effective Time, was an officer, director, partner, member, trustee or employee of the Company or served on behalf of the Company as an officer, director, manager, partner, member, trustee or employee of any of the Company Subsidiaries.

“Intellectual Property” shall mean all United States and foreign (i) patents, patent applications, invention disclosures, and all related continuations, continuations-in-part, divisionals, reissues, re-examinations, substitutions and extensions thereof, (ii) registered and unregistered trademarks, service marks, trade dress, logos, trade names, corporate names, Internet domain names, design rights and other source identifiers, together with the goodwill symbolized by any of the foregoing, (iii) copyrightable works and copyrights, (iv) confidential and proprietary information, including trade secrets, know-how, ideas, formulae, models and methodologies, (v) all rights in the foregoing and in other similar intangible assets, and (vi) all applications and registrations for the foregoing.

“Internalization” shall mean the internalization by Parent (resulting from the transactions contemplated by the Internalization Merger Agreement) of certain of the advisory and property management services, including personnel, provided by (i) Parent Advisor, Parent Property Manager, and their respective Subsidiaries pursuant to the Parent Management Agreements and (ii) Company Advisor, Necessity Retail Properties, LLC, and their respective Subsidiaries pursuant to the Company Management Agreements.

“Investment Company Act” shall mean the Investment Company Act of 1940, as amended.

“IRS” shall mean the United States Internal Revenue Service.

“knowledge” shall mean the actual knowledge as of the date hereof, with respect to the Company or Parent, of the Persons listed on Section 1.1 of the Company Disclosure Letter and Section 1.1 of the Parent Disclosure Letter, respectively.

“Law” shall mean any and all domestic (federal, state or local) or foreign laws, rules, regulations, orders, judgments or decrees promulgated by any Governmental Authority.

“Lien” shall mean with respect to any asset (including any security), any mortgage, deed of trust, claim, condition, covenant, lien, pledge, charge, security interest, preferential arrangement, option or other third-party right (including right of first refusal or first offer), restriction, right of way, easement, or title defect or encumbrance of any kind in respect of such asset, including any restriction on the use, voting, transfer, receipt of income or other exercise of any attributes of ownership.

“Maryland SDAT” shall mean the Maryland State Department of Assessments and Taxation.

“MD LLC Act” shall mean the Maryland Limited Liability Company Act, as amended.

“MGCL” shall mean the Maryland General Corporation Law, as amended.

“NASDAQ” shall mean the Nasdaq Global Select Market.

“NYSE” shall mean the New York Stock Exchange.

“Order” shall mean a judgment, order, writ, injunction, or decree of a Governmental Authority, at law or in equity.

“Parent 2021 Equity Plan” shall mean, collectively, (i) the 2021 Advisor Omnibus Incentive Compensation Plan of Parent and (ii) the 2021 Omnibus Incentive Compensation Plan of 2021.

“Parent 2021 OP Plan” shall mean that certain 2021 Advisor Multi-Year Outperformance Award Agreement, dated as of June 3, 2021, by and among Parent, Parent Operating Partnership and Parent Advisor.

“Parent Advisor” shall mean Global Net Lease Advisors, LLC, a Delaware limited liability company.

“Parent Bylaws” shall mean the Amended and Restated Bylaws of Parent, dated as of April 9, 2016, as it may be amended from time to time.

“Parent Charter” shall mean the Articles of Restatement of the Company, dated February 24, 2021, with any articles of amendment or articles supplementary thereto, as it may be further amended and supplemented from time to time.

“Parent Common Shares” shall mean Common Stock, par value $0.01 per share, of Parent.

“Parent Equity Plans” shall mean the Parent 2021 Equity Plan, as it may be amended from time to time, and the Parent 2021 OP Plan, as it may be amended from time to time.

“Parent Lease” shall mean each lease and sublease that is in effect as of the date hereof and to which Parent, Parent Operating Partnership, REIT Merger Sub, Partnership Merger Sub or the other Parent Subsidiaries are parties as lessors or sublessors with respect to each of the applicable Parent Properties.

“Parent LP Common Unit” shall mean a limited partnership interest in Parent Operating Partnership designated as a “Common Unit” under the Parent Partnership Agreement, including, for the avoidance of doubt, OP Units, Class B Units and LTIP Units (each as defined in the Parent Partnership Agreement).

“Parent Management Agreements” shall mean, collectively, that certain Fourth Amended and Restated Advisory Agreement, dated as of June 2, 2015, among Parent, Parent Operating Partnership and Parent Advisor, as amended by that certain First Amendment, dated August 14, 2018, Second Amendment, dated November 6, 2018, Third Amendment, dated Mary 6, 2020 and Fourth Amendment, dated May 6, 2021 and as further amended from time to time and that certain Property Management and Leasing Agreement, dated as of April 20, 2012, among Parent, Parent Operating Partnership, and Parent Property Manager, as amended by that certain First Amendment, dated October 27, 2017, Second Amendment, dated February 27, 2018, and Third Amendment, dated February 27, 2019.

“Parent Material Adverse Effect” shall mean any event, circumstance, change or effect (a) that is material and adverse to the business, assets, properties, liabilities, condition (financial or otherwise) or results of operations of Parent, Parent Operating Partnership, REIT Merger Sub, Partnership Merger Sub and the other Parent Subsidiaries, taken as a whole or (b) that prevents or materially impairs the ability of Parent, Parent Operating Partnership, REIT Merger Sub or Partnership Merger Sub to consummate the Mergers before the Outside Date; provided, however, that for purposes of clause (a) “Parent Material Adverse Effect” shall not include any event, circumstance, change or effect to the extent arising out of or resulting from (i) any failure of Parent to meet any projections or forecasts or any decrease in the market price of the Parent Common Shares (it being understood and agreed that, subject to the other clauses of this proviso, any event, circumstance, change or effect giving rise to such failure or decrease shall be taken into account in determining whether there has been a Parent Material Adverse Effect), (ii) any events, circumstances, changes or effects that affect the commercial real estate REIT industry or the retail industry generally, (iii) any changes in the United States or global economy or capital, financial or securities markets generally, including changes in interest or exchange rates or changes in global, national or regional political conditions, (iv) the commencement, escalation or worsening of a war or armed hostilities or the occurrence of acts of terrorism or sabotage, (v) the negotiation, execution or announcement of this Agreement, or the consummation or anticipation of the Mergers or other transactions contemplated hereby, including the impact of any of the foregoing on relationships, contractual or otherwise, with tenants, customers, franchisors, managers, suppliers, lenders, investors, future partners or employees, (vi) the taking of any action expressly required by, or the failure to take any action expressly prohibited by, this Agreement, or the taking of any action at the written request or with the prior written consent of the Company or Company Special Committee, (vii) earthquakes, hurricanes or other natural disasters or epidemic, pandemic, including the COVID-19 pandemic, and any future resurgence, or evolutions or mutations of COVID-19 or other disease outbreaks, epidemics or pandemics, or any escalation or worsening thereof, (viii) changes in Law or GAAP or interpretations or enforcement thereof or (ix) any stockholder or derivative litigation arising from allegations of a breach or violation of applicable Law relating to this Agreement or transactions contemplated thereby, which in the case of each of clauses (ii), (iii), (iv) and (viii) do not disproportionately affect Parent and the Parent Subsidiaries, taken as a whole, relative to other participants in the commercial real estate industry or the retail industry in the United States, and in the case of clause (vii) do not disproportionately affect Parent and the Parent Subsidiaries, taken as a whole, relative to other participants in such industries in the geographic regions in which Parent and the Parent Subsidiaries operate or own or lease properties.

“Parent Partnership Agreement” shall mean that certain Second Amended and Restated Agreement of Limited Partnership of Parent Operating Partnership, dated June 2, 2015, between Parent and Global Net Lease Special Limited Partner, LLC, as amended by that certain First Amendment, dated as of February 28, 2017, as further amended by that certain Second Amendment, dated as of September 11, 2017, as further amended by that certain Third Amendment, dated as of December 15, 2017, as further amended by that certain Fourth Amendment, dated as of March 23, 2018, as further amended by that certain Fifth Amendment, dated as of July 19, 2018, as further amended by that certain Sixth Amendment, dated as of November 22, 2019, as further amended by that certain Seventh Amendment, dated as of December 13, 2019, as further amended by that certain Eighth Amendment, dated as of June 3, 2021, as further amended by that certain Ninth Amendment, dated as of August 6, 2021, as it may be further amended from time to time.

“Parent Partnership Certificate” shall mean the certificate of limited partnership of Parent Operating Partnership, as it may be amended from time to time.

“Parent Partnership Unit” shall mean a “Partnership Unit,” as defined in the Parent Partnership Agreement, and shall include a Parent LP Common Unit.

“Parent Preferred Stock” shall mean the preferred stock, par value $0.01 per share, of Parent, of any series or type as may be designated by the Parent Board.

“Parent Rights Agreement” shall mean that certain Rights Agreement, dated April 9, 2020, between Parent and Computershare Trust Company, N.A., as Rights Agent, as amended by that certain Amendment to Rights Agreement, dated February 24, 2021.

“Parent Series A Preferred Stock” shall mean the Series A Preferred Stock, par value $0.01 per share, of Parent.

“Parent Series B Preferred Stock” shall mean the Series B Preferred Stock, par value $0.01 per share, of Parent.

“Parent Series C Preferred Stock” shall mean the Series C Preferred Stock, par value $0.01 per share, of Parent.

“Parent Special Committee” shall mean the special committee of independent directors established by the Parent Board.

“Parent Stockholder Meeting” shall mean the meeting (including any postponement and adjournment thereof) of the holders of Parent Common Shares for the purpose of seeking the Parent Stockholder Approval.

“Parent Subsidiary” shall mean a Subsidiary of Parent, including, for the avoidance of doubt, Parent Operating Partnership, REIT Merger Sub and Partnership Merger Sub.

“Parent Title Insurance Policy” shall mean each policy of title insurance insuring Parent’s or the applicable Parent Subsidiary’s (or the applicable predecessor’s) title to or leasehold interest in Parent Properties, subject to the matters and printed exceptions set forth in the Parent Title Insurance Policies.

“Permit” shall mean any authorization, license, permit, certificate, approval, variance, exemption, order, franchise, certification or clearance of any Governmental Authority or non-governmental accreditation and certification agency, body or other organization.

“Permitted Liens” shall mean any of the following: (i) statutory or other Liens for Taxes or assessments which are not yet due or delinquent or the validity of which is being contested in good faith by appropriate proceedings and for which adequate reserves are being maintained in accordance with GAAP; (ii) Liens that are carriers’, warehouseman’s, mechanics, materialmen’s, repairmen’s or other similar Liens arising in the ordinary course of business; and (iii) with respect to any real property, Liens that are zoning regulations, entitlements or other land use or environmental regulations by any Governmental Authority that do not materially impact the intended use of the real property.

“Person” shall mean an individual, corporation, partnership, limited partnership, limited liability company, person (including a “person” as defined in Section 13(d)(3) of the Exchange Act), trust, association or other entity or a government or a political subdivision, agency or instrumentality of a government.

“Personal Information” shall mean (a) information related to an identified or identifiable individual (e.g., name, address telephone number, email address, financial account number, government-issued identifier), (b) any other data used or intended to be used or which allows one to identify, contact, or precisely locate an individual, including any internet protocol address or other persistent identifier, (c) any other, similar information or data regulated by Privacy/Data Security Laws, and (d) any information that is covered by the Payment Card Industry Data Security Standard.

“Privacy/Data Security Laws” shall mean all Laws governing the receipt, collection, use, storage, processing, sharing, security, disclosure, or transfer of Personal Information and any applicable Laws concerning requirements for website and mobile application privacy policies and practices, call or electronic monitoring or recording or any outbound communications.

“Public Health Measures” shall mean any quarantine, “shelter in place,” “stay at home,” social distancing, shut down, closure, sequester or any other Law, order, directive, guideline or recommendation by any Governmental Authority, the World Health Organization or any industry group in connection with or in response to COVID-19 or any other epidemic, pandemic or outbreak of disease, or in connection with or in response to any other public health conditions, in each case, whether such Law, order, directive, guideline or recommendation, or such measures, are in place currently or adopted or modified hereafter.

“Qualified REIT Subsidiary” shall mean a “qualified REIT subsidiary” within the meaning of Section 856(i)(2) of the Code.

“Registered Intellectual Property” shall mean all Intellectual Property subject to any issuance, registration, or application or filing by, to, or with any Governmental Authority or domain registrar in any jurisdiction.

“REIT” shall mean a “real estate investment trust” within the meaning of Sections 856 through 860 of the Code.

“Representative” shall mean, with respect to any Person, any of such Person’s trustees, directors, managers, officers, employees, consultants, advisors (including attorneys, accountants, consultants, investment bankers, and financial advisors), agents and other representatives.

“Sarbanes-Oxley Act” shall mean the Sarbanes-Oxley Act of 2002, as amended.

“SEC” shall mean the United States Securities and Exchange Commission (including the staff thereof).

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Surviving Entity” shall mean, (x) with respect to the Partnership Merger, Company Operating Partnership, and (y) with respect to the REIT Merger, the REIT Merger Sub.

“Subsidiary” shall mean, with respect to any Person (a) any corporation of which at least fifty percent (50%) of the outstanding voting securities is directly or indirectly owned (b) any partnership, limited liability company, joint venture or other entity of which at least fifty percent (50%) of the total equity interest is directly or indirectly owned by such Person or of which such Person or any of its Subsidiaries is a general partner, manager, managing member or the equivalent.

“Tax” or “Taxes” shall mean any federal, state, local or foreign or other taxes of any kind, together with any interest, penalties and additions to tax, imposed by any Governmental Authority, including taxes on or with respect to income, franchises, gross receipts, property, sales, transfer, use, capital stock, escheat, payroll, employment, unemployment, alternative or add on minimum, estimated and net worth, and taxes in the nature of excise, withholding (including backup withholding), and value added taxes.

“Tax Return” shall mean any return, report or similar statement, together with any attached schedule, that is required to be provided to a Governmental Authority with respect to Taxes, including information returns, refunds claims, amended returns and declarations of estimated Tax.

“Taxable REIT Subsidiary” shall mean a “taxable REIT subsidiary” within the meaning of Section 856(1) of the Code.

“Termination Date” means the date of termination of this Agreement.

“Third Party” shall mean (i) in the case of the Company, Company Operating Partnership or a Company Subsidiary, any Person or group of Persons other than Parent, Parent Operating Partnership, REIT Merger Sub, Partnership Merger Sub and their respective Affiliates or (ii) in the case of Parent, Parent Operating Partnership, REIT Merger Sub, Partnership Merger Sub or a Parent Subsidiary, any Person or group of Persons other than the Company, Company Operating Partnership and their respective Affiliates.

The following terms shall have the respective meanings set forth in the Section set forth below opposite such term:

Acquisition Proposal	Section 6.5(h)(i)
Aggregate REIT Merger Consideration	Section 3.5(a)
Agreement	Preamble
AR Global	Recitals
Book-Entry Share	Section 3.1(b)(i)
Certificate	Section 3.1(b)(i)
Claim	Section 4.13
Closing	Section 2.2
Closing Date	Section 2.2
Closing Dividend Date	Section 6.13(a)

Code	Recitals
Common Exchange Ratio	Section 3.1(b)(i)
Company	Preamble
Company Board	Recitals
Company Change in Recommendation	Section 6.5(b)
Company Change Notice	Section 6.5(e)
Company Common Quarterly Dividend	Section 6.1(c)(iii)
Company Disclosure Letter	Article IV
Company Financial Advisor	Section 4.19
Company Insurance Policies	Section 4.18
Company Intervening Event	Section 6.5(h)
Company Leases	Section 4.16(h)
Company Material Contract	Section 4.12(a)
Company Material Leases	Section 4.16(i)
Company Operating Partnership	Preamble
Company Permits	Section 4.6(a)
Company Permitted Liens	Section 4.16(b)
Company Properties	Section 4.16(a)
Company Property	Section 4.16(a)
Company Recommendation	Section 4.4(a)
Company Rights Plan	Section 4.3(a)
Company SEC Filings	Section 4.7(a)
Company Special Committee	Section 1.1
Company Stockholder Approval	Section 4.21
Company Subsidiary Partnership	Section 4.17(h)
Company Tax Letter	Section 6.11(c)
Company Tax Protection Agreements	Section 4.17(h)
D&O Insurance	Section 6.10(c)
Exchange Agent	Section 3.5(a)
Exchange Fund	Section 3.5(a)
Existing Indemnification Right	Section 6.10(e)
Fee Recipient	Section 8.3(f)
Form S-4	Section 4.5(b)
Go Shop Bidder	Section 6.5(a)
Go Shop Period End Time	Section 6.5(a)
Go Shop Termination Fee	Section 8.3(d)(i)
Intended Tax Treatment	Recitals
Interim Period	Section 6.1(a)
Internalization Merger	Recitals
Internalization Merger Agreement	Recitals
Joint Proxy Statement	Section 4.5(b)
JV Agreement	Section 4.12(a)(ix)
Letter of Transmittal	Section 3.5(c)(i)(A)
Mergers	Recitals
Minority Limited Partner	Section 3.2
MUTA	Recitals
New Company GP, LLC	Section 2.1(a)
New Parent Preferred Shares	Section 3.1(b)(iii)
New Parent LP Common Units	Section 3.2

New Parent Series D Preferred Stock	Section 3.1(b)(i)
New Parent Series E Preferred Stock	Section 3.1(b)(iii)
Outside Date	Section 8.1(b)(i)
Parent	Preamble
Parent Board	Recitals
Parent Change in Recommendation	Section 6.6(a)
Parent Change Notice	Section 6.6(b)(ii)
Parent Common Quarterly Dividend	Section 6.2(c)(iii)
Parent Common Shares	Section 1.1
Parent Disclosure Letter	Article V
Parent Financial Advisor	Section 5.19
Parent Insurance Policies	Section 5.18
Parent Operating Partnership	Preamble
Parent Material Contract	Section 5.12(a)
Parent Material Leases	Section 5.16(h)
Parent Operating Partnership	Preamble
Parent Permits	Section 5.6(a)
Parent Permitted Liens	Section 5.16(a)
Parent Properties	Section 5.16(a)
Parent Property	Section 5.16(a)
Parent Property Manager	Recitals
Parent Recommendation	Section 5.4(a)
Parent Restricted Stock	Section 3.3(b)
Parent Rights Plan	Section 5.3(a)
Parent SEC Filings	Section 5.7(a)
Parent Share Issuances	Recitals
Parent Special Committee	Section 1.1
Parent Stockholder Approval	Section 5.20(a)
Parent Subsidiary Partnership	Section 5.17(h)
Parent Tax Letter	Section 6.11(b)
Parent Tax Protection Agreements	Section 5.17(h)
Partnership Merger	Recitals
Partnership Merger Certificate of Merger	Section 2.3(b)
Partnership Merger Effective Time	Section 2.3(b)
Partnership Merger Sub	Preamble
Paying Party	Section 8.3(f)
Qualifying Income	Section 8.3(f)
REIT Common Merger Consideration	Section 3.1(b)(i)
REIT Merger	Recitals
REIT Merger Articles of Merger	Section 2.3(a)
REIT Merger Effective Time	Section 2.3(a)
REIT Merger Sub	Preamble
REIT Preferred Merger Consideration	Section 3.1(b)(iii)
REIT Series A Preferred Merger Consideration	Section 3.1(b)(ii)
REIT Series C Preferred Merger Consideration	Section 3.1(b)(iii)
REIT Share Issuance	Recitals
Superior Proposal	Section 6.5(h)(iii)
Termination Fee	Section 8.3(d)(ii)
Transfer Taxes	Section 6.11(a)
Treasury Regulations	Recitals

Article II.
The Mergers

Section 2.1             The Mergers

(a)            REIT Merger. Upon the terms and subject to the conditions of this Agreement, and in accordance with the MGCL and the MD LLC Act, at the REIT Merger Effective Time, the Company shall be merged with and into REIT Merger Sub, whereupon the separate existence of the Company shall cease, and REIT Merger Sub shall continue under the name “Osmosis Sub I, LLC” as the Surviving Entity in the REIT Merger. The REIT Merger shall have the effects provided in this Agreement and as specified in the MGCL and the MD LLC Act. Upon the REIT Merger Effective Time, REIT Merger Sub will be the general partner in Company Operating Partnership. Following the REIT Merger Effective Time and prior to the Partnership Merger, REIT Merger Sub shall distribute its general partnership interests in Company Operating Partnership to Parent. Parent, in turn, shall contribute such general partnership interest to Parent Operating Partnership and, in turn, Parent Operating Partnership shall contribute onward such general partnership interests to a newly formed limited liability company that shall be wholly owned by Parent Operating Partnership (“New Company GP, LLC”).

(b)            Partnership Merger. Upon the terms and subject to the conditions of this Agreement and in accordance with the DRULPA and the DLLCA, at the Partnership Merger Effective Time, Partnership Merger Sub shall merge with and into Company Operating Partnership, whereupon the separate existence of Partnership Merger Sub shall cease, and Company Operating Partnership shall continue under its name as the Surviving Entity in the Partnership Merger. The Partnership Merger shall have the effects provided in this Agreement and as specified in the DRULPA and the DLLCA.

Section 2.2              Closing. The closing of the Mergers (the “Closing”) shall occur as promptly as practicable (but in no event later than the second (2nd) Business Day) after all of the conditions set forth in Article VII (other than those conditions that by their terms are required to be satisfied or waived at the Closing, but subject to the satisfaction or waiver of such conditions) shall have been satisfied or waived by the party entitled to the benefit of the same and, subject to the foregoing, shall take place at such time and on a date to be specified by the parties (the “Closing Date”). The Closing shall take place at the offices of Proskauer Rose LLP, Eleven Times Square, New York, N.Y., or at such other place as agreed by the parties hereto.

Section 2.3              Effective Time.

(a)            REIT Merger Effective Time. At Closing, the Company, Parent, and REIT Merger Sub shall (i) cause articles of merger with respect to the REIT Merger (the “REIT Merger Articles of Merger”) to be duly executed and filed with the Maryland SDAT as provided under the MGCL and the MD LLC Act and (ii) make any other filings, recordings or publications required to be made by the Company or REIT Merger Sub under the MGCL or the MD LLC Act in connection with the REIT Merger. The REIT Merger shall become effective upon such time as the REIT Merger Articles of Merger have been accepted for record by the Maryland SDAT, or such later time which the parties hereto shall have agreed upon and designated in the REIT Merger Articles of Merger in accordance with the MGCL and the MD LLC Act as the effective time of the REIT Merger (the “REIT Merger Effective Time”).

(b)            Partnership Merger Effective Time. At the Closing, Company Operating Partnership, Parent Operating Partnership, and Partnership Merger Sub shall cause the Partnership Merger to be consummated as soon as practicable on the Closing Date immediately after the REIT Merger Effective Time, and shall (i) cause the certificate of merger with respect to the Partnership Merger (the “Partnership Merger Certificate of Merger”) to be duly executed and filed with the Delaware Secretary as provided under the DRULPA and (ii) make any other filings, recordings or publications required to be made by Company Operating Partnership or Partnership Merger Sub under the DRULPA in connection with the Partnership Merger. The Partnership Merger shall become effective upon such time as the Partnership Merger Certificate of Merger has been filed with the Delaware Secretary, or such later time that the parties hereto shall have agreed upon and designated in the Partnership Merger Certificate of Merger in accordance with the DRULPA and DLLCA as the effective time of the Partnership Merger (the “Partnership Merger Effective Time”), it being understood and agreed that the parties shall cause the Partnership Merger Effective Time to occur as soon as practicable following the REIT Merger Effective Time.

(c)            The REIT Merger shall have the effects set forth in the MGCL, the MD LLC Act and this Agreement. Without limiting the generality of the foregoing, and subject thereto, from and after the REIT Merger Effective Time, the Surviving Entity of the REIT Merger shall possess all properties, rights, privileges, powers and franchises of the Company and REIT Merger Sub, and all of the claims, obligations, liabilities, debts and duties of the Company shall become the claims, obligations, liabilities, debts and duties of the Surviving Entity of the REIT Merger.

(d)            The Partnership Merger shall have the effects set forth in the DRULPA, the DLLCA and this Agreement. Without limiting the generality of the foregoing, and subject thereto, from and after the Partnership Merger Effective Time, the Surviving Entity of the Partnership Merger shall possess all properties, rights, privileges, powers and franchises of Company Operating Partnership and Partnership Merger Sub, and all of the claims, obligations, liabilities, debts and duties of Company Operating Partnership and Partnership Merger Sub shall become the claims, obligations, liabilities, debts and duties of the Surviving Entity of the Partnership Merger.

Section 2.4             Organizational Documents.

(a)            The limited liability company agreement of REIT Merger Sub as in effect immediately prior to the REIT Merger Effective Time, except for such changes as may be necessary to reflect any change of name of the Surviving Entity of the REIT Merger, shall be the limited liability company agreement of the Surviving Entity of the REIT Merger immediately following the REIT Merger Effective Time, until thereafter amended in accordance with the applicable provisions thereof and in accordance with applicable Law.

(b)            The agreement of limited partnership of Company Operating Partnership as in effect immediately prior to the Partnership Merger Effective Time, except for such changes as may be necessary to reflect any change of name of the Surviving Entity of the Partnership Merger, shall be the agreement of limited partnership of the Surviving Entity of the Partnership Merger immediately following the Partnership Merger Effective Time, until thereafter amended in accordance with the applicable provisions thereof and in accordance with applicable Law.

Section 2.5             Tax Consequences The parties hereto intend that the Mergers shall qualify for the Intended Tax Treatment. None of the parties or their respective Affiliates shall take or cause to be taken, or fail to take or cause to be failed to be taken, any action that would reasonably be expected to prevent qualification for such Intended Tax Treatment. Each party shall, unless otherwise required by a change in applicable Law after the date hereof, a “determination” within the meaning of Section 1313(a) of the Code, or based on a change in the facts and circumstances underlying the Mergers from the terms described in this Agreement that are necessary for the qualification of the Mergers for the Intended Tax Treatment, cause all Tax Returns to be filed in a manner consistent therewith. Each of the parties agrees to use reasonable best efforts to promptly notify all other parties of any challenge to the Intended Tax Treatment by any Governmental Authority. The parties hereto hereby adopt this Agreement as a “plan of reorganization” within the meaning of Section 368 of the Code and the Treasury Regulation promulgated thereunder.

Section 2.6             Subsequent Actions.

(a)            If at any time after the REIT Merger Effective Time the Surviving Entity of the REIT Merger shall determine, in its sole and absolute discretion, that any actions are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Entity its right, title or interest in, to or under any of the rights or properties of the Company acquired or to be acquired by the Surviving Entity as a result of, or in connection with, the REIT Merger or otherwise to carry out this Agreement, then the members, officers and managers of the Surviving Entity shall be authorized to take all such actions as may be necessary or desirable to vest all right, title or interest in, to or under such rights or properties in the Surviving Entity or otherwise to carry out this Agreement.

(b)            If at any time after the Partnership Merger Effective Time the Surviving Entity of the Partnership Merger shall determine, in its sole and absolute discretion, that any actions are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Entity its right, title or interest in, to or under any of the rights or properties of the Company Operating Partnership acquired or to be acquired by the Surviving Entity as a result of, or in connection with, the Partnership Merger or otherwise to carry out this Agreement, then the general partner(s) of the Surviving Entity shall be authorized to take all such actions as may be necessary or desirable to vest all right, title or interest in, to or under such rights or properties in the Surviving Entity or otherwise to carry out this Agreement.

Article III.
EFFECT OF THE MERGERS

Section 3.1             Effect on Shares. At the REIT Merger Effective Time, by virtue of the REIT Merger and without any action on the part of the Company, Parent, REIT Merger Sub or the holders of any securities of the Company, Parent or REIT Merger Sub:

(a)            Cancellation of Company Securities. Each share of Company Common Stock or Company Preferred Stock issued and outstanding immediately prior to the REIT Merger Effective Time that is held by any wholly owned Company Subsidiary, by Parent or by any Parent Subsidiary shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and no payment shall be made with respect thereto.

(b)            Conversion of Company Securities.

(i)            Company Common Stock. Each share of Company Common Stock issued and outstanding immediately prior to the REIT Merger Effective Time (other than shares to be cancelled in accordance with Section 3.1(a)) shall automatically be converted into the right to receive 0.670 Parent Common Shares (the “Common Exchange Ratio”), subject to adjustment as provided in Section 3.4 and treatment of fractional shares as provided in Section 3.9(a) (the “REIT Common Merger Consideration”). All shares of Company Common Stock, when so converted, shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of a certificate (a “Certificate”) or book-entry share registered in the transfer books of the Company (a “Book-Entry Share”) with respect to such Company Common Stock that immediately prior to the REIT Merger Effective Time represented shares of Company Common Stock shall cease to have any rights with respect to such Company Common Stock, other than the right to receive the REIT Common Merger Consideration and any dividends or other distributions to which such holder may be entitled, in accordance with Section 3.5.

(ii)           Company Series A Preferred Stock. Each share of Company Series A Preferred Stock issued and outstanding immediately prior to the REIT Merger Effective Time shall automatically be converted into the right to receive from Parent one (1) share (the “REIT Series A Preferred Merger Consideration”) of a newly created series of preferred stock of Parent with substantially identical powers, preferences, privileges and rights as the Company Series A Preferred Stock (all interests of each such newly created series, collectively, the “New Parent Series D Preferred Stock”). All shares of Company Series A Preferred Stock, when so converted, shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of a Certificate or Book-Entry Share with respect to such Company Series A Preferred Stock that immediately prior to the REIT Merger Effective Time represented shares of Company Series A Preferred Stock shall cease to have any rights with respect to such Company Series A Preferred Stock, other than the right to receive the REIT Series A Preferred Merger Consideration and any dividends or other distributions to which such holder may be entitled, in accordance with Section 3.5.

(iii)          Company Series C Preferred Stock. Each share of Company Series C Preferred Stock issued and outstanding immediately prior to the REIT Merger Effective Time shall automatically be converted into the right to receive from Parent one (1) share (the “REIT Series C Preferred Merger Consideration”, and together with the REIT Series A Preferred Merger Consideration, the “REIT Preferred Merger Consideration”) of a newly created series of preferred stock of Parent with substantially identical powers, preferences, privileges and rights as the Company Series C Preferred Stock (all interests of each such newly created series, collectively, the “New Parent Series E Preferred Stock”, and together with the New Parent Series D Preferred Stock, the “New Parent Preferred Shares”). All shares of Company Series C Preferred Stock, when so converted, shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of a Certificate or Book-Entry Share with respect to such Company Series C Preferred Stock that immediately prior to the REIT Merger Effective Time represented shares of Company Series C Preferred Stock shall cease to have any rights with respect to such Company Series C Preferred Stock, other than the right to receive the REIT Series C Preferred Merger Consideration and any dividends or other distributions to which such holder may be entitled, in accordance with Section 3.5.

(c)           REIT Merger Sub Membership Interests. All membership interests of REIT Merger Sub issued and outstanding immediately prior to the REIT Merger Effective Time shall remain issued and outstanding following the REIT Merger Effective Time and shall constitute the only issued and outstanding Membership Interests of REIT Merger Sub so that thereafter Parent will be the sole member of the Surviving Company with respect to the REIT Merger.

Section 3.2             Effect on Company Partnership Units. At the Partnership Merger Effective Time, by virtue of the Partnership Merger and without any further action on the part of Parent Operating Partnership, Partnership Merger Sub, Company Operating Partnership or the holders of Company LP Common Units, Parent LP Common Units or any limited liability company interests in the Partnership Merger Sub, (i) the general partner interests in Company Operating Partnership held by REIT Merger Sub immediately after the REIT Merger Effective Time shall remain issued and outstanding following the Partnership Merger Effective Time and shall constitute the only issued and outstanding general partnership interests so that thereafter New Company GP, LLC will be the sole general partner of Company Operating Partnership; (ii) all of the Company LP Preferred Units held by REIT Merger Sub immediately after the REIT Merger Effective Time shall be cancelled and no payment shall be made with respect thereto; (iii) all of the Company LP Common Units held by REIT Merger Sub immediately after the REIT Merger Effective Time shall automatically be converted into ninety-nine (99) New Parent LP Common Units, and Parent Operating Partnership shall continue as the sole limited partner of the Company Operating Partnership; and (iv) each Company LP Common Unit held by a limited partner of Company Operating Partnership other than the Company or any other Company Subsidiary (each a “Minority Limited Partner”) and issued and outstanding immediately prior to the Partnership Merger Effective Time shall automatically be converted into validly issued Parent LP Common Units in Parent Operating Partnership (“New Parent LP Common Units”) in an amount equal to (x) one (1), multiplied by (y) the Common Exchange Ratio, subject to the treatment of fractional units as provided in Section 3.9, and each holder of New Parent LP Common Units shall be admitted as a limited partner of Parent Operating Partnership in accordance with the terms of the Parent Partnership Agreement. After giving effect to the transactions as described in this Section 3.2, New Company GP, LLC will be the general partner and Parent Operating Partnership will be the limited partner of Company Operating Partnership.

Section 3.3            Company Restricted Stock. All of the provisions of this Section 3.3 shall be effectuated without any action on the part of the holder of any Company Restricted Stock.

(a)           Treatment of Company Restricted Stock Granted to Company Directors. Except as set forth on Section 3.3 of the Company Disclosure Letter, as of the Business Day immediately preceding the REIT Merger Effective Time, each share of Company Restricted Stock granted to a member of the Company Board and outstanding as of immediately prior to the REIT Merger Effective Time (whether or not then vested) shall automatically become fully vested, and all restrictions with respect thereto shall lapse. Each share of Company Common Stock resulting from the vesting of the shares of Company Restricted Stock in accordance with the preceding sentence shall be treated as a share of Company Common Stock issued and outstanding immediately prior to the REIT Merger Effective Time and shall be converted into the right to receive the REIT Common Merger Consideration in accordance with Section 3.1(b)(i). As of the REIT Merger Effective Time, each member of the Company Board and holder of shares of Company Restricted Stock shall cease to have any rights with respect thereto, except the right to receive the REIT Common Merger Consideration in accordance with this Agreement.

(b)           Treatment of Company Restricted Stock Granted to Non-Directors. As of the Business Day immediately preceding the REIT Merger Effective Time, all other then-outstanding shares of Company Restricted Stock (other than shares of Company Restricted Stock granted to a member of the Company Board) as of immediately prior to the REIT Merger Effective Time shall cease to relate to or represent any right to receive Company Common Stock and shall be assumed by Parent and automatically converted, at the REIT Merger Effective Time, into an award of restricted stock relating to Parent Common Shares (the “Parent Restricted Stock”) with respect to a number of Parent Common Shares equal to the product of (x) the number of shares of Company Common Stock underlying the applicable award of Company Restricted Stock as of immediately prior to such conversion, multiplied by (y) the Common Exchange Ratio with each such award of Company Restricted Stock so converted into Parent Restricted Stock otherwise subject to the same terms and conditions as were applicable to the corresponding award of Company Restricted Stock, including any applicable vesting, acceleration, and payment timing provisions, except (I) as expressly adjusted hereby, or (II) as set forth on Section 3.3(b) of the Company Disclosure Letter.

(c)           Termination of Company Equity Plans. As of the REIT Merger Effective Time, (i) the Company 2021 OP Plan shall be terminated, and no further awards with respect to the Company Common Stock shall be granted thereunder, and (ii) Parent shall assume the Company 2018 Equity Plan (it being understood that new awards with respect to Parent Common Shares may only be made under the assumed Company 2018 Equity Plan following the REIT Merger Effective Time to the extent that the available share reserve under the Company 2018 Equity Plan may be utilized for such purpose under Section 303A.08 of the NYSE Listed Company Manual, and with such share reserve adjusted by multiplying (x) the number of shares of Company Common Stock that remained available for grants under the Company 2018 Equity Plan as of immediately prior to the REIT Merger Effective Time, by (y) the Common Exchange Ratio).

(d)           Manner of Effecting. Prior to the REIT Merger Effective Time, the Company and Parent Operating Partnership agree that the Company shall, and shall be permitted under this Agreement to, take all corporate action necessary to effectuate the provisions of this Section 3.3. Parent, the Company, and Parent Operating Partnership shall mutually cooperate in good faith to take all actions necessary to effectuate the provisions of this Section 3.3.

Section 3.4             Adjustments. Without limiting the other provisions of this Agreement and subject to Section 6.1(c)(ii) and Section 6.1(c)(iii), if at any time during the period between the date of this Agreement and the REIT Merger Effective Time, the Company should split, combine or otherwise reclassify the Company Common Stock or Company Preferred Stock or make a distribution in Company Common Stock or Company Preferred Stock (or securities convertible or exchangeable into or for Company Common Stock or Company Preferred Stock), or otherwise change the Company Common Stock or Company Preferred Stock into any other securities (including any dividend or other distribution of securities convertible into Company Common Stock or Company Preferred Stock), or engage in a reclassification, reorganization, recapitalization or exchange or other like change, then (without limiting any other rights of Parent hereunder), the Common Exchange Ratio or the REIT Preferred Merger Consideration, as applicable, shall be ratably adjusted to reflect fully the effect of any such change. Without limiting the other provisions of this Agreement and subject to Section 6.2(c)(ii) and Section 6.2(c)(iii), if at any time during the period between the date of this Agreement and the REIT Merger Effective Time, Parent should split, combine or otherwise reclassify the Parent Common Shares, or make a distribution in Parent Common Shares, or otherwise change the Parent Common Shares into other securities (including any dividend or other distribution of securities convertible into Parent Common Shares), or engage in a reclassification, reorganization, recapitalization or exchange or other like change, then the Common Exchange Ratio shall be ratably adjusted to reflect any such change.

Section 3.5             Exchange Fund; Exchange Agent.

(a)            Prior to the REIT Merger Effective Time, Parent shall appoint a bank or trust company reasonably satisfactory to the Company to act as exchange agent (the “Exchange Agent”) for the payment and delivery of the REIT Common Merger Consideration and the REIT Preferred Merger Consideration, as provided in Section 3.1(b) and Section 3.4. On or before the REIT Merger Effective Time, Parent shall deposit, or cause to be deposited, with the Exchange Agent evidence of book-entry Parent Common Shares and Parent Preferred Shares sufficient to pay the REIT Common Merger Consideration and the REIT Preferred Merger Consideration, respectively (such evidence of book-entry Parent Common Shares and book-entry Parent Preferred Shares, the “Aggregate REIT Merger Consideration” and such Aggregate REIT Merger Consideration as deposited with the Exchange Agent, the “Exchange Fund”), in each case, for the benefit of the holders of shares of Company Common Stock, shares of Company Series A Preferred Stock, shares of Company Series C Preferred Stock and shares of Company Restricted Stock. Parent shall cause the Exchange Agent to make, and the Exchange Agent shall make, payments of the REIT Common Merger Consideration and the REIT Preferred Merger Consideration and any amounts payable in respect of dividends or distributions on Parent Common Shares and/or Parent Preferred Stock in accordance with Section 3.5(d) out of the Exchange Fund in accordance with this Agreement and the REIT Merger Articles of Merger. The Exchange Fund shall not be used for any other purpose. Any and all interest earned on cash deposited in the Exchange Fund shall be paid to the Surviving Entity of the REIT Merger.

(b)            Share Transfer Books. At the REIT Merger Effective Time, the share transfer books of the Company shall be closed, and thereafter there shall be no further registration of transfers of shares of Company Common Stock or Company Preferred Stock. From and after the REIT Merger Effective Time, Persons who held shares of Company Common Stock or Company Preferred Stock immediately prior to the REIT Merger Effective Time shall cease to have rights with respect to such shares, except as otherwise provided for herein. On or after the REIT Merger Effective Time, any Certificates presented to the Exchange Agent or the Surviving Entity of the REIT Merger for any reason shall be exchanged for the REIT Common Merger Consideration or REIT Preferred Merger Consideration with respect to the shares of Company Common Stock or Company Preferred Stock, respectively, formerly represented thereby.

(c)           Exchange Procedures.

(i)            As promptly as practicable following the REIT Merger Effective Time (but in no event later than two (2) Business Days thereafter), the Surviving Entity of the REIT Merger shall cause the Exchange Agent to mail (and to make available for collection by hand):

(A)            to each holder of record of one or more Certificates evidencing Company Common Stock, (x) a letter of transmittal (a “Letter of Transmittal”), which shall specify that delivery shall be effected, and risk of loss and title to such Certificates shall pass only upon proper delivery of such Certificates (or affidavits of loss in lieu thereof) to the Exchange Agent, and which Letter of Transmittal shall be in such form and have such other provisions as the Surviving Entity of the REIT Merger may reasonably specify, and (y) instructions for use in effecting the surrender of such Certificates in exchange for the REIT Common Merger Consideration into which the number of shares of Company Common Stock previously represented by such Certificates shall have been converted pursuant to this Agreement, together with any amounts payable in respect of dividends or distributions on Parent Common Shares in accordance with Section 3.5(d) (which instructions shall provide that, at the election of the surrendering holder, (i) such Certificates may be surrendered by hand delivery or otherwise or (ii) the REIT Common Merger Consideration in exchange therefor, together with any amounts payable in respect of dividends or distributions on Parent Common Shares in accordance with Section 3.5(d), may be collected by hand by the surrendering holder or by check or wire transfer to the surrendering holder);

(B)            to each holder of record of one or more Certificates evidencing Company Preferred Stock, (x) a Letter of Transmittal, which shall specify that delivery shall be effected, and risk of loss and title to such Certificates shall pass only upon proper delivery of such Certificates (or affidavits of loss in lieu thereof) to the Exchange Agent, and which Letter of Transmittal shall be in such form and have such other provisions as the Surviving Entity of the REIT Merger may reasonably specify, and (y) instructions for use in effecting the surrender of such Certificates in exchange for the applicable REIT Preferred Merger Consideration into which the number of shares of Company Series A Preferred Stock or Company Series C Preferred Stock, as applicable, previously represented by such Certificates shall have been converted pursuant to this Agreement, together with any amounts payable in respect of dividends or distributions on Company Series A Preferred Stock or Company Series C Preferred Stock, as applicable, in accordance with Section 3.5(d) (which instructions shall provide that, at the election of the surrendering holder, (i) such Certificates may be surrendered by hand delivery or otherwise or (ii) the REIT Preferred Merger Consideration in exchange therefor, together with any amounts payable in respect of dividends or distributions on Parent Common Shares in accordance with Section 3.5(d), may be collected by hand by the surrendering holder or by check or wire transfer to the surrendering holder), and

(C)            to each holder of a share of Company Restricted Stock, a certificate or, at Parent’s option, evidence of book-entry Parent Common Shares representing the REIT Common Merger Consideration into which the number of shares of Company Common Stock previously represented by such award shall have been converted pursuant to this Agreement.

(ii)           Upon surrender of a Certificate of Company Common Stock or Company Preferred Stock (or affidavit of loss in lieu thereof) for cancellation to the Exchange Agent, together with a Letter of Transmittal duly completed and validly executed in accordance with the instructions thereto, and such other documents as may reasonably be required by the Exchange Agent, the holder of such Certificate shall be entitled to receive in exchange therefor a certificate or, at Parent’s option, evidence of book-entry Parent Common Shares representing the REIT Common Merger Consideration for each share of Company Common Stock or a certificate representing the applicable REIT Preferred Merger Consideration for each share of Company Preferred Stock, as applicable, formerly represented by such Certificate pursuant to the provisions of this Article III, plus any amounts that such holder has the right to receive in respect of dividends or distributions on Parent Common Shares or Parent Preferred Shares, as applicable, in accordance with Section 3.5(d), to be mailed, made available for collection by hand or delivered by wire transfer, within two (2) Business Days following the later to occur of (A) the REIT Merger Effective Time or (B) the Exchange Agent’s receipt of such Certificate (or affidavit of loss in lieu thereof), and the Certificate or Company Common Stock or Company Preferred Stock (or affidavit of loss in lieu thereof) so surrendered shall be forthwith cancelled. The Exchange Agent shall accept such Certificates (or affidavits of loss in lieu thereof) upon compliance with such reasonable terms and conditions as the Exchange Agent may impose to effect an orderly exchange thereof in accordance with normal exchange practices. Until surrendered as contemplated by this Section 3.5, each Certificate of Company Common Stock or Company Preferred Stock shall be deemed, at any time after the REIT Merger Effective Time, to represent only the right to receive, upon such surrender, the REIT Common Merger Consideration or the applicable REIT Preferred Merger Consideration, as applicable, as contemplated by this Article III, and any amounts payable in respect of dividends or distributions on Parent Common Shares in accordance with Section 3.5(d). No interest shall be paid or accrued for the benefit of holders of such Certificates on the REIT Common Merger Consideration or the REIT Preferred Merger Consideration payable upon the surrender of such Certificates.

(iii)          As promptly as practicable following the REIT Merger Effective Time (but in no event later than two (2) Business Days thereafter), the Surviving Entity shall cause the Exchange Agent (A) to issue to each holder of Book-Entry Shares with respect to Company Common Stock or Common Preferred Stock, as applicable, that whole number of uncertificated Parent Common Shares or Parent Preferred Shares, as applicable, that such holder is entitled to receive pursuant to Section 3.1(b) in respect of such Book-Entry Shares, and (B) to issue and deliver to each holder of Book-Entry Shares a check or wire transfer for any amounts payable in respect of dividends or distributions on Parent Common Shares or Parent Preferred Shares in accordance with Section 3.5(d) in each case, without such holder being required to deliver a Certificate or an executed Letter of Transmittal to the Exchange Agent, and such Book-Entry Shares shall then be cancelled. In lieu of a Letter of Transmittal, each holder of Book-Entry Shares shall deliver to the Exchange Agent an “agent’s message” in customary form (or such other evidence of transfer or surrender as the Exchange Agent may reasonably request). No interest shall be paid or accrued for the benefit of holders of Book-Entry Shares on the REIT Common Merger Consideration or REIT Preferred Merger Consideration, as applicable, payable in respect of the Book-Entry Shares.

(iv)          In the event of a transfer of ownership of shares of Company Common Stock or Company Preferred Stock that is not registered in the transfer records of the Company, it shall be a condition of payment that any Certificate representing Company Common Stock or Company Preferred Stock surrendered in accordance with the procedures set forth in this Section 3.5(c) shall be properly endorsed or shall be otherwise in proper form for transfer, or any Book-Entry Share shall be properly transferred, and that the Person requesting such payment shall have paid any Transfer Taxes and other Taxes required by reason of the payment of the REIT Common Merger Consideration or the REIT Preferred Merger Consideration, as applicable, to a Person other than the registered holder of the Certificate or Book-Entry Share surrendered or shall have established to the satisfaction of Parent that such Tax either has been paid or is not applicable.

(d)           Dividends with Respect to Parent Common Shares and Parent Preferred Shares. No dividends or other distributions with respect to Parent Common Shares or Parent Preferred Shares with a record date after the REIT Merger Effective Time shall be paid to the holder of any unsurrendered Certificate representing Company Common Stock or Company Preferred Stock with respect to the Parent Common Shares or the Parent Preferred Shares, as applicable, issuable hereunder, and all such dividends and other distributions shall be paid by Parent to the Exchange Agent and shall be included in the Exchange Fund, in each case until the surrender of such Certificate (or delivery of an affidavit of loss in lieu thereof) in accordance with this Agreement. Subject to applicable Law, following surrender of any such Certificate (or delivery of an affidavit of loss in lieu thereof) there shall be paid to the holder thereof, in addition to any other amounts payable hereunder, without interest, (i) the amount of dividends or other distributions with a record date after the REIT Merger Effective Time theretofore paid with respect to whole Parent Common Shares or applicable Parent Preferred Shares, as the case may be, to which such holder is entitled pursuant to this Agreement and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the REIT Merger Effective Time but prior to such surrender and with a payment date subsequent to such surrender that are payable with respect to such whole Parent Common Shares or applicable Parent Preferred Shares.

(e)           Termination of Exchange Fund. Any portion of the Exchange Fund (including any interest and other income received with respect thereto) which remains undistributed to the former holders of shares of Company Common Stock and/or Company Preferred Stock on the first (1st) anniversary of the REIT Merger Effective Time shall be delivered to Parent, upon demand, and any former holders of shares of Company Common Stock and Company Preferred Stock who have not theretofore received any REIT Common Merger Consideration or REIT Preferred Merger Consideration, as the case may be, to which they are entitled under this Article III shall thereafter look only to the Surviving Entity of the REIT Merger for payment of such REIT Common Merger Consideration or REIT Preferred Merger Consideration.

(f)            No Liability. None of Parent, Parent Operating Partnership, the Company, Company Operating Partnership, the Surviving Entity of the REIT Merger, or the Exchange Agent, or any employee, officer, director, manager, agent or Affiliate of any of them, shall be liable to any holder of shares of Company Common Stock or Company Preferred Stock or Minority Limited Partner in respect of any part of the REIT Common Merger Consideration, REIT Preferred Merger Consideration or New Parent LP Common Units, as applicable, delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. Any amounts remaining unclaimed by holders of any such shares immediately prior to the time at which such amounts would otherwise escheat to, or become property of, any Governmental Authority shall, to the extent permitted by applicable Law, become the property of the Surviving Entity of the REIT Merger, free and clear of any claims or interest of any such holders or their successors, assigns or personal representatives previously entitled thereto.

(g)            Investment of Exchange Fund. The Exchange Agent shall invest any cash included in the Exchange Fund as directed by Parent or, after the REIT Merger Effective Time, the Surviving Entity of the REIT Merger; provided, however, that (i) no such investment shall relieve Parent Operating Partnership or the Exchange Agent from making the payments required by this Article III and, to the extent that there are losses with respect to such investments, or the Exchange Fund diminishes for other reasons below the level required to make prompt payments of the Aggregate REIT Merger Consideration or deliver any amounts payable in respect of dividends or distributions on Parent Common Shares and/or Parent Preferred Stock in accordance with Section 3.5(d), as contemplated hereby, Parent Operating Partnership shall promptly replace or restore the portion of the Exchange Fund lost through investments or other events so as to ensure that the Exchange Fund is, at all times, maintained at a level sufficient to make such payments, (ii) no such investment shall have maturities that could prevent or delay payments to be made pursuant to this Agreement, and (iii) such investments shall be in short-term obligations of the United States of America with maturities of no more than thirty (30) days or guaranteed by the United States of America and backed by the full faith and credit of the United States of America. Any net profit resulting from, or interest or income produced by, such investments, shall be property of, and paid to, the Surviving Entity of the REIT Merger.

Section 3.6             Withholding Rights. Parent, Parent Operating Partnership, REIT Merger Sub, Partnership Merger Sub (and any Affiliate of the foregoing), any Surviving Entity and the Exchange Agent, as applicable, shall be entitled to deduct and withhold from the REIT Common Merger Consideration, the REIT Preferred Merger Consideration and any amounts otherwise payable or distributable to any Person pursuant to this Agreement such amounts as Parent, Parent Operating Partnership, REIT Merger Sub, Partnership Merger Sub (and any such Affiliate of the foregoing), any such Surviving Entity and the Exchange Agent is required to deduct and withhold with respect to the making of such payment under the Code, and the rules and regulations promulgated thereunder, or any provision of applicable Law. To the extent that amounts are so deducted or withheld and paid over to the appropriate Governmental Authority pursuant to this Section 3.6, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

Section 3.7             Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, then upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Entity of the REIT Merger, the posting by such Person of a bond in such reasonable amount as the Surviving Entity of the REIT Merger may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the REIT Common Merger Consideration or REIT Preferred Merger Consideration, as the case may be, to which the holder thereof is entitled pursuant to this Article III.

Section 3.8             No Rights of Objection or Appraisal. No appraisal rights, dissenters’ rights or any other rights of an objecting stockholder shall be available with respect to the Mergers or the other transactions contemplated by this Agreement.

Section 3.9             Fractional Shares and Units.

(a)           Fractional Common Shares. No certificate or scrip representing fractional Parent Common Shares of less than 1/1,000th of a Parent Common Share shall be issued upon the surrender for exchange of Certificates or with respect to Book-Entry Shares, in each case of Company Common Stock, and, in lieu thereof, such fractional Parent Common Shares a Person would otherwise be entitled to receive pursuant to this Agreement, but for this Section 3.9(a), shall be aggregated and rounded up to the nearest 1/1,000th of a Parent Common Share.

(b)           Fractional Preferred Shares. No certificate or scrip representing fractional Parent Preferred Shares of less than 1/1,000th of a Parent Preferred Share shall be issued upon the surrender for exchange of Certificates or with respect to Book-Entry Shares, in each case of Company Preferred Stock, and, in lieu thereof, such fractional Parent Preferred Shares a Person would otherwise be entitled to receive pursuant to this Agreement, but for this Section 3.9(b), shall be, as to each applicable series of Parent Preferred Shares held by such Person, aggregated and rounded up to the nearest 1/1,000th of a Parent Preferred Share.

(c)           Fractional Units. No certificate or scrip representing fractional New Parent LP Common Units of less than 1/1,000th of a New Parent LP Common Units shall be issued upon the exchange of Company LP Common Units, and, in lieu thereof, such fractional New Parent LP Common Units, a Person would otherwise be entitled to receive pursuant to this Agreement, but for this Section 3.9(c), shall be aggregated and rounded up to the nearest 1/1,000th of a New Parent LP Common Unit.

Article IV.
Representations and Warranties
of the Company and Company Operating Partnership

Except (a) as set forth in the corresponding sections of the disclosure letter that has been prepared by the Company and delivered by the Company to Parent immediately prior to the execution and delivery of this Agreement (the “Company Disclosure Letter”), it being agreed that disclosure of any item in any Section of the Company Disclosure Letter with respect to any Section or subsection of Article IV of this Agreement shall be deemed disclosed with respect to any other Section or subsection of Article IV of this Agreement to the extent the relevance of such item is reasonably apparent from the face of such disclosure (provided, however, that nothing in the Company Disclosure Letter is intended to broaden the scope of any representation or warranty of the Company made herein or be construed as an admission or indication that (i) such item or other matter is material, (ii) such item or other matter is required to be referred to in the Company Disclosure Letter or (iii) any breach or violation of applicable Laws or any contract, agreement or arrangement to which the Company, Company Operating Partnership or their respective Subsidiaries is a party exists or has occurred), or (b) as disclosed in publicly available Company SEC Filings filed with, or furnished to, as applicable, the SEC on or after January 1, 2022 and at least two (2) Business Days prior to the date of this Agreement (excluding any documents incorporated by reference therein or files as exhibits thereto, and excluding any disclosure set forth in any section of a Company SEC Filing entitled “Risk Factors” or “Cautionary Note Regarding Forward-Looking Statements” or similarly titled section in any other disclosures included in the Company SEC Filings, in each case, to the extent that such disclosure is cautionary, predictive or forward-looking in nature), the Company and Company Operating Partnership hereby jointly and severally represent and warrant to Parent, Parent Operating Partnership, REIT Merger Sub and Partnership Merger Sub that:

Section 4.1             Organization and Qualification; Subsidiaries.

(a)            The Company is a corporation duly organized, validly existing and in good standing under the Laws of the State of Maryland, and Company Operating Partnership is a partnership duly formed, validly existing and in good standing under the Laws of the State of Delaware and each has the requisite organizational power and authority and any necessary governmental authorization, except for such failures to be so authorized that individually or in the aggregate have not had and would not reasonably be expected to have a Company Material Adverse Effect, to own, lease and, to the extent applicable, operate its properties and to carry on its business as it is now being conducted. Each of the Company and Company Operating Partnership is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of the properties owned, operated or leased by it or the nature of its business makes such qualification, licensing or good standing necessary, except for such failures to be so qualified, licensed or in good standing that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect.

(b)           Section 4.1(b) of the Company Disclosure Letter sets forth a true and complete list of the Company Subsidiaries, together with (i) the jurisdiction of incorporation or organization, as the case may be, of each Company Subsidiary, (ii) the type of and percentage of interest held, directly or indirectly, by the Company in each Company Subsidiary, and (iii) the classification for U.S. federal income tax purposes of each Company Subsidiary, including by identifying each Company Subsidiary that is a Qualified REIT Subsidiary or a Taxable REIT Subsidiary. Each Company Subsidiary is duly organized or formed, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization, as the case may be, and has the requisite organizational power and authority and any necessary governmental authorization to own, lease and, to the extent applicable, operate its properties and to carry on its business as it is now being conducted, except for such failures to be so organized, in good standing or have certain power and authority that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect. Each Company Subsidiary is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of the properties owned, operated or leased by it or the nature of its business makes such qualification, licensing or good standing necessary, except for such failures to be so qualified, licensed or in good standing that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect. There are no current dissolution, revocation or forfeiture proceedings regarding any Company Subsidiary except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect and, to the Company’s knowledge, there are no grounds that currently exist for the administrative dissolution of the Company or any Company Subsidiary by any Governmental Authority.

(c)            None of the Company, Company Operating Partnership or any Company Subsidiary directly or indirectly owns any interest in or of, or investment in, whether equity or debt, any Person (other than equity interests in the Company Subsidiaries).

Section 4.2             Organizational Documents. The Company has made available to Parent complete and correct copies of (i) the Company Charter and the Company Bylaws, and (ii) the Company Partnership Certificate and the Company Partnership Agreement, as in effect on the date hereof.

Section 4.3             Capital Structure.

(a)            The authorized capital stock of the Company consists of 350,000,000 shares of capital stock, which have been classified as 300,000,000 shares of Company Common Stock and 50,000,000 shares of Company Preferred Stock. At the close of business on May 20, 2023 (i) 134,224,313 shares of Company Common Stock were issued and outstanding, (ii) 7,933,711 shares of Company Series A Preferred Stock were issued and outstanding, (iii) 4,595,175 shares of Company Series C Preferred Stock were issued and outstanding, (iv) 508,677 shares of Company Common Stock were reserved for issuance pursuant to awards outstanding under the Company 2018 Plan, (v) 8,528,885 shares of Company Common Stock were reserved for issuance upon a conversion of awards of LTIP Units pursuant to the Company 2021 OP Plan and (vi) 172,921 shares of Company Common Stock reserved for issuance upon conversion of Company Partnership Units. One hundred twenty thousand (120,000) shares of Company Preferred Stock is designated as Series B Preferred Stock, none of which is outstanding, and reserved for issuance in accordance with the stockholder rights plan adopted pursuant to the Company Rights Agreement (the “Company Rights Plan”). All issued and outstanding shares of the capital stock of the Company are and all shares of Company Common Stock reserved for issuance as noted above, shall be, when issued in accordance with the respective terms thereof, duly authorized, validly issued, fully paid and non-assessable, and free of preemptive rights. Except as set forth on Section 4.3(a) of the Company Disclosure Letter, there are no outstanding bonds, debentures, notes or other indebtedness of the Company or any Company Subsidiary having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter on which holders of shares of Company Common Stock or other equity holders of such Company Subsidiary may vote. There are no other rights to purchase or receive the Company Common Stock granted under the Company Equity Plans, the company benefit plans or otherwise other than the Company Restricted Stock.

(b)           The Company is the sole general partner of Company Operating Partnership, and the Company owns, directly or indirectly, all of the general partner interests in Company Operating Partnership, free and clear of Liens (other than Permitted Liens). Section 4.3(b) of the Company Disclosure Letter sets forth, as of the date hereof, the name of, and the number and class of limited partnership interests held by, each partner in Company Operating Partnership. Other than such limited partnership interests set forth on Section 4.3(b) of the Company Disclosure Letter, the Company owns all of the issued and outstanding Company Partnership Units, free and clear of Liens (other than Permitted Liens or Liens arising pursuant to the Company Partnership Agreement).

(c)           All of the outstanding shares of capital stock of each of the Company Subsidiaries that is a corporation are duly authorized, validly issued, fully paid and nonassessable. All equity interests in each of the Company Subsidiaries that is a partnership or limited liability company are duly authorized and validly issued. All shares of capital stock of (or other ownership interests in) each of the Company Subsidiaries that may be issued upon exercise of outstanding options or exchange rights are duly authorized and, upon issuance will be validly issued, fully paid and nonassessable. Except as set forth in Section 4.3(c) of the Company Disclosure Letter, the Company owns, directly or indirectly, all of the issued and outstanding capital stock and other equity interests of each of the Company Subsidiaries, free and clear of all Liens (other than Permitted Liens), and there are no existing options, warrants, calls, subscriptions, convertible securities or other securities, agreements, commitments or obligations of any character relating to the outstanding capital stock or other equity interests of any Company Subsidiary or which would require any Company Subsidiary to issue or sell any shares of its capital stock, equity interests or securities convertible into or exchangeable for shares of its capital stock or equity interests.

(d)           Except as set forth on Section 4.3(d) of the Company Disclosure Letter or pursuant to the Company Rights Plan, as of the date of this Agreement, there are no securities, options, warrants, calls, rights, commitments, agreements, rights of first refusal, arrangements or undertakings of any kind to which the Company or any Company Subsidiary is a party or by which any of them is bound, obligating the Company or any Company Subsidiary to issue, deliver or sell or create, or cause to be issued, delivered or sold or created, additional shares of Company Common Stock, shares of Company Preferred Stock or other equity interests or phantom stock or other contractual rights the value of which is determined in whole or in part by the value of any equity interest of the Company or any of the Company Subsidiaries or obligating the Company or any Company Subsidiary to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, right of first refusal, arrangement or undertaking. As of the date of this Agreement, except as expressly provided in the Company Partnership Agreement or pursuant to the Company Rights Plan, there are no outstanding contractual obligations of the Company or any Company Subsidiary to repurchase, redeem or otherwise acquire any shares of Company Common Stock, shares of Company Preferred Stock, Company Partnership Units or other equity interests of the Company or any Company Subsidiary (other than in satisfaction of withholding Tax obligations pursuant to certain awards outstanding under the Company Equity Plans). Except as set forth on Section 4.3(d) of the Company Disclosure Letter, none of the Company, Company Operating Partnership or any Company Subsidiary is a party to or, to the knowledge of the Company, bound by any agreements or understandings concerning the voting (including voting trusts and proxies) of any capital stock or other equity interest of the Company or any of the Company Subsidiaries.

(e)           Section 4.3(e) of the Company Disclosure Letter sets forth a true, complete and correct list of all Persons who, as of the close of business on May 22, 2023, held outstanding Company Restricted Stock, indicating, with respect to each share of Company Restricted Stock then outstanding, the type of award granted, the number of shares of Company Common Stock subject to such Company Restricted Stock, the date of grant, and the vesting schedule. All shares of Company Restricted Stock were (i) granted, accounted for, reported and disclosed in accordance with the applicable Laws, accounting rules and stock exchange requirements and (ii) validly issued and properly approved by the Company Board (or a duly authorized committee or subcommittee thereof) in compliance with all applicable Law and recorded on the Company’s financial statements in accordance with GAAP.

(f)            All dividends or other distributions on the outstanding shares of Company Common Stock, Company Preferred Stock, Company Partnership Units and any dividends or distributions on any securities of any Company Subsidiary which have been authorized or declared prior to the date hereof have been paid in full (except to the extent such dividends have been publicly announced and are not yet due and payable).

Section 4.4             Authority.

(a)            Each of the Company and Company Operating Partnership has the requisite corporate or partnership power and authority, respectively, to execute and deliver this Agreement, to perform its obligations hereunder and, subject to receipt of the Company Stockholder Approval, to consummate the Mergers and the other transactions contemplated by this Agreement. The execution and delivery of this Agreement by each of the Company and Company Operating Partnership and the consummation by the Company and Company Operating Partnership of the Mergers and the other transactions contemplated hereby have been duly and validly authorized by all necessary corporate or partnership action, and no other corporate or partnership proceedings on the part of the Company or Company Operating Partnership are necessary to authorize this Agreement or the Mergers or to consummate the transactions contemplated hereby, subject, (x) with respect to the REIT Merger, to receipt of the Company Stockholder Approval and the filing and acceptance for record of the REIT Merger Articles of Merger with the Maryland SDAT and (y) with respect to the Partnership Merger, to the filing and acceptance for record of the Partnership Merger Certificate of Merger with the Delaware Secretary. The Company Board at a duly held meeting, upon the recommendation of the Company Special Committee, has, (i) duly and validly authorized the execution and delivery of this Agreement and declared advisable the consummation of the Mergers and the other transactions contemplated hereby, (ii) determined that the Mergers and the transactions contemplated by this Agreement are fair to and in the best interest of the Company and its stockholders and to Company Operating Partnership and its limited partners, (iii) directed that the REIT Merger be submitted for consideration at the Company Stockholder Meeting, and (iv) resolved to recommend that the stockholders of the Company vote in favor of the approval of the REIT Merger (the “Company Recommendation”) and to include such recommendation in the Joint Proxy Statement, subject to Section 6.5. The Company General Partner, in its capacity as the sole general partner of the Company Operating Partnership and in accordance with the Company Partnership Agreement, has approved this Agreement, the Partnership Merger and the other applicable transactions contemplated by this Agreement.

(b)           This Agreement has been duly executed and delivered by the Company and Company Operating Partnership and, assuming due authorization, execution and delivery by each of Parent, Parent Operating Partnership, REIT Merger Sub and Partnership Merger Sub, constitutes a legally valid and binding obligation of each of the Company and Company Operating Partnership, enforceable against the Company and Company Operating Partnership in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).

(c)           The Company Special Committee, at a meeting duly called and held, has recommended that the Company Board approve and adopt this Agreement and determined that the transactions contemplated hereby, including the Mergers, are advisable and are fair and in the best interests of the Company and the stockholders of the Company.

(d)           As of the date hereof, neither the Company Board, nor the Company Special Committee has subsequently rescinded or modified, in any way, its determinations and approvals discussed above.

Section 4.5             No Conflict; Required Filings and Consents.

(a)           The execution and delivery of this Agreement by each of the Company and Company Operating Partnership does not, and the performance of this Agreement and the consummation of the Mergers and the other transactions contemplated hereby by the Company and Company Operating Partnership will not, (i) assuming receipt of the Company Stockholder Approval, conflict with or violate any provision of (A) the Company Charter, Company Bylaws, Company Partnership Certificate or Company Partnership Agreement or (B) any of the organizational or governing documents of any other Company Subsidiary, (ii) assuming that consents, approvals, authorizations and permits described in Section 4.5(b) have been obtained, all filings and notifications described in Section 4.5(b) have been made and any waiting periods thereunder have terminated or expired, conflict with or violate any Law applicable to the Company, Company Operating Partnership or any Company Subsidiary or by which any property or asset of the Company, Company Operating Partnership or any Company Subsidiary is bound, or (iii) except as set forth on Section 4.5(a) of the Company Disclosure Letter, require any consent or approval under, result in any breach of or any loss of any benefit or material increase in any cost or obligation of the Company, Company Operating Partnership or any Company Subsidiary under, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any right of termination, acceleration, cancellation, or payment (with or without notice or the lapse of time or both) of, or give rise to any right of purchase, first offer or forced sale under or result in the creation of a Lien on any property or asset of the Company, Company Operating Partnership or any Company Subsidiary pursuant to, any note, bond, debt instrument, indenture, contract, agreement, ground lease, license, permit or other legally binding obligation to which the Company, Company Operating Partnership or any Company Subsidiary is a party, except, as to clauses (i)(B), (ii) and (iii), respectively, for any such conflicts, violations, breaches, defaults or other occurrences which, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect.

(b)            The execution and delivery of this Agreement by each of the Company and Company Operating Partnership does not, and the performance of this Agreement by the Company and Company Operating Partnership will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, except (i) the filing with the SEC of (A) a joint proxy statement in preliminary and definitive form relating to the Company Stockholder Meeting and the Parent Stockholder Meeting (together with any amendments or supplements thereto, the “Joint Proxy Statement”) and of a registration statement on Form S-4 pursuant to which the offer and sale of Parent Common Shares in the Mergers will be registered pursuant to the Securities Act and in which the Joint Proxy Statement will be included as a prospectus (together with any amendments or supplements thereto, the “Form S-4”), and the declaration of effectiveness of the Form S-4, and (B) such reports under, and other compliance with, the Exchange Act (and the rules and regulations promulgated thereunder) and the Securities Act (and the rules and regulations promulgated thereunder) as may be required in connection with this Agreement and the transactions contemplated hereby, (ii) as may be required under the rules and regulations of the NASDAQ and the NYSE, (iii) the filing of the REIT Merger Articles of Merger and the acceptance thereof for record by the Maryland SDAT pursuant to the MGCL and the MD LLC Act, (iv) the filing of the Partnership Merger Certificate of Merger and the acceptance thereof for record by the Delaware Secretary pursuant to the DRULPA and the DLLCA, (v) such filings and approvals as may be required by any applicable state securities or “blue sky” Laws, (vi) such filings as may be required in connection with state and local Transfer Taxes, and (vii) where failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect.

Section 4.6             Permits; Compliance with Law.

(a)           Except for the Permits that are the subject of Section 4.14 or Section 4.16, which are solely the subject of the representations and warranties made therein, the Company, Company Operating Partnership and each Company Subsidiary is in possession of all Permits, including building permits and certificates of occupancy, necessary for the Company, Company Operating Partnership and each Company Subsidiary to own, lease and, to the extent applicable, operate its properties or to carry on its respective business substantially as it is being conducted as of the date hereof (collectively, the “Company Permits”), and all such Company Permits are valid and in full force and effect, except where the failure to be in possession of, or the failure to be valid or in full force and effect of, any of the Company Permits, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect. All applications required to have been filed for the renewal of the Company Permits have been duly filed on a timely basis with the appropriate Governmental Authority, and all other filings required to have been made with respect to such Company Permits have been duly made on a timely basis with the appropriate Governmental Authority, except in each case for failures to file which, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect. All fees and assessments due and payable by the Company, Company Operating Partnership or any Company Subsidiary, in each case, in connection with the Company Permits, have been paid, expect where the failure to pay, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect. None of the Company, Company Operating Partnership or any Company Subsidiary has received as of the date hereof, any written claim or notice indicating that, nor, to the knowledge of the Company, is, the Company or any Company Subsidiary currently not in compliance with the terms of any such Company Permits, except where the failure to be in compliance with the terms of any such Company Permits, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect. No event has occurred with respect to a Company Permit that permits, or after notice or lapse of time or both would permit, the suspension, revocation, termination or material impairment of such Company Permit (or the rights thereunder), and no suspension, cancellation, revocation or material impairment of any Company Permit is pending, or the knowledge of the Company, threatened, except, in each case, where such suspension, revocation, cancellation or material impairment, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect.

(b)           None of the Company, Company Operating Partnership or any Company Subsidiary is or has since January 1, 2021 been in conflict with, or in default or violation of (i) any Law applicable to the Company or any Company Subsidiary or by which any property or asset of the Company or any Company Subsidiary is bound (except for compliance with Laws addressed in Section 4.10, Section 4.11, Section 4.14, Section 4.16 or Section 4.17, which are solely the subject of the representations and warranties made therein), or (ii) any Company Permits (except for the Company Permits addressed in Section 4.14, which are solely the subject of the representations and warranties made therein), except in each case for any such conflicts, defaults or violations that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect.

(c)           Each of the Company, each Company Subsidiary and their respective controlled Affiliates (including in each case any of their officers, directors or employees) have complied in all material respects with applicable Anti-Corruption Laws. Neither the Company nor any Company Subsidiary nor, to the knowledge of the Company, any director, officer or Representative of the Company or any Company Subsidiary has (i) used any corporate funds for any unlawful contributions, gifts, entertainment or other unlawful expenses related to political activity, (ii) made, taken or will take any action in furtherance of any direct or indirect unlawful payment, promise to pay or authorization or approval of the payment or giving of money, property or gifts of anything of value, directly or indirectly to any foreign or domestic government official or employee, (iii) made, offered or taken an act in furtherance of any direct or indirect unlawful bribe, rebate, payoff, kickback or other unlawful payment to any foreign or domestic government official or employee, (iv) made any payment to any customer, supplier or tenant, or to any officer, director, partner, employee or agent of any such customer, supplier or tenant, for the unlawful sharing of fees to any such customer, supplier or tenant or any such officer, director, partner, employee or agent for the unlawful rebating of charges, (v) engaged in any other unlawful reciprocal practice, or made any other unlawful payment or given any other unlawful consideration to any such customer, supplier or tenant or any such officer, director, partner, employee or agent of such customer, officer or tenant, or (vi) taken any action or made any omission in violation of any applicable Law governing imports into or exports from the United States or any foreign country, or relating to economic sanctions or embargoes, corrupt practices, money laundering, or compliance with unsanctioned foreign boycotts, in each case, in violation of any applicable Anti-Corruption Law. Neither the Company nor any Company Subsidiary has received any written communication that alleges that it, or any of its respective Representatives, is, or may be, in violation of, or has, or may have, any liability under, any Anti-Corruption Law.

Section 4.7             SEC Filings; Company Financial Statements.

(a)           The Company has timely filed with, or furnished (on a publicly available basis) to, the SEC all forms, reports, schedules, statements, certifications and other documents required to be filed or furnished by it under the Securities Act or the Exchange Act, as the case may be, including any amendments or supplements thereto, from and after January 1, 2019 (collectively, the “Company SEC Filings”). Each Company SEC Filing, as amended or supplemented, if applicable, (i) as of its date, or, if amended or supplemented, as of the date of the most recent amendment or supplement thereto, complied in all material respects with the requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, as the case may be, and the applicable rules and regulations of the SEC thereunder, and (ii) did not, at the time it was filed (or became effective in the case of registration statements), or, if amended or supplemented, as of the date of the most recent amendment or supplement thereto, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. As of the date of this Agreement, no Company Subsidiary is separately subject to the periodic reporting requirements of the Exchange Act.

(b)           Each of the consolidated financial statements contained or incorporated by reference in the Company SEC Filings (as amended, supplemented or restated, if applicable, in each case, to the extent filed and publicly available prior to the date of this Agreement), including the related notes and schedules, complied in all material respects as to form with the applicable accounting requirements and published rules and regulations of the SEC with respect thereto, was prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except as indicated in the notes thereto, or in the case of unaudited quarterly financial statements, as may be permitted by the SEC on Form 10-Q, Form 8-K, Regulation S-X or any successor or like form under the Exchange Act), and each such consolidated financial statement presented fairly, in all material respects, in accordance with the applicable requirements of GAAP and the applicable rules and regulations of the SEC, the consolidated financial position, results of operations, stockholders’ equity and cash flows of the Company and its consolidated subsidiaries, taken as a whole, as of the respective dates thereof and for the respective periods indicated therein (subject, in the case of unaudited quarterly financial statements, to normal year-end adjustments, none of which is material).

(c)           The Company is in compliance in all material respects with the provisions of and rules promulgated under the Sarbanes-Oxley Act, the Exchange Act and the Securities Act and the applicable listing and corporate governance rules of NASDAQ, in each case, relating to the Company which under the terms of such provisions or rules (including the dates by which such compliance is required) have become applicable to the Company. Each of the principal executive officer and the principal financial officer (in each case, having the meaning given to such terms in the Sarbanes-Oxley Act) of the Company has made all certifications required by Rule 13a-14 or 15d-14 under the Exchange Act or Sections 302 and 906 of the Sarbanes-Oxley Act and the rules and regulations of the SEC promulgated thereunder with respect to the Company SEC Filings. Since January 1, 2021, the Company and the Company Subsidiaries have devised, designed, and maintain a system of “internal accounting controls over financial reporting” (as defined in Rules 13a-15(f) and 15d-15(f) promulgated under the Exchange Act) that is sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, including that: (i) transactions are executed only in accordance with management’s general or specific authorization; (ii) transactions are recorded as necessary to permit preparation of the financial statements of the Company and the Company Subsidiaries and to maintain accountability for the assets of the Company and the Company Subsidiaries; (iii) access to such assets is permitted only in accordance with management’s authorization; (iv) the reporting of such assets is compared with existing assets at reasonable and regular intervals and appropriate action is taken with respect to any differences; and (v) accounts, notes and other receivables and inventory are recorded accurately, and proper and adequate procedures are implemented to effect the collection thereof on a current and timely basis. The Company has disclosed to the Company’s auditors and the audit committee of the Company Board (i) all significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting that are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial data, and (ii) any fraud, whether or not material, that involves the Company’s management or other of the Company’s or any Company Subsidiary’s employees who have a significant role in the Company’s internal control over financial reporting, and the Company has made available to Parent copies of any material written materials relating to the foregoing (provided that the terms “significant deficiency” and “material weakness” shall have the meanings assigned to them in the auditing standards of the Public Company Over Oversight, as in effect on the date of this Agreement). Since January 1, 2021, the Company has established and maintains “disclosure controls and procedures” (as such term is defined in Rules 13a-15(e) and 15d-15(e) promulgated under the Exchange Act) designed to ensure that material information relating to the Company required to be included in reports filed or furnished under the Exchange Act is recorded, processed, summarized and communicated with in the time periods specified in the SEC’s rules and forms to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the chief executive officer and chief financial officer of the Company required pursuant to the Exchange Act with respect to such reports, and such disclosure controls and procedures are effective in timely alerting the Company’s principal executive officer and its principal financial officer to material information required to be included in the Company’s periodic reports required under the Exchange Act. The Company has delivered or made available to Parent complete and accurate copies of notices received as of the date hereof by the Company from its independent auditor of any significant deficiencies or material weaknesses in the Company’s internal control over financial reporting since January 1, 2021 and any other management letter or similar correspondence received as of the date hereof by the Company since January 1, 2021 from any independent auditor of the Company or any of the then-existing Subsidiaries of the Company. Since the enactment of the Sarbanes-Oxley Act, none of the Company or any Company Subsidiary has made any “extensions of credit” (within the meaning of Section 401 of the Sarbanes-Oxley Act) to any director, trustee or executive officer (as defined in Rule 3b-7 promulgated under the Exchange Act) of the Company or any consolidated Company Subsidiary.

(d)           None of the Company or any Company Subsidiary has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) required under GAAP to be set forth on a consolidated balance sheet of the Company and the Company Subsidiaries or in the notes thereto, except for liabilities or obligations (i)  reflected or reserved against the most recent consolidated balance sheet of the Company and Company Subsidiaries set forth in the Company SEC Filings made through and including the date of this Agreement (including any notes thereto), (ii) incurred in connection with the transactions contemplated by this Agreement, including Section 6.1 hereof, (iii) incurred in the ordinary course of business consistent with past practice since the most recent balance sheet set forth in the Company SEC Filings made through and including the date of this Agreement, (iv) described in any section of the Company Disclosure Letter, or (v) that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect.

(e)           None of the Company or any Company Subsidiary is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar contract or arrangement, including any contract relating to any transaction or relationship between or among the Company or any Company Subsidiary, on the one hand, and any unconsolidated Affiliate of the Company or any Company Subsidiary, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K under the Securities Act), in each case, where the result, purpose or effect is to avoid disclosure of any material transaction involving, or material liabilities of, the Company or any consolidated Company Subsidiary in the Company’s consolidated audited financial statements or other SEC Documents or any Company Subsidiary’s audited financial statements.

(f)            There are no (i) outstanding or unresolved comments from the SEC with respect to any SEC Document, and, to the knowledge of the Company, no SEC Document is the subject of ongoing SEC review, or (ii) internal investigations, SEC inquiries or investigations or other governmental inquiries or investigations pending or, to the knowledge of the Company, threatened. The Company has made available to Parent true and complete copies of all material written correspondence with the staff of the SEC received since January 1, 2021 relating to the Company SEC Filings. None of the Company SEC Filings is the subject of any confidential treatment request by the Company.

Section 4.8             Disclosure Documents. None of the information supplied or to be supplied by or on behalf of the Company or any Company Subsidiary for inclusion or incorporation by reference in (i) the Form S-4 will, at the time such document is filed with the SEC, at any time such document is amended or supplemented or at the time such document is declared effective by the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, or (ii) the Joint Proxy Statement will, at the date it is first mailed to the stockholders of the Company and stockholders of Parent, respectively, at the time of the Company Stockholder Meeting and the Parent Stockholder Meeting, at the time the Form S-4 is declared effective by the SEC or at the REIT Merger Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading. All documents that the Company is responsible for filing with the SEC in connection with the transactions contemplated herein, to the extent relating to the Company or any Company Subsidiary or other information supplied by or on behalf of the Company or any Company Subsidiary for inclusion therein, will comply as to form, in all material respects, with the provisions of the Securities Act or Exchange Act, as applicable, and the rules and regulations of the SEC thereunder and each such document required to be filed with any Governmental Authority (other than the SEC) will comply in all material respects with the provisions of any applicable Law as to the information required to be contained therein. The representations and warranties contained in this Section 4.8 shall not apply to statements or omissions included in the Form S-4 or the Joint Proxy Statement to the extent based upon information supplied to the Company by or on behalf of Parent.

Section 4.9             Absence of Certain Changes or Events. From the date of the Company’s most recent audited balance sheet included in its SEC Documents through the date of this Agreement, except as contemplated by this Agreement or as set forth in Section 4.9 of the Company Disclosure Letter:

(a)           each of the Company, Company Operating Partnership and each Company Subsidiary has conducted its business in the ordinary course consistent with past practice, and prior to the date hereof there has not been:

(i)            any declaration, setting aside or payment of any dividend or other distribution with respect to any shares of capital stock or other equity interests of the Company or any Company Subsidiary, other than regular quarterly dividends consistent with past practice;

(ii)           any repurchase, redemption or other acquisition by the Company or any Company Subsidiary of any shares of capital stock or other equity interests of the Company or any Company Subsidiary or any securities or other equity interests convertible into or exercisable for any shares of capital stock or other equity interests, of the Company or any Company Subsidiary, other than (A) the withholding of shares of Company Common Stock to satisfy withholding Tax obligations with respect to shares of Company Restricted Stock, and (B) the acquisition by the Company in the ordinary course of business consistent with past practice in connection with the forfeiture of shares of Company Restricted Stock pursuant to the terms of the Company Equity Plans upon termination of employment or service of an award holder;

(iii)          any split, combination, subdivision or reclassification of any capital stock or other equity interests, or any issuance of any other securities or equity interests in respect of, in lieu of or in substitution for shares of capital stock or other equity interests, of the Company or any Company Subsidiary;

(iv)          any (A) amendment to the Company Charter, Company Bylaws or other organizational documents of the Company; or (B) amendment to the articles or certificates of incorporation, bylaws or other organizational documents of any Company Subsidiary;

(v)           except as required to comply with Law, any Company employment agreement or any Company Benefit Plan, (A) any grant of any severance, termination pay, retention, or change in control benefits to any current or former director, employee or other individual service provider of the Company or any Company Subsidiary, (B) any entry into any employment, change in control, deferred compensation or other similar agreement, plan, arrangement or policy (or any material amendment to any such agreement, plan arrangement or policy) with any current or former director or employee of the Company or any Company Subsidiary, (C) any increase in the compensation or benefits payable under any Company Benefit Plan other than increases in the ordinary course of business consistent with past practice, (D) recognition by the Company, Company Operating Partnership or any other Company Subsidiary of any labor union, (E) any establishment, adoption, entry into, amendment, modification or termination of any collective bargaining agreement, (F) any establishment, adoption, entry into, termination or amendment or modification in any material respect, of any material Company Benefit Plan or (G) the taking of any action to accelerate any material compensation or benefits, including vesting, funding and payment or the making of any material determinations, under any collective bargaining agreement, Company Equity Plan or Company Benefit Plan;

(vi)          any material change in the Company’s method of accounting or accounting principles or policies, except for any such change required by reason of a change in GAAP or by Regulation S-X under the Exchange Act, as approved by the Company’s independent accountants; or

(vii)         any settlement or remediation of any material Claim against or affecting the Company or a Company Subsidiary; and

(b)           there has not been any Company Material Adverse Effect or any effect, event, development or circumstance that, individually or in the aggregate with all other effects, events, developments and changes, would reasonably be expected to result in a Company Material Adverse Effect.

Section 4.10           Employee Benefit Plans and Service Providers.

(a)           Other than the Company Equity Plans and as set forth in Section 4.10(a) of the Company Disclosure Letter, the Company and the Company Subsidiaries do not and are not required to, and have not and have never been required to, maintain, sponsor or contribute to any Benefit Plans. Neither the Company nor any Company Subsidiary has any contract, plan or commitment, whether or not legally binding, to create any Benefit Plan.

(b)           Except as individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect, none of the Company, any Company Subsidiary or any of their respective ERISA Affiliates has incurred any obligation or liability with respect to or under any employee benefit plan, program or arrangement (including any agreement, program, policy or other arrangement under which any current or former employee, director or consultant has any present or future right to benefits) which has created or will create any obligation with respect to, or has resulted in or will result in any liability to Parent, Merger Sub or any of their respective subsidiaries.

(c)           The Company Equity Plans have established and has been administered in all material respects in accordance with its terms and in material compliance with all applicable Laws, including the Code.

(d)           None of the Company, any Company Subsidiaries or any of their respective ERISA Affiliates has ever maintained, contributed to, or participated in, or otherwise has any obligation or liability in connection with: (i) a “pension plan” under Section 3(2) of ERISA that is subject to Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code, (ii) a “multiemployer plan” (as defined in Section 3(37) of ERISA), (iii) a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA), (iv) a “multiple employer plan” (as defined in Section 413(c) of the Code), or (v) in respect to the Company Subsidiaries (and, in respect thereto, the laws of any relevant jurisdiction of the European Union), any equivalent pension or similar plan, scheme, or arrangement (excluding any mandatory governmental pension schemes, plans, or arrangements pursuant to the domestic laws of that jurisdiction, where applicable).

(e)           Except as set forth in Section 4.10(e) of the Company Disclosure Letter, neither the execution of this Agreement nor the consummation of the transactions contemplated hereby will, individually or together with the occurrence of any other event: (i) result in any payment becoming due to any service provider of the Company or any Company Subsidiary, (ii) increase or otherwise enhance any benefits otherwise payable by the Company or any Company Subsidiary or the amount of compensation due to any service provider of the Company or any Company Subsidiary or (iii) result in the acceleration of the time of payment or vesting of any such benefits or the funding of any such compensation or benefits.

(f)            Neither the Company nor any Company Subsidiary is a party to or has any obligation under any Contract, any Benefit Plan, or otherwise to compensate any Person for excise taxes payable pursuant to Section 4999 of the Code or for additional taxes payable pursuant to Section 409A of the Code.

Section 4.11          Labor and Employment Matters. Neither the Company nor any Company Subsidiary has, or has ever had, any employees or consultants.

Section 4.12          Material Contracts.

(a)           Except for contracts listed in Section 4.12(a) of the Company Disclosure Letter or filed as exhibits to the Company SEC Filings, neither the Company nor any Company Subsidiary is a party to or bound by any contract that, as of the date of this Agreement (each, together with the Company Management Agreements and each Company Material Lease, a “Company Material Contract”):

(i)              is required to be filed as an exhibit to the Company’s Annual Report on Form 10-K pursuant to Item 601(b)(2), (4), (9) or (10) of Regulation S-K promulgated by the SEC;

(ii)            obligates the Company or any Company Subsidiary to make non-contingent aggregate expenditures (other than principal and/or interest payments or the deposit of other reserves with respect to debt obligations) in excess of $1,000,000 and is not cancelable within ninety (90) days without material penalty to the Company or such Company Subsidiary (except for any Company Lease, Company Management Agreements or any ground lease affecting any Company Property);

(iii)            contains any non-compete or exclusivity provisions with respect to any line of business or geographic area that restricts the business of the Company or any Company Subsidiary, or that otherwise restricts the lines of business conducted by the Company or any Company Subsidiary or the geographic area in which the Company or any Company Subsidiary may conduct business (other than ground lease or exclusive lease provisions, non-compete provisions and other similar leasing restrictions entered into by the Company and the Company Subsidiaries in the ordinary course of business);

(iv)            is an agreement that obligates the Company or any Company Subsidiary to indemnify (A) any past or present directors, officers, trustees and employees of the Company or any Company Subsidiary pursuant to which the Company or Company Subsidiary is the indemnitor, other than any customary indemnification obligations arising pursuant to the organizational or governing documents of any Company Party or Company Subsidiary or under the Company’s directors’ and officer’s or similar management liability insurance policy;

(v)            constitutes Indebtedness of the Company or any Company Subsidiary with a principal amount outstanding (or, in the case of a guaranty or other contingent obligation, with a principal amount of the underlying obligation outstanding) as of the date hereof greater than $1,000,000, other than (x) surety or performance bonds, letters of credit or similar agreements entered into in the ordinary course of business, in each case, to the extent drawn upon and (y) any contract solely among the Company and its wholly owned Subsidiaries;

(vi)           except for customary restrictions contained in credit facilities and mortgage or mezzanine loans commonly used in the real estate industry, prohibits the pledging of the capital stock or other equity securities of or the issuance of guarantees by the Company or any Company Subsidiary or otherwise contains covenants expressly limiting, in any material respect, the ability of the Company or any Company Subsidiary to sell, transfer, pledge or otherwise, dispose of any material assets;

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(vii)          requires the Company or any Company Subsidiary to dispose of or acquire, or grants any Third Party the option to purchase from or sell to the Company or any Company Subsidiary, assets or properties (other than in connection with the expiration of a Company Lease or ground lease affecting any Company Property) with a fair market value in excess of $250,000, or involves any pending or contemplated merger, consolidation or similar business combination transaction;

(viii)        constitutes an interest rate cap, interest rate collar, interest rate swap, forward purchasing contract or other contract or agreement relating to a hedging transaction;

(ix)            sets forth the operational terms of a joint venture, partnership, joint development agreement, limited liability company or strategic alliance (each, a “JV Agreement”) of the Company or any Company Subsidiary;

(x)            contains restrictions with respect to payment of dividends or any other distribution in respect of the equity interests of the Company or any Company Subsidiary;

(xi)            relates to the acquisition or divestiture of the capital stock or other equity interests of any Person (other than the Company or a Company Subsidiary) by the Company or a Company Subsidiary; or

(xii)          constitutes a loan to any Person (other than a wholly owned Company Subsidiary) by the Company or any Company Subsidiary (other than advances made pursuant to and expressly disclosed in the Company Material Leases or pursuant to any disbursement agreement, development agreement, or development addendum entered into in connection with a Company Material Lease with respect to the development, construction, or equipping of Company Properties or the funding of improvements to Company Properties) in an amount in excess of $1,000,000.

(b)            Each Company Material Contract is legal, valid, binding and enforceable on the Company, Company Operating Partnership and each Company Subsidiary to the extent such Person is a party thereto and, to the knowledge of the Company, each other party thereto in accordance with its terms, and is in full force and effect, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at Law). Except as, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect, the Company, Company Operating Partnership and each Company Subsidiary has performed all obligations required to be performed by it prior to the date hereof under each Company Material Contract and, to the knowledge of the Company, each other party thereto has performed all obligations required to be performed by it under such Company Material Contract except where such failure has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. None of the Company, Company Operating Partnership or any Company Subsidiary has received as of the date hereof written notice of any violation or default under any Company Material Contract, except for violations or defaults that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. The Company has made true and correct copies of each Company Material Contract available to Parent.

Section 4.13           Litigation. Except as set forth in Section 4.13 of the Company Disclosure Letter or as, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect, as of the date of this Agreement, (a) there is no suit, demand, arbitration, inquiry, claim, action, cause of action investigation, inquiry, arbitration, audit or other legal proceeding (each, a “Claim”), pending or, to the knowledge of the Company, threatened by or before any Governmental Authority, nor, to the knowledge of the Company, is there any investigation pending by any Governmental Authority, in each case, against or affecting the Company, Company Operating Partnership, any other Company Subsidiary or any of their respective properties at law or in equity, and (b) none of the Company, Company Operating Partnership or any other Company Subsidiary, nor any of their respective properties, is subject to any outstanding Order. As of immediately prior to the date of this Agreement, there is no suit, claim, action or proceeding to which the Company or any Company Subsidiary is a party pending or, to the Knowledge of the Company, threatened in writing seeking to prevent, hinder, modify, delay or challenge the Mergers or any of the other transactions contemplated by this Agreement.

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Section 4.14           Environmental Matters. Except as set forth on Section 4.14 of the Company Disclosure Letter and as, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect:

(a)            The Company, Company Operating Partnership and each Company Subsidiary are in compliance with all applicable Environmental Laws, possess all Environmental Permits necessary to conduct their current operations and are in compliance with their respective Environmental Permits;

(b)            There is no Claim or Order pending, or, to the knowledge of the Company, threatened against the Company and any Company Subsidiary under any applicable Environmental Law;

(c)            None of the Company, Company Operating Partnership or any Company Subsidiary has entered into or agreed to any consent decree or Order relating to compliance with Environmental Laws, Environmental Permits or the investigation, sampling, monitoring, treatment, remediation, removal or cleanup of Hazardous Materials which remains unresolved;

(d)            None of the Company, Company Operating Partnership or any Company Subsidiary has assumed, by contract or operation of Law, any liability under any Environmental Law or relating to any Hazardous Materials, or is an indemnitor in connection with any threatened or asserted claim by any third-party indemnitee for any liability under any Environmental Law or relating to any Hazardous Materials; and

(e)            None of the Company, Company Operating Partnership or any Company Subsidiary has caused, and to the knowledge of the Company, no Third Party has caused any release of a Hazardous Material at any Company Property or other property formerly owned, operated or leased by the Company or any Company Subsidiary that would be required to be investigated or remediated by the Company or any Company Subsidiary under any Environmental Law.

This Section 4.14 contains the sole representations and warranties of the Company and Company Operating Partnership with regard to Hazardous Materials, Environmental Laws or other environmental matters.

Section 4.15            Intellectual Property. Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect, (i) the Company, Company Operating Partnership and the other Company Subsidiaries own, free and clear of any Liens (other than Permitted Liens and non-exclusive license agreements) or has a valid and enforceable license, free and clear of any Liens (other than Permitted Liens), or otherwise possess valid and enforceable rights to use all Intellectual Property necessary to conduct the business of the Company, Company Operating Partnership and the other Company Subsidiaries as it is currently conducted, (ii) the Registered Intellectual Property owned by the Company or any Company Subsidiary has not been cancelled, abandoned or dedicated to the public domain and all applicable registrations are valid and enforceable, (iii), to the knowledge of the Company, the conduct of the business of the Company, Company Operating Partnership and the other Company Subsidiaries as it is currently conducted does not infringe, misappropriate or otherwise violate the Intellectual Property rights of any Third Party, (iv) there are no pending or, to the knowledge of the Company, threatened Claims and none of the Company, Company Operating Partnership or any other Company Subsidiary (nor any of their respective predecessors) has received any written notice since January 1, 2021 from any Third Party (A) asserting the infringement or other violation of any Intellectual Property of such Third Party by the Company, Company Operating Partnership or any other Company Subsidiary or (B) pertaining to or challenging the validity, enforceability, or registrability of, any right, title or interest of the Company or the Company Subsidiaries with respect to, any material Intellectual Property owned by the Company, Company Operating Partnership or any other Company Subsidiary, and (v) to the knowledge of the Company, no Third Party is currently infringing or misappropriating Intellectual Property owned by the Company, Company Operating Partnership or any other Company Subsidiary. The Company, Company Operating Partnership and the Company Subsidiaries have implemented commercially reasonable measures to maintain and protect each item of Intellectual Property that they own and that is material to the Company and the Company Subsidiaries, taken as a whole. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (i) the Company, Company Operating Partnership and the other Company Subsidiaries have reasonable data security programs that are consistent with industry standards and applicable Privacy/Data Security Laws and (ii) none of the Company, Company Operating Partnership or any of the other Company Subsidiaries has experienced any interruption to, or any breach of the security of, its information technology systems, or any personal, proprietary or other sensitive information in its possession or under its control.

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Section 4.16           Properties.

(a)            Section 4.16(a) of the Company Disclosure Letter sets forth a list of the address of each real property owned, leased (as lessee or sublessee), including ground leased, by the Company, Company Operating Partnership or any other Company Subsidiary as of the date of this Agreement (all such real property interests, together with all buildings, structures and other improvements and fixtures located on or under such real property and all easements, rights and other appurtenances to such real property, are individually referred to herein as a “Company Property” and collectively referred to herein as the “Company Properties”).

(b)            The Company, Company Operating Partnership or any other Company Subsidiary owns good and marketable fee simple title or leasehold title (as applicable) to each of the Company Properties, in each case, free and clear of Liens, except for Company Permitted Liens that have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. For the purposes of this Agreement, “Company Permitted Liens” shall mean any (i) Liens relating to any Indebtedness incurred in the ordinary course of business consistent with past practice, (ii) Liens that result from any statutory or other Liens for Taxes or assessments that are not yet subject to penalty or the validity of which is being contested in good faith by appropriate proceedings and for which there are adequate reserves on the financial statements of the Company (if such reserves are required pursuant to GAAP), (iii) any Company Material Contracts or other service contracts, management agreements, leasing commission agreements, agreements or obligations set forth in Section 4.16(l) of the Company Disclosure Letter, or Company Leases or ground leases or air rights affecting any Company Property, (iv) Liens imposed or promulgated by Law or any Governmental Authority, including zoning regulations, permits and licenses, (v) Liens that are disclosed on the existing Company Title Insurance Policies made available by or on behalf of the Company, the Company Operating Partnership or any other Company Subsidiary to Parent prior to the date hereof and, with respect to leasehold interests, Liens on the underlying fee or leasehold interest of the applicable ground lessor, lessor or sublessor, (vi) any cashiers’, landlords’, workers’, mechanics’, carriers’, workmen’s, repairmen’s and materialmen’s liens and other similar Liens imposed by Law and incurred in the ordinary course of business consistent with past practice that are not yet subject to penalty or the validity of which is being contested in good faith by appropriate proceedings, and (vii) any other Liens, limitations, restrictions or title defects that do not materially impair the value of the applicable Company Property or the continued use and operation of the applicable Company Property as currently used and operated.

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(c)            The Company Properties (x) are supplied with utilities and other services reasonably required for their continued operation as they are now being operated, (y) are, to the knowledge of the Company and except as set forth in Section 4.16(c) of the Company Disclosure Letter, in working order sufficient for their normal operation in the manner currently being operated and without any material structural defects other than as may be disclosed in any physical condition reports that have been made available to Parent, and (z) are, to the knowledge of the Company, adequate and suitable for the purposes for which they are presently being used.

(d)            To the knowledge of the Company, each of the Company Properties has sufficient access to and from publicly dedicated streets for its current use and operation, without any constraints that materially interfere with the normal use, occupancy and operation thereof.

(e)            Except as set forth on Section 4.16(e) of the Company Disclosure Letter. Neither the Company, the Company Operating Partnership, nor any of the Company Subsidiaries has received (i) written notice that any certificate, permit or license from any Governmental Authority having jurisdiction over any of the Company Properties or any agreement or easement that is necessary to permit the lawful use and operation of the buildings and improvements on any of the Company Properties or that is necessary to permit the lawful use and operation of all utilities, parking areas, retention ponds, driveways, roads and other means of egress and ingress to and from any of the Company Properties is not in full force and effect as of the date of this Agreement, except for such failures to be in full force and effect that, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect, or of any pending written threat of modification or cancellation of any of same, that would reasonably be expected to have a Company Material Adverse Effect, or (ii) written notice of any uncured violation of any Laws affecting any of the Company Properties which, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect.

(f)            No certificate, variance, permit or license from any Governmental Authority having jurisdiction over any of the Company Properties or any agreement, easement or other right that is necessary to permit the current use of the buildings and improvements on any of the Company Properties or that is necessary to permit the current use of all parking areas, driveways, roads and other means of egress and ingress to and from any of the Company Properties has failed to be obtained or is not in full force and effect, and neither the Company, the Company Operating Partnership, nor any Company Subsidiary has received written notice of any outstanding threat of modification or cancellation of any such certificate, variance, permit or license, except for any of the foregoing as, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect.

(g)            Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect or as set forth on Section 4.16(g) of the Company Disclosure Letter, no condemnation, eminent domain or similar proceeding has occurred or is pending with respect to any owned Company Property or, to the knowledge of the Company, any Company Property leased by the Company, the Company Operating Partnership, or any Company Subsidiary, and neither the Company, the Company Operating Partnership, nor any Company Subsidiary has received any written notice to the effect that (i) any condemnation or rezoning proceedings are threatened with respect to any of the Company Properties, or (ii) any zoning regulation or ordinance (including with respect to parking), Board of Fire Underwriters rules, building, fire, health or other Law has been violated (and remains in violation) for any Company Property.

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(h)            Except for discrepancies, errors or omissions that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect, the rent rolls for each of the Company Properties, as of April 1, 2023, which rent rolls have previously been made available by or on behalf of the Company, the Company Operating Partnership or any Company Subsidiary to Parent, and the schedules with respect to the Company Properties subject to triple-net leases, which schedules have previously been made available to Parent, correctly reference each lease or sublease that was in effect as of April 1, 2023 and to which the Company, the Company Operating Partnership or the Company Subsidiaries are parties as lessors or sublessors with respect to each of the applicable Company Properties (all leases or subleases (including any triple-net leases), together with all amendments, modifications, supplements, renewals, exercise of options and extensions related thereto, the “Company Leases”). Section 4.16(h) of the Company Disclosure Letter sets forth the current rent annualized and security deposit amounts currently held for each Company Lease (which security deposits are in the amounts required by the applicable Company Lease).

(i)            True and complete in all material respects copies of (i) all ground leases affecting the interest of the Company, the Company Operating Partnership or any Company Subsidiary in the Company Properties and (ii) all Company Leases (collectively, the “Company Material Leases”), in each case in effect as of the date hereof, together with all amendments, modifications, supplements, renewals and extensions through the date hereof related thereto, have been made available to Parent. Except as set forth on Section 4.16(i) of the Company Disclosure Letter or as individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect, (1) neither the Company, the Company Operating Partnership nor any Company Subsidiary is and, to the knowledge of the Company, no other party is in breach or violation of, or default under, any Company Material Lease, (2) no event has occurred which would result in a breach or violation of, or a default under, any Company Material Lease by the Company, the Company Operating Partnership or any Company Subsidiary, or, to the knowledge of the Company, any other party thereto (in each case, with or without notice or lapse of time or both) and no tenant under a Company Material Lease is in monetary default under such Company Material Lease, (3) no tenant under a Company Lease is the beneficiary or has the right to become a beneficiary of a loan or forbearance from the Company, the Company Operating Partnership or any Company Subsidiary in excess of $500,000 in the aggregate, (4) neither the Company, the Company Operating Partnership nor any Company Subsidiary is in receipt of any rent under any Company Lease paid more than 30 days before such rent is due and payable, and (5) to the Knowledge of the Company, each Company Material Lease is valid, binding and enforceable in accordance with its terms and is in full force and effect with respect to the Company, the Company Operating Partnership or a Company Subsidiary and, to the knowledge of the Company, with respect to the other parties thereto, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at Law).

(j)            Except as set forth on Section 4.16(j) of the Company Disclosure Letter, there are no Tax abatements or exemptions specifically affecting the Company Properties, and the Company, the Company Operating Partnership and the Company Subsidiaries have not received any written notice of (and the Company, the Company Operating Partnership and the Company Subsidiaries do not have any knowledge of) any proposed increase in the assessed valuation of any of the Company Properties or of any proposed public improvement assessments that will result in the Taxes or assessments payable in the next tax period increasing, except in each case for any such Taxes or assessments that have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(k)            As of the date of this Agreement, no purchase option has been exercised under any Company Lease for which the purchase has not closed prior to the date of this Agreement.

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(l)            Except for (1) Company Permitted Liens or (2) as set forth in any Company Lease, or as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) there are no unexpired option to purchase agreements, rights of first refusal or first offer or any other rights to purchase or otherwise acquire any Company Property or any portion thereof that would materially adversely affect the Company’s, the Company Operating Partnership’s or any other Company Subsidiary’s ownership, ground lease, or right to use a Company Property subject to a Company Material Lease, and (ii) there are no other outstanding rights or agreements to enter into any contract for sale, ground lease or letter of intent to sell or ground lease any Company Property or any portion thereof that is owned by any Company Subsidiary, which, in each case, is in favor of any Third Party.

(m)            Except as pursuant to a Company Lease or any ground lease affecting any Company Property, neither the Company, the Company Operating Partnership nor any Company Subsidiary is a party to any agreement pursuant to which the Company, the Company Operating Partnership or any Company Subsidiary manages or manages the development of any real property for any Third Party.

(n)            Neither the Company, the Company Operating Partnership nor any Company Subsidiary is party to any oral Company Lease.

(o)            Each Company Property is covered by a valid Company Title Insurance Policy. A copy of each Company Title Insurance Policy in the possession of the Company has been made available to Parent. No written claim has been made against any Company Title Insurance Policy, which, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect.

(p)            To the knowledge of the Company, Section 4.16(p) of the Company Disclosure Letter lists each Company Property which is (i) under development as of the date hereof, and describes the status of such development as of the date hereof, and (ii) which is subject to a binding agreement for development or commencement of construction by the Company, the Company Operating Partnership or a Company Subsidiary, in each case other than those pertaining to minor capital repairs, replacements and other similar correction of deferred maintenance items in the ordinary course of business or alterations or expansions being performed by any tenant under a Company Lease.

(q)            The Company, the Company Operating Partnership and the Company Subsidiaries have good and valid title to, or a valid and enforceable leasehold interest in, or other right to use, all personal property owned, used or held for use by them as of the date of this Agreement (other than property owned by tenants and used or held in connection with the applicable tenancy), except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect. None of the Company’s, the Company Operating Partnership’s or any of the Company Subsidiaries’ ownership of or leasehold interest in any such personal property is subject to any Liens, except for Company Permitted Liens and Liens that have not had and would not reasonably be expected to have a Company Material Adverse Effect. Section 4.16(q) of the Company Disclosure Letter sets forth all leased personal property of the Company, the Company Operating Partnership or any Company Subsidiary with monthly lease obligations in excess of $250,000 and that are not terminable upon 30 days’ notice.

(r)            Section 4.16(r) of the Company Disclosure Letter lists the parties currently providing third-party property management services to the Company, the Company Operating Partnership or a Company Subsidiary and the number of facilities currently managed by each such party.

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Section 4.17            Taxes.

(a)            Except as set forth on Section 4.17(a) of the Company Disclosure Letter, the Company, Company Operating Partnership and, if applicable, each Company Subsidiary has timely filed (or there have been filed on their behalf) with the appropriate Governmental Authority all income and other material Tax Returns required to be filed by them, taking into account any extensions of time within which to file such Tax Returns, and all such Tax Returns were complete and correct in all material respects. The Company, Company Operating Partnership and each Company Subsidiary has duly paid (or there has been paid on their behalf), or made adequate provisions for, all income and other material Taxes required to be paid by them, whether or not shown on any Tax Return. True and materially complete copies of all U.S. federal income Tax Returns that have been filed with the IRS by the Company and, if applicable, each Company Subsidiary with respect to the taxable years ending on or after December 31, 2021 have been provided or made available to representatives of Parent.

(b)            The Company (i) for all taxable years commencing with the Company’s taxable year ended December 31, 2013 through December 31, 2022, has been subject to taxation as a REIT and has satisfied all requirements to qualify as a REIT; (ii) has operated since January 1, 2023 to the date hereof in a manner consistent with the requirements for qualification and taxation as a REIT; (iii) intends to continue to operate in such a manner as to qualify as a REIT until the REIT Merger Effective Time; and (iv) has not taken or omitted to take any action that could reasonably be expected to result in a challenge by the IRS or any other Governmental Authority to its status as a REIT, and, to the knowledge of the Company, no such challenge is pending or has been threatened in writing.

(c)            The most recent financial statements contained in the Company SEC Filings reflect an adequate reserve for all Taxes payable by the Company and the Company Subsidiaries for all taxable periods and portions thereof through the date of such financial statements in accordance with GAAP, whether or not shown as being due on any Tax Return.

(d)            Except as set forth on Section 4.17(d) of the Company Disclosure Letter (i) there are no audits, examinations, investigations by any Governmental Authority or other proceedings ongoing or, to the knowledge of the Company, threatened with regard to any income or other material Taxes or Tax Returns of the Company or any Company Subsidiary and neither the Company nor any Company Subsidiary is a party to any litigation or administrative proceeding relating to Taxes; (ii) no material deficiency for Taxes of the Company or any Company Subsidiary has been claimed, proposed or assessed in writing or, to the knowledge of the Company, threatened, by any Governmental Authority, which deficiency has not yet been settled; (iii) none of the Company, Company Operating Partnership or any Company Subsidiary has waived any statute of limitations with respect to Taxes (other than in connection with any extension of time to file any Tax Return) or agreed to any extensions of time with respect to any Tax assessment or deficiency for any open tax year; (iv) neither the Company nor any of the Company Subsidiaries has entered into any “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law); and (v) neither the Company nor any Company Subsidiary has received a written claim by any Governmental Authority in any jurisdiction where any of them does not file Tax Returns or pay any Taxes that it is or may be subject to taxation by that jurisdiction.

(e)            None of the Company, Company Operating Partnership or any Company Subsidiary holds any asset, the disposition of which would be subject to (or to rules similar to) Section 1374 of the Code or the “prohibited transactions” Tax under Section 857(b)(6) of the Code.

(f)            No event has occurred, and no condition or circumstance exists, which presents a material risk that any material Tax described in the preceding sentence will be imposed upon the Company or the Company Subsidiaries.

(g)            The Company and the Company Subsidiaries have complied, in all material respects, with all applicable Laws, rules and regulations relating to the payment and withholding of Taxes (including withholding of Taxes pursuant to Sections 1441, 1442, 1445, 1446 and 3402 of the Code or similar provisions under any state or foreign Laws) and have duly and timely withheld and, in each case, have paid over to the appropriate Governmental Authorities all material amounts required to be so withheld and paid over on or prior to the due date thereof under all applicable Laws.

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(h)            There are no Company Tax Protection Agreements (as hereinafter defined) in force at the date of this Agreement, and, as of the date of this Agreement, no Person has raised in writing, or to the knowledge of the Company, threatened to raise a material claim against the Company or any Company Subsidiary for any breach of any Company Tax Protection Agreements. As used herein, “Company Tax Protection Agreements” means any agreement to which the Company, or any Company Subsidiary is a party: (i) pursuant to which any liability to holders of limited partnership interests in a Company Subsidiary Partnership relating to Taxes may arise, whether or not as a result of the consummation of the transactions contemplated by this Agreement; and/or (ii) that was entered into in connection with or related to the deferral of income Taxes of a holder of interests in a Company Subsidiary Partnership, and that requires the Company, or any Company Subsidiaries, to (A) maintain a minimum level of debt or continue a particular debt, (B) retain or not dispose of assets for a period of time that has not since expired, (C) make or refrain from making Tax elections, (D) operate (or refrain from operating) in a particular manner, (E) use (or refrain from using) a specified method of taking into account book tax disparities under Section 704(c) of the Code with respect to one or more assets of such party or any of its direct or indirect subsidiaries, (F) use (or refrain from using) a particular method for allocating one or more liabilities of such party or any of its direct or indirect subsidiaries under Section 752 of the Code), and/or (G) only dispose of assets in a particular manner. As used herein, “Company Subsidiary Partnership” means a Company Subsidiary that is a partnership for U.S. federal income tax purposes.

(i)            There are no Tax Liens upon any property or assets of the Company or any Company Subsidiary except for Liens for Taxes not yet due and payable or that are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP.

(j)             None of the Company, Company Operating Partnership or any Company Subsidiary has requested, has received or is subject to any ruling of a Governmental Authority or has entered into any binding agreement with a Governmental Authority with respect to any Taxes.

(k)            There are no Tax allocation or sharing agreements or similar agreements with respect to, binding, or otherwise involving the Company or any Company Subsidiary (other than customary arrangements under commercial contracts entered into in the ordinary course of business and which do not primarily relate to Taxes).

(l)             To the knowledge of the Company, the Company does not have and will not have, as of the REIT Merger Effective Time, any current or accumulated “earnings and profits” for U.S. federal income tax purposes which would constitute “earnings and profits accumulated in any non-REIT year” (determined for purposes of Section 857(a)(2)(B) of the Code).

(m)            None of the Company, Company Operating Partnership or any Company Subsidiary (i) has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was the Company) or (ii) has any liability for the Taxes of any Person (other than the Company or any Company Subsidiary) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local, or foreign Law), as a transferee or successor, by contract, (other than customary arrangements under commercial contracts entered into in the ordinary course of business and which do not primarily relate to Taxes), or otherwise.

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(n)            Except as set forth on Section 4.17(n) of the Company Disclosure Letter, none of the Company, Company Operating Partnership or any Company Subsidiary is or has been a party to any “reportable transaction” (within the meaning of Treasury Regulation Section 1.6011-4(b)).

(o)            Neither the Company nor any of the Company Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code (i) in the two years prior to the date of this Agreement or (ii) in a distribution which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with transactions contemplated by this Agreement.

(p)            Company Operating Partnership is not an investment company for purposes of Section 721(b) of the Code.

(q)            Except as set forth on Section 4.17(q) of the Company Disclosure Letter, no written power of attorney that has been granted by Company or any of Company Subsidiary (other than to the Company or a Company Subsidiary) currently is in force with respect to any matter relating to Taxes.

(r)            Except as set forth on Section 4.17(r) of the Company Disclosure Letter, no Company Subsidiary that is not a domestic corporation has ever been treated as other than a partnership or disregarded entity for U.S. federal income tax purposes. Without limitation of the foregoing, Company Operating Partnership is and always has been taxable as a partnership (and not as an association or publicly traded partnership taxable as a corporation) for U.S. federal income tax purposes.

(s)            The Company is not aware of any fact or circumstance that could reasonably be expected to prevent the REIT Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

Section 4.18            Insurance. The Company has made available to Parent copies of all material insurance policies maintained by the Company or the Company Subsidiaries and all material fidelity bonds or other insurance service contracts in each case in the Company’s possession providing coverage for all material Company Properties (the “Company Insurance Policies”). Except for those matters that have not had and would not reasonably be expected to have a Company Material Adverse Effect, there is no claim for coverage by the Company or any Company Subsidiary pending under any of the Company Insurance Policies that has been denied or disputed by the insurer. Except for those matters that have not had and would not reasonably be expected to have a Company Material Adverse Effect, all premiums payable under all Company Insurance Policies have been paid, and the Company and the Company Subsidiaries have otherwise complied in all material respects with the terms and conditions of all the Company Insurance Policies. To the knowledge of the Company, such Company Insurance Policies are valid and enforceable in accordance with their terms and are in full force and effect. No written notice of cancellation or termination has been received as of the date hereof by the Company or any Company Subsidiary with respect to any Company Insurance Policy which has not been replaced on substantially similar terms prior to the date of such cancellation.

Section 4.19             Opinion of Financial Advisor. The Company Special Committee has received the opinion of Truist Securities, Inc. (the “Company Financial Advisor”), the Company’s independent financial advisor, to the effect that, as of the date of such opinion and subject to the assumptions and limitations set forth therein, the Common Exchange Ratio is fair from a financial point of view to the holders of shares of Company Common Stock.

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Section 4.20            Takeover Statutes. Assuming the accuracy of the representations and warranties set forth in Section 5.24, the Company Board has taken all action necessary, if any, to render inapplicable to the REIT Merger the restrictions on business combinations contained in Section 3-602 of the MGCL, and any such action shall be irrevocable during the term of this Agreement. No other “business combination,” “control share acquisition” “fair price,” “moratorium” or other takeover or anti-takeover statute or similar federal or state Law is applicable to this Agreement, the Mergers or the other transactions contemplated by this Agreement.

Section 4.21            Vote Required. The affirmative vote of the holders of not less than a majority of all outstanding shares of Company Common Stock entitled to vote thereon to approve the REIT Merger (the “Company Stockholder Approval”) is the only vote of the holders of any class or series of shares of capital stock of the Company required to adopt this Agreement and approve the Mergers and the other transactions contemplated by this Agreement.

Section 4.22            Company Rights Plan. Other than the Company Rights Plan, there is no stockholders rights plan, “poison pill” anti-takeover plan or other similar arrangement in effect, to which the Company is party or otherwise bound. The Company has amended, and the Company and the Company Board have taken all necessary action to amend, the Company Rights Agreement to render the Rights (as defined therein) issued pursuant to the Rights Agreement inapplicable to the execution and delivery of this Agreement or the consummation of the Mergers and to ensure that none of the execution or delivery of this Agreement or the consummation of the Mergers will result in (a) the occurrence of an event described in Section 3.1 of the Company Rights Agreement, (b) a Stock Acquisition Date or a Distribution Date or (c) the Rights becoming evidenced by, and transferable pursuant to, certificates separate from the certificates representing shares of Company Common Stock. No Distribution Date or Stock Acquisition Date has occurred, and the Rights have not become evidenced by, or transferable pursuant to, certificates separate from the certificates representing the Company Common Stock. The Company and the Company Board have taken all actions necessary to ensure that the Rights shall expire immediately after the REIT Merger Effective Time, without the payment of any money or other consideration. A true and correct copy of such amendment to the Company Rights Plan and the action of the Company Board approving such amendment has been provided to Parent on or prior to the date hereof, and such amendment remains in full force and effect.

Section 4.23             Brokers. No broker, finder or investment banker (other than the Company Financial Advisor) is entitled to any brokerage, finder’s or other fee or commission in connection with or upon consummation of the Mergers based upon arrangements made by or on behalf of the Company or any Company Subsidiary. The Company has made available to Parent a true and complete copy of the Company’s engagement letter with the Company Financial Advisor, together with any amendment, modification, supplement, renewal, extension or other document related thereto, with respect to the transactions contemplated by this Agreement.

Section 4.24             Investment Company Act. None of the Company, Company Operating Partnership or any other Company Subsidiary is required to be registered as an investment company under the Investment Company Act.

Section 4.25             Ownership of Parent Common Shares. None of the Company, Company Operating Partnership, any Company Subsidiary or, to the knowledge of the Company, their respective Affiliates or “associates” (as defined in Section 3-601(c) of the MGCL) is, nor at any time during the last three years has been, an “interested stockholder” of Parent as defined in Section 3-601(j) of the MGCL.

Section 4.26            Affiliate Transactions. Except as set forth in the Company SEC Filings made through and including the date of this Agreement or as permitted by this Agreement, from January 1, 2021 through the date of this Agreement there have been no transactions, agreements, arrangements or understandings between the Company or any Company Subsidiary, on the one hand, and any Affiliates (other than Company Subsidiaries) of the Company or other Persons, on the other hand, that would be required to be disclosed under Item 404 of Regulation S-K promulgated by the SEC.

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Section 4.27             [Reserved].

Section 4.28             No Other Representations or Warranties. Notwithstanding anything contained in this Agreement to the contrary, except for the representations and warranties contained in Article V, each of the Company and the Company Operating Partnership acknowledges that neither Parent nor any other Person or entity on behalf of Parent has made, and the Company and Company Operating Partnership have not relied upon, any representation or warranty, whether express or implied, with respect to Parent or any of the Parent Subsidiaries or their respective businesses, affairs, assets, liabilities, financial condition, results of operations, future operating or financial results, estimates, projections, forecasts, plans or prospects (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, plans or prospects) or with respect to the accuracy or completeness of any other information provided or made available to the Company by or on behalf of Parent.

Article V.
Representations and Warranties
of Parent, Parent Operating Partnership, REIT Merger Sub and Partnership Merger Sub

Except (a) as set forth in the corresponding sections of the disclosure letter that has been prepared by Parent and delivered by Parent to the Company immediately prior to the execution and delivery of this Agreement (the “Parent Disclosure Letter”), it being agreed that disclosure of any item in any Section of the Parent Disclosure Letter with respect to any Section or subsection of Article V of this Agreement shall be deemed disclosed with respect to any other Section or subsection of Article V of this Agreement to the extent the relevance of such item is reasonably apparent from the face of such disclosure (provided, however, that nothing in the Parent Disclosure Letter is intended to broaden the scope of any representation or warranty of Parent, Parent Operating Partnership, REIT Merger Sub or Partnership Merger Sub made herein or be construed as an admission or indication that (i) such item or other matter is material, (ii) such item or other matter is required to be referred to in the Company Disclosure Letter or (iii) any breach or violation of applicable Laws or any contract, agreement or arrangement to which the Parent, Parent Operating Partnership or their respective Subsidiaries is a party exists or has occurred), or (b) as disclosed in publicly available Parent SEC Filings filed with, or furnished to, as applicable, the SEC on or after January 1, 2022 and at least two (2) Business Days prior to the date of this Agreement (excluding any documents incorporated by reference therein or files as exhibits thereto, and excluding any disclosure set forth in any section of a Parent SEC Filing entitled “Risk Factors” or “Cautionary Note Regarding Forward-Looking Statements” or similarly titled section in any other disclosures included in the Parent SEC Filings, in each case to the extent that such disclosure is cautionary, predictive or forward-looking in nature), Parent, Parent Operating Partnership, REIT Merger Sub and Partnership Merger Sub hereby jointly and severally represent and warrant to the Company and Company Operating Partnership that:

Section 5.1              Organization and Qualification; Subsidiaries.

(a)            Parent is a corporation duly organized, validly existing and in good standing under the Laws of the State of Maryland, and Parent Operating Partnership is a partnership duly organized, validly existing and in good standing under the Laws of the State of Delaware and each has the requisite organizational power and authority and any necessary governmental authorization, except for such failures to be so authorized that individually or in the aggregate have not had and would not reasonably be expected to have a Parent Material Adverse Effect, to own, lease and, to the extent applicable, operate its properties and to carry on its business as it is now being conducted. Each of Parent and Parent Operating Partnership is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of the properties owned, operated or leased by it or the nature of its business makes such qualification, licensing or good standing necessary, except for such failures to be so qualified, licensed or in good standing that, individually or in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect.

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(b)            REIT Merger Sub is a limited liability company duly formed, validly existing and in good standing under the laws of the State of Maryland and has the requisite organizational power and authority to carry on its business as it is now being conducted. REIT Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement.

(c)            Partnership Merger Sub is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Delaware and has the requisite organizational power and authority to carry on its business as it is now being conducted. Partnership Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement.

(d)            Section 5.1(d) of the Parent Disclosure Letter sets forth a true and complete list of the Parent Subsidiaries, together with (i) the jurisdiction of incorporation or organization, as the case may be, of each Parent Subsidiary, (ii) the type of and percentage of interest held, directly or indirectly, by Parent in each Parent Subsidiary, and (iii) the classification for U.S. federal income tax purposes of each Parent Subsidiary, including by identifying each Parent Subsidiary that is a Qualified REIT Subsidiary or a Taxable REIT Subsidiary. Each Parent Subsidiary (other than REIT Merger Sub and Partnership Merger Sub) is duly organized or formed, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization, as the case may be, and has the requisite organizational power and authority and any necessary governmental authorization to own, lease and, to the extent applicable, operate its properties and to carry on its business as it is now being conducted, except for such failures to be so organized, in good standing or have certain power and authority that, individually or in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect. Each Parent Subsidiary is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of the properties owned, operated or leased by it or the nature of its business makes such qualification, licensing or good standing necessary, except for such failures to be so qualified, licensed or in good standing that, individually or in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect. There are no current dissolution, revocation or forfeiture proceedings regarding any Parent Subsidiary except as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect and, to the Parent’s knowledge, there are no grounds that currently exist for the administrative dissolution of Parent or any Parent Subsidiary by any Governmental Authority.

(e)            None of Parent, Parent Operating Partnership, REIT Merger Sub, Partnership Merger Sub or any Parent Subsidiary directly or indirectly owns any interest in or of, or investment in, whether equity or debt, any Person (other than equity interests in the Parent Subsidiaries and investments in short-term investment securities set forth on Section 5.1(e) of the Parent Disclosure Letter).

Section 5.2              Organizational Documents. Parent has made available to the Company complete and correct copies of (i) the Parent Charter and Parent Bylaws and (ii) the Parent Partnership Certificate and Parent Partnership Agreement, as in effect on the date hereof.

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Section 5.3              Capital Structure.

(a)            As of the date of this Agreement, the authorized capital stock of Parent consists of 280,000,000 shares of capital stock, which have been classified as 250,000,000 shares of Parent Common Stock and 30,000,000 shares of Parent Preferred Stock. At the close of business on May 20, 2023, (i) 103,880,021 Parent Common Shares were issued and outstanding, (ii) 6,799,467 shares of Parent Series A Preferred Stock were issued and outstanding, (iii) 4,695,887 shares of Parent Series B Preferred Stock were issued and outstanding, (iv) 359,840 shares of Parent Common Stock were reserved for issuance pursuant to awards outstanding under the Parent 2021 Equity Plan, (v) 2,500,000 shares of Parent Common Stock were reserved for issuance upon a conversion of awards of LTIP Units pursuant to the Parent 2021 OPP and (vi) there are no shares of Parent Common Stock reserved for issuance upon conversion of Parent Partnership Units. One hundred thousand (100,000) shares of Parent Preferred Stock are designated as Parent Series C Preferred Stock, none of which is outstanding, and which are reserved for issuance in accordance with the stockholder rights plan adopted pursuant to the Parent Rights Agreement (the “Parent Rights Plan”). All issued and outstanding shares of the beneficial interests of Parent are, and all Parent Common Shares reserved for issuance as noted above, shall be, when issued in accordance with the respective terms thereof, duly authorized, validly issued, fully paid and non-assessable and free of preemptive rights, and all Parent Common Shares and Parent Preferred Shares to be issued to Parent Operating Partnership and provided by Parent Operating Partnership as the REIT Common Merger Consideration or the REIT Preferred Merger Consideration, when so issued in accordance with the terms of this Agreement, will be duly authorized, validly issued, fully paid, non-assessable and free of preemptive rights. There are no outstanding bonds, debentures, notes or other indebtedness of Parent or any Parent Subsidiary having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter on which holders of Parent Common Shares or other equity holders of such Parent Subsidiary may vote.

(b)            Parent is the sole general partner of Parent Operating Partnership, and Parent owns, directly or indirectly, all of the general partner interests in Parent Operating Partnership, free and clear of Liens (other than Permitted Liens). Section 5.3(b) of the Parent Disclosure Letter sets forth, as of the date hereof, the name of, and the number and class of partnership interests held by, each partner in Parent Operating Partnership. Other than such limited partnership interests set forth on Section 5.3(b) of the Parent Disclosure Letter, Parent owns all of the issued and outstanding limited partnership interests in Parent Operating Partnership, free and clear of Liens (other than Permitted Liens or Liens arising pursuant to the Parent Partnership Agreement).

(c)            All of the REIT Merger Sub membership interests are owned directly or indirectly by Parent Operating Partnership, free and clear of Liens. All of the REIT Merger Sub membership interests are duly authorized and validly issued, and are not entitled to preemptive rights. There are no outstanding bonds, debentures, notes or other indebtedness of REIT Merger Sub having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter on which holder of REIT Merger Sub membership interests may vote.

(d)            All of the Partnership Merger Sub membership interests are owned directly or indirectly by Parent Operating Partnership, free and clear of Liens. All of the Partnership Merger Sub membership interests are duly authorized and validly issued, and are not entitled to preemptive rights. There are no outstanding bonds, debentures, notes or other indebtedness of Partnership Merger Sub having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter on which holder of Partnership Merger Sub membership interests may vote.

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(e)            All of the outstanding shares of capital stock of each of the Parent Subsidiaries that is a corporation are duly authorized, validly issued, fully paid and nonassessable. All equity interests in each of the Parent Subsidiaries that is a partnership or limited liability company are duly authorized and validly issued. All shares of capital stock of (or other ownership interests in) each of the Parent Subsidiaries that may be issued upon exercise of outstanding options or exchange rights are duly authorized and, upon issuance will be validly issued, fully paid and nonassessable. Except as set forth in Section 5.3(e) of the Parent Disclosure Letter, Parent owns, directly or indirectly, all of the issued and outstanding capital stock and other equity interests of each of the Parent Subsidiaries, free and clear of all Liens (other than Permitted Liens), and there are no existing options, warrants, calls, subscriptions, convertible securities or other securities, agreements, commitments or obligations of any character relating to the outstanding capital stock or other equity interests of any Parent Subsidiary or which would require any Parent Subsidiary to issue or sell any shares of its capital stock, equity interests or securities convertible into or exchangeable for shares of its capital stock or equity interests.

(f)             Except as set forth in Section 5.3(f) of the Parent Disclosure Letter or pursuant to the Parent Rights Plan, as of the date of this Agreement, there are no securities, options, warrants, calls, rights, commitments, agreements, rights of first refusal, arrangements or undertakings of any kind to which Parent, Parent Operating Partnership, REIT Merger Sub, Partnership Merger Sub or any other Parent Subsidiary is a party or by which any of them is bound, obligating Parent, Parent Operating Partnership, REIT Merger Sub, Partnership Merger Sub or any other Parent Subsidiary to issue, deliver or sell or create, or cause to be issued, delivered or sold or created, additional Parent Common Shares or REIT Merger Sub or Partnership Merger Sub partnership interests or other equity interests or phantom stock or other contractual rights the value of which is determined in whole or in part by the value of any equity interest of Parent, Parent Operating Partnership, REIT Merger Sub, Partnership Merger Sub or any of the other Parent Subsidiaries or obligating Parent, Parent Operating Partnership, REIT Merger Sub, Partnership Merger Sub or any other Parent Subsidiary to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, right of first refusal, arrangement or undertaking. As of the date of this Agreement, except as expressly provided in the Parent Partnership Agreement or pursuant to the Parent Rights Plan, there are no outstanding contractual obligations of Parent, Parent Operating Partnership, REIT Merger Sub, Partnership Merger Sub or any other Parent Subsidiary to repurchase, redeem or otherwise acquire any Parent Common Shares, or other equity interests of Parent, Parent Operating Partnership, REIT Merger Sub, Partnership Merger Sub or any other Parent Subsidiary (other than in satisfaction of withholding Tax obligations pursuant to certain awards outstanding under the Parent Equity Plan). Except as set forth on Section 5.3(f) of the Parent Disclosure Letter, none of Parent, Parent Operating Partnership, REIT Merger Sub, Partnership Merger Sub or any other Parent Subsidiary is a party to or, to the knowledge of Parent, bound by any agreements or understandings concerning the voting of any capital stock or other equity interests of Parent, REIT Merger Sub, Partnership Merger Sub or any of the other Parent Subsidiaries.

(g)            All dividends or distributions on the Parent Common Shares, Parent Preferred Stock, Parent Partnership Units and any dividends or distributions on any securities of any Parent Subsidiary which have been authorized or declared prior to the date hereof have been paid in full (except to the extent such dividends have been publicly announced and are not yet due and payable).

Section 5.4              Authority.

(a)            Each of Parent, Parent Operating Partnership, REIT Merger Sub and Partnership Merger Sub has the requisite corporate, partnership or limited liability company power and authority, respectively, to execute and deliver this Agreement, to perform its obligations hereunder and, subject to receipt of the Parent Stockholder Approval, to consummate the Mergers and the other transactions contemplated by this Agreement. The execution and delivery of this Agreement by each of Parent, Parent Operating Partnership, REIT Merger Sub and Partnership Merger Sub and the consummation by each of Parent, Parent Operating Partnership, REIT Merger Sub and Partnership Merger Sub of the Mergers and the other transactions contemplated hereby have been duly and validly authorized by all necessary corporate action, and no other corporate or limited partnership proceedings on the part of Parent, Parent Operating Partnership, REIT Merger Sub or Partnership Merger Sub, as applicable, are necessary to authorize this Agreement or the Mergers or to consummate the transactions contemplated hereby, subject (x) with respect to the REIT Merger, to receipt of the Parent Stockholder Approval and the filing and acceptance for record of the REIT Merger Articles of Merger with the Maryland SDAT and (y) with respect to the Partnership Merger, to the filing and acceptance for record of the Partnership Merger Certificate of Merger with the Delaware Secretary. The Parent Board at a duly held meeting, upon the recommendation of the Parent Special Committee, has (i) duly and validly authorized the execution and delivery of this Agreement and declared advisable the consummation of the Mergers and the other transactions contemplated hereby, (ii) determined that the Mergers and the transactions contemplated by this Agreement are fair to and in the best interest of Parent and its stockholders, (iii) directed that the Parent Share Issuances be submitted for consideration at the Parent Stockholder Meeting, and (iv) resolved to recommend that the stockholders of Parent vote in favor of the Parent Share Issuances (the “Parent Recommendation”) and to include such recommendation in the Joint Proxy Statement. Parent, in its capacity as the sole general partner of the Parent Operating Partnership and in accordance with the Parent Partnership Agreement, has approved this Agreement, the Partnership Merger and the other applicable transactions contemplated by this Agreement.

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(b)            This Agreement has been duly executed and delivered by each of Parent, Parent Operating Partnership, REIT Merger Sub and Partnership Merger Sub and, assuming due authorization, execution and delivery by each of the Company and Company Operating Partnership, constitutes a legally valid and binding obligation of each of Parent, Parent Operating Partnership, REIT Merger Sub and Partnership Merger Sub, enforceable against Parent, Parent Operating Partnership, REIT Merger Sub and Partnership Merger Sub in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).

(c)            The Parent Special Committee, at a meeting duly called and held, has recommended that the Parent Board approve and adopt this Agreement and determined that the transactions contemplated hereby, including the Mergers, are advisable and are fair and in the best interests of Parent and the stockholders of Parent.

(d)            As of the date hereof, neither the Parent Board, nor the Parent Special Committee, has subsequently rescinded or modified, in any way, its determinations and approvals discussed above.

Section 5.5              No Conflict; Required Filings and Consents.

(a)            The execution and delivery of this Agreement by each of Parent, Parent Operating Partnership, REIT Merger Sub and Partnership Merger Sub does not, and the performance of this Agreement and the consummation of the Mergers and the other transactions contemplated hereby by each of Parent, Parent Operating Partnership, REIT Merger Sub and Partnership Merger Sub will not, (i) assuming receipt of the Parent Stockholder Approval, conflict with or violate any provision of (A) the Parent Charter, Parent Bylaws, Parent Partnership Certificate, Parent Partnership Agreement or the organizational documents of REIT Merger Sub or Partnership Merger Sub or (B) any of the organizational or governing documents of any other Parent Subsidiary, (ii) assuming that all consents, approvals, authorizations and permits described in Section 5.5(b) have been obtained, all filings and notifications described in Section 5.5(b) have been made and any waiting periods thereunder have terminated or expired, conflict with or violate any Law applicable to Parent, Parent Operating Partnership, REIT Merger Sub, Partnership Merger Sub or any other Parent Subsidiary or by which any property or asset of Parent, Parent Operating Partnership, REIT Merger Sub, Partnership Merger Sub or any other Parent Subsidiary is bound, or (iii) to the extent not obtained prior to the date hereof, require any consent or approval under, result in any breach of or any loss of any benefit or material increase in any cost or obligation of Parent or any Parent Subsidiary under, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any right of termination, acceleration, or cancellation or payment (with or without notice or the lapse of time or both) of, or give rise to any right of purchase, first offer or forced sale under or result in the creation of a Lien on any property or asset of Parent, Parent Operating Partnership, REIT Merger Sub, Partnership Merger Sub or any other Parent Subsidiary pursuant to, any note, bond, debt instrument, indenture, contract, agreement, ground lease, license, permit or other legally binding obligation to which Parent, Parent Operating Partnership, REIT Merger Sub, Partnership Merger Sub or any other Parent Subsidiary is a party, except, as to clauses (i)(B), (ii) and (iii), respectively, for any such conflicts, violations, breaches, defaults or other occurrences which, individually or in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect.

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(b)            The execution and delivery of this Agreement by each of Parent, Parent Operating Partnership, REIT Merger Sub and Partnership Merger Sub does not, and the performance of this Agreement by each of Parent, Parent Operating Partnership, REIT Merger Sub and Partnership Merger Sub will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, except (i) the filing with the SEC of (A) the Joint Proxy Statement, the Form S-4, and the declaration of effectiveness of the Form S-4, and (B) such reports under, and other compliance with, the Exchange Act (and the rules and regulations promulgated thereunder) and the Securities Act (and the rules and regulations promulgated thereunder) as may be required in connection with this Agreement and the transactions contemplated hereby, (ii) as may be required under the rules and regulations of the NASDAQ and the NYSE, (iii) the filing of the REIT Merger Articles of Merger and the acceptance thereof for record by the Maryland SDAT pursuant to the MGCL and the MD LLC Act, (iv) the filing of the Partnership Merger Certificate of Merger and the acceptance thereof for record by the Delaware Secretary pursuant to the DRULPA and the DLLCA, (v) such filings and approvals as may be required by any applicable state securities or “blue sky” Laws, (vi) such filings as may be required in connection with state and local Transfer Taxes, and (vii) where failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect.

Section 5.6             Permits; Compliance with Law.

(a)            Except for the Permits that are the subject of Section 5.14 or Section 5.16, which are solely the subject of the representations and warranties made therein, Parent, Parent Operating Partnership, REIT Merger Sub, Partnership Merger Sub and each other Parent Subsidiary is in possession of all Permits, including building permits and certificates of occupancy, necessary for Parent, Parent Operating Partnership, REIT Merger Sub, Partnership Merger Sub and each other Parent Subsidiary to own, lease and, to the extent applicable, operate its properties or to carry on its respective business substantially as it is being conducted as of the date hereof (collectively, the “Parent Permits”), and all such Parent Permits are valid and in full force and effect, except where the failure to be in possession of, or the failure to be valid or in full force and effect of, any of the Parent Permits, individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect. All applications required to have been filed for the renewal of Parent Permits have been duly filed on a timely basis with the appropriate Governmental Authority, and all other filings required to have been made with respect to such Parent Permits have been duly made on a timely basis with the appropriate Governmental Authority, except in each case for failures to file which, individually or in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect. All fees and assessments due and payable by Parent, Parent Operating Partnership or any other Parent Subsidiary, in each case, in connection with the Parent Permits, have been paid, expect where the failure to pay, individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect. None of Parent, Parent Operating Partnership or any Parent Subsidiary has received as of the date hereof, any written claim or notice indicating that, nor to the knowledge of Parent is, Parent, Parent Operating Partnership or any other Parent Subsidiary currently not in compliance with the terms of any such Parent Permits, except where the failure to be in compliance with the terms of any such Parent Permits, individually or in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect. No event has occurred with respect to a Parent Permit that permits, or after notice or lapse of time or both would permit, the suspension, revocation, termination or material impairment of such Parent Permit (or the rights thereunder), and no suspension, cancellation, revocation or material impairment of any Parent Permit is pending, or the knowledge of Parent, threatened, except, in each case, where such suspension, revocation, cancellation or material impairment, individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect.

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(b)            None of Parent, Parent Operating Partnership, REIT Merger Sub, Partnership Merger Sub or any other Parent Subsidiary is or has since January 1, 2021, been in conflict with, or in default or violation of (i) any Law applicable to Parent, Parent Operating Partnership, REIT Merger Sub, Partnership Merger Sub or any other Parent Subsidiary or by which any property or asset of Parent, Parent Operating Partnership, REIT Merger Sub, Partnership Merger Sub or any other Parent Subsidiary is bound (except for compliance with Laws addressed in Section 5.10, Section 5.11, Section 5.14, Section 5.16 or Section 5.17, which are solely the subject of the representations and warranties made therein), or (ii) any Parent Permits (except for Parent Permits addressed in Section 5.14, which are solely the subject of the representations made therein), except in each case for any such conflicts, defaults or violations that, individually or in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect.

(c)             Each of Parent, each Parent Subsidiary and their respective controlled Affiliates (including in each case any of their officers, directors or employees) have complied in all material respects with applicable Anti-Corruption Laws. Neither Parent nor any Parent Subsidiary nor, to the knowledge of Parent, any director, officer or Representative of Parent or any Parent Subsidiary has (i) used any corporate funds for any unlawful contributions, gifts, entertainment or other unlawful expenses related to political activity, (ii) made, taken or will take any action in furtherance of any direct or indirect unlawful payment, promise to pay or authorization or approval of the payment or giving of money, property or gifts of anything of value, directly or indirectly to any foreign or domestic government official or employee, (iii) made, offered or taken an act in furtherance of any direct or indirect unlawful bribe, rebate, payoff, kickback or other unlawful payment to any foreign or domestic government official or employee, (iv) made any payment to any customer, supplier or tenant, or to any officer, director, partner, employee or agent of any such customer, supplier or tenant, for the unlawful sharing of fees to any such customer, supplier or tenant or any such officer, director, partner, employee or agent for the unlawful rebating of charges, (v) engaged in any other unlawful reciprocal practice, or made any other unlawful payment or given any other unlawful consideration to any such customer, supplier or tenant or any such officer, director, partner, employee or agent of such customer, officer or tenant, or (vi) taken any action or made any omission in violation of any applicable Law governing imports into or exports from the United States or any foreign country, or relating to economic sanctions or embargoes, corrupt practices, money laundering, or compliance with unsanctioned foreign boycotts, in each case, in violation of any applicable Anti-Corruption Law. Neither Parent nor any Parent Subsidiary has received any written communication that alleges that it, or any of its respective Representatives, is, or may be, in violation of, or has, or may have, any liability under, any Anti-Corruption Law.

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Section 5.7              SEC Filings; Financial Statements.

(a)             Parent has timely filed with, or furnished (on a publicly available basis) to, the SEC all forms, reports, schedules, statements, certifications and other documents required to be filed or furnished by it under the Securities Act or the Exchange Act, as the case may be, including any amendments or supplements thereto, from and after January 1, 2021 (collectively, the “Parent SEC Filings”). Each Parent SEC Filing, as amended or supplemented, if applicable, (i) as of its date, or, if amended or supplemented, as of the date of the most recent amendment or supplement thereto, complied in all material respects with the requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, as the case may be, and the applicable rules and regulations of the SEC thereunder, and (ii) did not, at the time it was filed (or became effective in the case of registration statements), or, if amended or supplemented, as of the date of the most recent amendment or supplement thereto, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. As of the date of this Agreement, neither REIT Merger Sub nor Partnership Merger Sub nor any other Parent Subsidiary is separately subject to the periodic reporting requirements of the Exchange Act.

(b)             Each of the consolidated financial statements contained or incorporated by reference in the Parent SEC Filings (as amended, supplemented or restated, if applicable, in each case, to the extent filed and publicly available prior to the date of this Agreement), including the related notes and schedules, complied in all material respects as to form with the applicable accounting requirements and published rules and regulations of the SEC with respect thereto, was prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except as indicated in the notes thereto, or in the case of unaudited quarterly financial statements, as may be permitted by the SEC on Form 10-Q, Form 8-K, Regulation S-X or any successor or like form under the Exchange Act), and each such consolidated financial statement presented fairly, in all material respects, , in accordance with the applicable requirements of GAAP and the applicable rules and regulations of the SEC, the consolidated financial position, results of operations, stockholders’ equity and cash flows of Parent and its consolidated subsidiaries, taken as a whole, as of the respective dates thereof and for the respective periods indicated therein (subject, in the case of unaudited quarterly financial statements, to normal year-end adjustments, none of which is material).

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(c)             Parent is in compliance in all material respects with the provisions of and rules promulgated under the Sarbanes-Oxley Act, the Exchange Act and the Securities Act and the applicable listing and corporate governance rules of NYSE, in each case, relating to Parent which under the terms of such provisions or rules (including the dates by which such compliance is required) have become applicable to Parent. Each of the principal executive officer and the principal financial officer (in each case, having the meaning given to such terms in the Sarbanes-Oxley Act) of Parent has made all certifications required by Rule 13a-14 or 15d-14 under the Exchange Act or Sections 302 and 906 of the Sarbanes-Oxley Act and the rules and regulations of the SEC promulgated thereunder with respect to the Parent SEC Filings. Since January 1, 2021, Parent and the Parent Subsidiaries have devised, designed and maintain a system of “internal accounting controls over financial reporting” (as defined in Rules 13a-15(f) and 15d-15(f) promulgated under the Exchange Act) that is sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, including that: (i) transactions are executed only in accordance with management’s general or specific authorization; (ii) transactions are recorded as necessary to permit preparation of the financial statements of Parent and the Parent Subsidiaries and to maintain accountability for the assets of Parent and the Parent Subsidiaries; (iii) access to such assets is permitted only in accordance with management’s authorization; (iv) the reporting of such assets is compared with existing assets at reasonable and regular intervals and appropriate action is taken with respect to any differences; and (v) accounts, notes and other receivables and inventory are recorded accurately, and proper and adequate procedures are implemented to effect the collection thereof on a current and timely basis. Parent has disclosed to Parent’s auditors and the audit committee of the Parent Board (i) all significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting that are reasonably likely to adversely affect Parent’s ability to record, process, summarize and report financial data, and (ii) any fraud, whether or not material, that involves Parent’s management or other of Parent’s or any Parent Subsidiary’s employees who have a significant role in Parent’s internal controls over financial reporting, and Parent has made available to the Company copies of any material written materials relating to the foregoing( provided that the terms “significant deficiency” and “material weakness” shall have the meanings assigned to them in the auditing standards of the Public Company Over Oversight, as in effect on the date of this Agreement). Since January 1, 2021, Parent has established and maintains “disclosure controls and procedures” (as such term is defined in Rules 13a-15(e) and 15d-15(e) promulgated under the Exchange Act) designed to ensure that material information relating to Parent required to be included in reports filed or furnished under the Exchange Act, is recorded, processed, summarized and communicated with in the time periods specified in the SEC’s rules and forms to Parent’s management, as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the chief executive officer and chief financial officer of the Company required pursuant to the Exchange Act with respect to such reports, and such disclosure controls and procedures are effective in timely alerting Parent’s principal executive officer and its principal financial officer to material information required to be included in Parent’s periodic reports required under the Exchange Act. Parent has delivered or made available to the Company complete and accurate copies of notices received as of the date hereof by Parent from its independent auditor of any significant deficiencies or material weaknesses in Parent’s internal control over financial reporting since January 1, 2021 and any other management letter or similar correspondence received as of the date hereof by Parent since January 1, 2021 from any independent auditor of Parent or any of the then-existing Parent Subsidiaries. Since the enactment of the Sarbanes-Oxley Act, none of Parent, Parent Operating Partnership or any other Parent Subsidiary has made any “extensions of credit” (within the meaning of Section 401 of the Sarbanes-Oxley Act) to any director, trustee or executive officer (as defined in Rule 3b-7 promulgated under the Exchange Act) of Parent or any consolidated Parent Subsidiary.

(d)             None of Parent or any Parent Subsidiary has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) required under GAAP to be set forth on a consolidated balance sheet of Parent and the Parent Subsidiaries or in the notes thereto, except for liabilities or obligations (i) reflected or reserved against on the most recent consolidated balance sheet of Parent and Parent Subsidiaries included in the Parent SEC Filings made through and including the date of this Agreement (including any notes thereto), (ii) incurred in connection with the transactions contemplated by this Agreement, including Section 6.2 hereof, (iii) incurred in the ordinary course of business consistent with past practice since the most recent balance sheet set forth in the Parent SEC Filings made through and including the date of this Agreement, (iv) described in any section of the Parent Disclosure Letter or (v) that, individually or in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect.

(e)             None of Parent or any Parent Subsidiary is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar contract or arrangement, including any contract relating to any transaction or relationship between or among Parent or any Parent Subsidiary, on the one hand, and any unconsolidated Affiliate of Parent or any Parent Subsidiary, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K under the Securities Act), in each case, where the result, purpose or effect is to avoid disclosure of any material transaction involving, or material liabilities of, Parent or any Parent Subsidiary in Parent’s consolidated audited financial statements or other SEC Documents or any Parent Subsidiary’s audited financial statements.

(f)              There are no (i) outstanding or unresolved comments from the SEC with respect to any Parent SEC Filing, and, to the knowledge of Parent, no Parent SEC Filing is the subject of ongoing SEC review, or (ii) internal investigations, SEC inquiries or investigations or other governmental inquiries or investigations pending or, to the knowledge of Parent, threatened. Parent has made available to the Company true and complete copies of all material written correspondence with the staff of the SEC received since January 1, 2021 relating to the Parent SEC Filings. None of the Parent SEC Filings is the subject of any confidential treatment request by Parent.

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Section 5.8               Disclosure Documents. None of the information supplied or to be supplied by or on behalf of Parent, Parent Operating Partnership, REIT Merger Sub, Partnership Merger Sub or any other Parent Subsidiary for inclusion or incorporation by reference in (i) the Form S-4 will, at the time such document is filed with the SEC, at any time such document is amended or supplemented or at the time such document is declared effective by the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, or (ii) the Joint Proxy Statement will, at the date it is first mailed to the stockholders of the Company and stockholders of Parent, respectively, at the time of the Company Stockholder Meeting and the Parent Stockholder Meeting, at the time the Form S-4, is declared effective by the SEC or at the REIT Merger Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading. All documents that Parent is responsible for filing with the SEC in connection with the transactions contemplated herein, to the extent relating to Parent or any Parent Subsidiary or other information supplied by or on behalf of Parent or any Parent Subsidiary for inclusion therein, will comply as to form, in all material respects, with the provisions of the Securities Act or Exchange Act, as applicable and the rules and regulations of the SEC thereunder and each such document required to be filed with any Governmental Authority (other than the SEC) will comply in all material respects with the provisions of any applicable Law as to the information required to be contained therein. The representations and warranties contained in this Section 5.8 shall not apply to statements or omissions included in the Form S-4 or the Joint Proxy Statement to the extent based upon information supplied to Parent by or on behalf of the Company.

Section 5.9              Absence of Certain Changes or Events. From the date of Parent’s most recent audited balance sheet included in its Parent SEC Filings through the date of this Agreement, except as contemplated by this Agreement or as set forth on Section 5.9 of the Parent Disclosure Letter:

(a)            each of Parent, Parent Operating Partnership, REIT Merger Sub, Partnership Merger Sub and each other Parent Subsidiary has conducted its business in the ordinary course consistent with past practice, and, prior to the date hereof there has not been:

(i)            any declaration, setting aside or payment of any dividend or other distribution with respect to any shares of capital stock or other equity interests of Parent or any Parent Subsidiary, other than regular quarterly dividends consistent with past practice;

(ii)            any repurchase, redemption or other acquisition by Parent or any Parent Subsidiary of any shares of capital stock or other equity interests of Parent or any Parent Subsidiary or any securities or other equity interests convertible into or exercisable for any shares of capital stock or other equity interests of Parent or any Parent Subsidiary, other than (A) the redemption or exchange of Parent Partnership Units pursuant to and in accordance with the provisions of the Parent Partnership Agreement, (B) the withholding of Parent Common Shares to satisfy withholding Tax obligations with respect to any restricted shares and RSUs under the Parent Equity Plans, and (C) the acquisition by Parent in the ordinary course of business consistent with past practice pursuant to the terms of the Parent Equity Plans upon termination of employment or service of an award holder;

(iii)            any split, combination, subdivision or reclassification of any capital stock or other equity interests, or any issuance of any other securities or equity interests in respect of, in lieu of or in substitution for share of capital stock or other equity interests, of Parent or any Parent Subsidiary;

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(iv)            any (A) amendment to the Parent Charter, Parent Bylaws or other organizational documents of Parent; or (B) amendment to the articles or certificates of incorporation, bylaws or other organizational documents of any Parent Subsidiary;

(v)            except as required to comply with Law or any Parent Benefit Plan, (A) any grant of any severance, termination pay, retention, or change in control benefits to any current or former director, employee or other individual service provider of Parent or any Parent Subsidiary, (B) any entry into any employment, change in control, deferred compensation or other similar agreement, plan, arrangement or policy (or any material amendment to any such agreement, plan arrangement or policy) with any current or former director or employee of the Parent or any Parent Subsidiary, (C) any increase in the compensation or benefits payable under any Parent Benefit Plan other than increases in the ordinary course of business consistent with past practice, (D) recognition of any labor union, (E) any establishment, adoption, entry into, amendment, modification or termination of any collective bargaining agreement, (F) any establishment, adoption, entry into, termination or amendment or modification in any material respect, of any material Parent Benefit Plan or (G) the taking of any action to accelerate any material compensation or benefits, including vesting, funding and payment or the making of any material determinations, under any collective bargaining agreement, Parent Equity Plan or Parent Benefit Plan;

(vi)            any material change in Parent’s method of accounting or accounting principles or policies, except for any such change required by reason of a change in GAAP or by Regulation S-X under the Exchange Act, as approved by Parent’s independent accountants; or

(vii)            any settlement or remediation of any material Claim against or affecting Parent or a Parent Subsidiary; and

(b)            there has not been any Parent Material Adverse Effect or any effect, event, development or circumstance that, individually or in the aggregate with all other effects, events, developments and changes, would reasonably be expected to result in a Parent Material Adverse Effect.

Section 5.10            Employee Benefit Plans and Service Providers.

(a)            Other than the Parent Equity Plans and as set forth in Section 5.10(a) of the Parent Disclosure Letter, Parent and the Parent Subsidiaries do not and are not required to, and have not and have never been required to, maintain, sponsor or contribute to any Benefit Plans. Neither the Parent nor any Parent Subsidiary has any contract, plan or commitment, whether or not legally binding, to create any Benefit Plan.

(b)            Except as individually or in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect, none of Parent, any Parent Subsidiary or any of their respective ERISA Affiliates has incurred any obligation or liability with respect to or under any employee benefit plan, program or arrangement (including any agreement, program, policy or other arrangement under which any current or former employee, director or consultant has any present or future right to benefits) which has created or will create any obligation with respect to, or has resulted in or will result in any liability to Parent or any Parent Subsidiary.

(c)            Each of the Parent Equity Plans has been established and administered in all material respects in accordance with its terms and in material compliance with all applicable Laws, including the Code.

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(d)            None of Parent, Merger Sub, any Parent Subsidiary or any of their respective ERISA Affiliates has ever maintained, contributed to, or participated in, or otherwise has any obligation or liability in connection with: (i) a “pension plan” under Section 3(2) of ERISA that is subject to Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code, (ii) a “multiemployer plan” (as defined in Section 3(37) of ERISA), (iii) a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA), (iv) a “multiple employer plan” (as defined in Section 413(c) of the Code) or (v) in respect to the Parent Subsidiaries (and, in respect thereto, the Laws of any relevant jurisdiction of the European Union), any equivalent pension or similar plan, scheme, or arrangement (excluding any mandatory governmental pension schemes, plans, or arrangements pursuant to the domestic laws of that jurisdiction, where applicable).

(e)            Except as set forth in Section 5.10(e) of the Parent Disclosure Letter, neither the execution of this Agreement nor the consummation of the transactions contemplated hereby will, individually or together with the occurrence of any other event: (i) result in any payment becoming due to any service provider of Parent, Merger Sub or any Parent Subsidiary, (ii) increase or otherwise enhance any benefits otherwise payable by Parent, Merger Sub or any Parent Subsidiary or the amount of compensation due to any service provider of Parent, Merger Sub or any Parent Subsidiary or (iii) result in the acceleration of the time of payment or vesting of any such benefits or the funding of any such compensation or benefits.

(f)            None of Parent, Merger Sub or any Parent Subsidiary is a party to or has any obligation under any Contract, any Benefit Plan or otherwise to compensate any Person for excise taxes payable pursuant to Section 4999 of the Code or for additional taxes payable pursuant to Section 409A of the Code.

Section 5.11           Labor and Other Employment Matters. Except as set forth in Section 5.11, neither Parent nor any Parent Subsidiary has, or has ever had, any employees.

Section 5.12           Material Contracts.

(a)            Except for contracts listed in Section 5.12(a) of the Parent Disclosure Letter or filed as exhibits to the Parent SEC Filings, neither the Parent nor any Parent Subsidiary is a party to or bound by any contract that, as of the date of this Agreement (each, together with the Parent Management Agreements and each Parent Material Lease, a “Parent Material Contract”):

(i)            is required to be filed as an exhibit to Parent’s Annual Report on Form 10-K pursuant to Item 601(b)(2), (4), (9) or (10) of Regulation S-K promulgated by the SEC;

(ii)            obligates Parent or any Parent Subsidiary to make non-contingent aggregate expenditures (other than principal and/or interest payments or the deposit of other reserves with respect to debt obligations) in excess of $1,000,000 and is not cancelable within ninety (90) days without material penalty to Parent or such Parent Subsidiary (except for any Parent Lease, Parent Management Agreements or any ground lease affecting any Parent Property);

(iii)            contains any non-compete or exclusivity provisions with respect to any line of business or geographic area that restricts the business of Parent or any Parent Subsidiary, or that otherwise restricts the lines of business conducted by Parent or any Parent Subsidiary or the geographic area in which Parent or any Parent Subsidiary may conduct business (other than ground lease or exclusive lease provisions, non-compete provisions and other similar leasing restrictions entered into by Parent and the Parent Subsidiaries in the ordinary course of business);

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(iv)            is an agreement that obligates Parent or any Parent Subsidiary to indemnify (A) any past or present directors, officers, trustees and employees of Parent or any Parent Subsidiary pursuant to which Parent or Parent Subsidiary is the indemnitor, other than any customary indemnification obligations arising pursuant to the organizational or governing documents of Parent or any Parent Subsidiary or under Parent’s directors’ and officer’s or similar management liability insurance policy;

(v)            constitutes Indebtedness of Parent or any Parent Subsidiary with a principal amount outstanding (or, in the case of a guaranty or other contingent obligation, with a principal amount of the underlying obligation outstanding) as of the date hereof greater than $1,000,000, other than (x) surety or performance bonds, letters of credit or similar agreements entered into in the ordinary course of business, in each case, to the extent drawn upon and (y) any contract solely among Parent and its wholly owned Subsidiaries;

(vi)           except for customary restrictions contained in credit facilities and mortgage or mezzanine loans commonly used in the real estate industry, prohibits the pledging of the capital stock or other equity securities of or the issuance of guarantees by Parent or any Parent Subsidiary or otherwise contains covenants expressly limiting, in any material respect, the ability of Parent or any Parent Subsidiary to sell, transfer, pledge or otherwise, dispose of any material assets;

(vii)           requires Parent or any Parent Subsidiary to dispose of or acquire, or grants any Third Party the option to purchase from or sell to Parent or any Parent Subsidiary, assets or properties (other than in connection with the expiration of a Parent Lease or ground lease affecting any Parent Property) with a fair market value in excess of $250,000 , or involves any pending or contemplated merger, consolidation or similar business combination transaction;

(viii)         constitutes an interest rate cap, interest rate collar, interest rate swap, forward purchasing contract or other contract or agreement relating to a hedging transaction;

(ix)            sets forth the operational terms of any JV Agreement of Parent or any Parent Subsidiary;

(x)            contains restrictions with respect to payment of dividends or any other distribution in respect of the equity interests of Parent or any Parent Subsidiary;

(xi)            relates to the acquisition or divestiture of the capital stock or other equity interests of any Person (other than Parent or a Parent Subsidiary) by Parent or a Parent Subsidiary; or

(xii)            constitutes a loan to any Person (other than a wholly owned Parent Subsidiary) by Parent or any Parent Subsidiary (other than advances made pursuant to and expressly disclosed in the Parent Material Leases or pursuant to any disbursement agreement, development agreement, or development addendum entered into in connection with a Parent Material Lease with respect to the development, construction, or equipping of Parent Properties or the funding of improvements to Parent Properties) in an amount in excess of $1,000,000.

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Each Parent Material Contract is legal, valid, binding and enforceable on Parent and each Parent Subsidiary party thereto, and, to the knowledge of Parent, each other party thereto in accordance with its terms, and is in full force and effect, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at Law). Except as, individually or in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect, Parent and each Parent Subsidiary has performed all obligations required to be performed by it prior to the date hereof under each Parent Material Contract and, to the knowledge of the Company, each other party thereto has performed all obligations required to be performed by it under such Parent Material Contract, except where such failure has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. None of Parent or any Parent Subsidiary has received as of the date hereof any written notice of any violation or default under any Parent Material Contract, except for violations or defaults that would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect. Parent has made true and correct copies of each Parent Material Contract available to the Company.

Section 5.13             Litigation. Except as set forth in Section 5.13 of the Parent Disclosure Schedule or as, individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect, as of the date of this Agreement, (a) there is no Claim pending or, to the knowledge of Parent, threatened by or before any Governmental Authority, nor, to the knowledge of Parent, is there any investigation pending by any Governmental Authority, in each case, against or affecting Parent, Parent Operating Partnership, REIT Merger Sub, Partnership Merger Sub, any other Parent Subsidiary or any of their respective properties at law or in equity, and (b) none of Parent, Parent Operating Partnership, REIT Merger Sub, Partnership Merger Sub or any other Parent Subsidiary, nor any of their respective properties, is subject to any outstanding Order. As of immediately prior to the date of this Agreement, there is no suit, claim, action or proceeding to which Parent, Parent Operating Partnership, REIT Merger Sub, Partnership Merger Sub, any other Parent Subsidiary is a party pending or, to the knowledge of the Parent, threatened in writing seeking to prevent, hinder, modify, delay or challenge the Mergers or any of the other transactions contemplated by this Agreement.

Section 5.14             Environmental Matters. Except as set forth on Section 5.14 of the Parent Disclosure Letter and as, individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect:

(a)            Parent, Parent Operating Partnership and each Parent Subsidiary are in compliance with all applicable Environmental Laws, possess all Environmental Permits necessary to conduct their current operations and are in compliance with their respective Environmental Permits.

(b)            There is no Claim or Order pending, or, to the knowledge of Parent, threatened against Parent and any Parent Subsidiary under any applicable Environmental Law.

(c)            None of Parent, Parent Operating Partnership or any Parent Subsidiary has entered into or agreed to any consent decree or Order relating to compliance with Environmental Laws, Environmental Permits or the investigation, sampling, monitoring, treatment, remediation, removal or cleanup of Hazardous Materials which remains unresolved.

(d)            None of Parent, Parent Operating Partnership or any Parent Subsidiary has assumed, by contract or operation of Law, any liability under any Environmental Law or relating to any Hazardous Materials at any Parent Property or other property formerly owned, operated or leased by Parent or any Parent Subsidiary, or is an indemnitor in connection with any threatened or asserted claim by any third-party indemnitee for any liability under any Environmental Law or relating to any Hazardous Materials.

(e)            None of Parent, Parent Operating Partnership or any Parent Subsidiary has caused, and to the knowledge of Parent, no Third Party has caused any release of a Hazardous Material at any Parent Property or other property formerly owned, operated or leased by Parent or any Parent Subsidiary that would be required to be investigated or remediated by Parent or any Parent Subsidiary under Environmental Law.

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This Section 5.14 contains the sole representations and warranties of Parent, Parent Operating Partnership, REIT Merger Sub and Partnership Merger Sub with regard to Hazardous Materials, Environmental Laws or other environmental matters.

Section 5.15             Intellectual Property. Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect, (i) Parent, Parent Operating Partnership, REIT Merger Sub, Partnership Merger Sub and the other Parent Subsidiaries own, free and clear of any Liens (other than Permitted Liens and non-exclusive license agreements) or has a valid and enforceable license, free and clear of any Liens (other than Permitted Liens), or otherwise possess valid and enforceable rights to use all Intellectual Property necessary to conduct the business of Parent, Parent Operating Partnership, REIT Merger Sub, Partnership Merger Sub and the other Parent Subsidiaries as it is currently conducted, (ii) the Registered Intellectual Property owned by any of Parent, Parent Operating Partnership, REIT Merger Sub, Partnership Merger Sub or the other Parent Subsidiaries has not been cancelled, abandoned or dedicated to the public domain and all applicable registrations are valid and enforceable, (iii) to the knowledge of Parent, the conduct of the business of Parent, Parent Operating Partnership, REIT Merger Sub, Partnership Merger Sub and the other Parent Subsidiaries as it is currently conducted does not infringe, misappropriate or otherwise violate the Intellectual Property rights of any Third Party, (iv) there are no pending or, to the knowledge of Parent, threatened Claims and none of Parent, Parent Operating Partnership, REIT Merger Sub, Partnership Merger Sub or any Parent Subsidiary (nor any of their respective predecessors) has received any written notice since January 1, 2021 from any Third Party (A) asserting the infringement or other violation of any Intellectual Property of such Third Party by Parent, Parent Operating Partnership or any other Parent Subsidiary or (B) pertaining to or challenging the validity, enforceability, or registrability of, any right, title or interest of Parent, Parent Operating Partnership or any other Parent Subsidiary with respect to, any material Intellectual Property owned by Parent, Parent Operating Partnership or any other Parent Subsidiary, and (v) to the knowledge of Parent, no Third Party is currently infringing or misappropriating Intellectual Property owned by Parent, Parent Operating Partnership, REIT Merger Sub, Partnership Merger Sub or any other Parent Subsidiary. Parent, Parent Operating Partnership, REIT Merger Sub, Partnership Merger Sub and the other Parent Subsidiaries have implemented commercially reasonable measures to maintain and protect each item of Intellectual Property that they own and that is material to Parent and the Parent Subsidiaries, taken as a whole. Except as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect, (i) Parent, Parent Operating Partnership and the other Parent Subsidiaries have reasonable data security programs that are consistent with industry standards and applicable Privacy/Data Security Laws and (ii) none of Parent, Parent Operating Partnership or any of the other Parent Subsidiaries has experienced any interruption to, or any breach of the security of, its information technology systems, or any personal, proprietary or other sensitive information in its possession or under its control.

Section 5.16            Properties.

(a)            Section 5.16(a) of the Parent Disclosure Letter sets forth a list of the address of each real property owned, leased (as lessee or sublessee), including ground leased, by Parent, Parent Operating Partnership or any other Parent Subsidiary as of the date of this Agreement (all such real property interests, together with all buildings, structures and other improvements and fixtures located on or under such real property and all easements, rights and other appurtenances to such real property, are individually referred to herein as a “Parent Property” and collectively referred to herein as the “Parent Properties”). Parent, Parent Operating Partnership or a Parent Subsidiary owns good and valid fee simple title or leasehold title (as applicable) to each of the Parent Properties, in each case, free and clear of Liens, except for Parent Permitted Liens that have not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. For the purposes of this Agreement, “Parent Permitted Liens” shall mean any (i) Liens relating to any Indebtedness incurred in the ordinary course of business consistent with past practice, (ii) Liens that result from any statutory or other Liens for Taxes or assessments that are not yet subject to penalty or the validity of which is being contested in good faith by appropriate proceedings and for which there are adequate reserves on the financial statements of Parent (if such reserves are required pursuant to GAAP), (iii) any Parent Material Contracts or other service contracts, management agreements, leasing commission agreements, agreements or obligations set forth in Section 5.16(j) of the Parent Disclosure Letter, Parent Leases or ground leases or air rights affecting any Parent Property, (iv) Liens imposed or promulgated by Law or any Governmental Authority, including zoning regulations, permits and licenses, (v) Liens that are disclosed on existing title policies made available by or on behalf of the Parent, Parent Operating Partnership or any Parent Subsidiary to Company prior to the date hereof and, with respect to leasehold interests, Liens on the underlying fee or leasehold interest of the applicable ground lessor, lessor, or sublessor, (vi) any cashiers’, landlords’, workers’, mechanics’, carriers’, workmen’s, repairmen’s and materialmen’s liens and other similar Liens imposed by Law and incurred in the ordinary course of business consistent with past practice that are not yet subject to penalty or the validity of which is being contested in good faith by appropriate proceedings, and (vii) any other Liens, limitations, restrictions or title defects that do not materially impair the value of the applicable Parent Property or the continued use and operation of the applicable Parent Property as currently used and operated.

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(b)            The Parent Properties (x) are supplied with utilities and other services as reasonably required for their continued operation as they are now being operated, (y) are, to the knowledge of Parent, in working order sufficient for their normal operation in the manner currently being operated and without any material structural defects other than as may be disclosed in any physical condition reports that have been made available to the Company, and (z) are, to the knowledge of Parent, adequate and suitable for the purposes for which they are presently being used.

(c)            To the knowledge of Parent, each of the Parent Properties has sufficient access to and from publicly dedicated streets for its current use and operation, without any constraints that materially interfere with the normal use, occupancy and operation thereof.

(d)            None of Parent, Merger Sub or any of the other Parent Subsidiaries has received (i) written notice that any certificate, permit or license from any Governmental Authority having jurisdiction over any of the Parent Properties or any agreement or easement that is necessary to permit the lawful use and operation of the buildings and improvements on any of the Parent Properties or that is necessary to permit the lawful use and operation of all utilities, parking areas, retention ponds, driveways, roads and other means of egress and ingress to and from any of the Parent Properties is not in full force and effect as of the date of this Agreement, except for such failures to be in full force and effect that, individually or in the aggregate, would not reasonably be expected to have a Parent Material Adverse Effect, or of any pending written threat of modification or cancellation of any of same, that would reasonably be expected to have a Parent Material Adverse Effect, or (ii) written notice of any uncured violation of any Laws affecting any of the Parent Properties which, individually or in the aggregate, has had or would reasonably be expected to have a Parent Material Adverse Effect.

(e)            No certificate, variance, permit or license from any Governmental Authority having jurisdiction over any of the Parent Properties or any agreement, easement or other right that is necessary to permit the current use of the buildings and improvements on any of the Parent Properties or that is necessary to permit the current use of all parking areas, driveways, roads and other means of egress and ingress to and from any of the Parent Properties has failed to be obtained or is not in full force and effect, and none of Parent, Parent Operating Partnership, or any other Parent Subsidiary has received written notice of any outstanding threat of modification or cancellation of any such certificate, variance, permit or license, except for any of the foregoing as, individually or in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect.

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(f)            Except as set forth on Section 5.16(f) of the Parent Disclosure Letter or as, individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect, (i) no condemnation, eminent domain or similar proceeding has occurred or is pending with respect to any owned Parent Property or, to the knowledge of Parent, any Parent Property leased by Parent, Parent Operating Partnership or any Parent Subsidiary, and (ii) none of Parent, Parent Operating Partnership or any other Parent Subsidiary has received any written notice to the effect that (A) any condemnation or rezoning proceedings are threatened with respect to any of the Parent Properties, or (B) any zoning regulation or ordinance (including with respect to parking), Board of Fire Underwriters rules, building, fire, health or other Law has been violated (and remains in violation) for any Parent Property.

(g)            Except for discrepancies, errors, or omissions that, individually or in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect, the rent rolls for each of the Parent Properties, as of April 1, 2023, which rent rolls have previously been made available by or on behalf of the Parent, Parent Operating Partnership or any other Parent Subsidiary to Company, and the schedules with respect to the Parent Properties subject to triple-net leases, which schedules have previously been made available to Company, correctly reference each lease or sublease that was in effect as of April 1, 2023, and to which Parent, Parent Operating Partnership or Parent Subsidiaries are parties as lessors or sublessors with respect to each of the applicable Parent Properties. Section 5.16(g) of the Parent Disclosure Letter sets forth the current rent annualized and security deposit amounts currently held for each Parent Lease (which security deposits are in the amounts required by the applicable Parent Lease).

(h)            True and complete in all material respects copies of all ground leases affecting the interest of Parent, Parent Operating Partnership or any Parent Subsidiary in the Parent Properties and all leases and subleases to which Parent, Parent Operating Partnership or the other Parent Subsidiaries are parties that are required to be filed as exhibits to the Parent SEC Filings pursuant to Item 601(b)(10) of Regulation S-K promulgated by the SEC (the “Parent Material Leases”), in each case in effect as of the date hereof, together with all amendments, modifications, supplements, renewals and extensions through the date hereof related thereto, have been made available to the Company. Except as has not had and would not reasonably be expected to have a Parent Material Adverse Effect, (1) none of Parent, Parent Operating Partnership, or any other Parent Subsidiary is and, to the knowledge of Parent, no other party is in breach or violation of, or default under, any Parent Material Lease, (2) no event has occurred which would result in a breach or violation of, or a default under, any Parent Material Lease by Parent, Parent Operating Partnership or any other Parent Subsidiary, or, to the knowledge of Parent, any other party thereto (in each case, with or without notice or lapse of time or both) and no tenant under a Parent Material Lease is in monetary default under such Parent Material Lease, (3) no tenant under a Parent Material Lease is the beneficiary or has the right to become a beneficiary of a loan or forbearance from Parent, Parent Operating Partnership or any other Parent Subsidiary in excess of $500,000 in the aggregate, (4) none of Parent, Parent Operating Partnership or any other Parent Subsidiary is in receipt of any rent under any Parent Lease paid more than thirty (30) days before such rent is due and payable, and (5) to the knowledge of Parent, each Parent Material Lease is valid, binding and enforceable in accordance with its terms and is in full force and effect with respect to Parent, Parent Operating Partnership or any other Parent Subsidiary and, to the knowledge of Parent, with respect to the other parties thereto, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at Law).

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(i)             Except as set forth on Section 5.16(i) of the Parent Disclosure Letter, there are no Tax abatements or exemptions specifically affecting Parent Properties, and Parent, Parent Operating Partnership and the Parent Subsidiaries have not received any written notice of (and Parent, Parent Operating Partnership and the Parent Subsidiaries do not have any knowledge of) any proposed increase in the assessed valuation of any of the Parent Properties or of any proposed public improvement assessments that will result in the Taxes or assessments payable in the next tax period increasing, except in each case for any such Taxes or assessments that have not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(j)             Except as set forth in Section 5.16(j) of the Parent Disclosure Letter or as not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, as of the date of this Agreement, no purchase option has been exercised under any Parent Lease for which the purchase has not closed prior to the date of this Agreement.

(k)            Except for (1) Parent Permitted Liens, (2) as set forth in Section 5.16(k) of the Parent Disclosure Letter, or (3) as set forth in any Parent Lease, or as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, (i) there are no unexpired option to purchase agreements, rights of first refusal or any other rights to purchase or otherwise acquire any Parent Property or any portion thereof that would materially adversely affect Parent’s, Parent Operating Partnership’s or any Parent Subsidiary’s, ownership, ground lease or right to use a Parent Property subject to a Parent Material Lease, and (ii) there are no other outstanding rights or agreements to enter into any contract for sale, ground lease or letter of intent to sell or ground lease any Parent Property or any portion thereof that is owned by Parent Operating Partnership or any other Parent Subsidiary, which, in each case, is in favor of any party other than Parent, Parent Operating Partnership or a Parent Subsidiary.

(l)            Except as set forth in Section 5.16(l) of the Parent Disclosure Letter or pursuant to a Parent Lease or any ground lease affecting any Parent Property, neither Parent, Parent Operating Partnership nor any Parent Subsidiary is a party to any agreement pursuant to which Parent, Parent Operating Partnership or any Parent Subsidiary manages or manages the development of any real property for any Third Party.

(m)            Neither the Parent, Parent Operating Partnership nor any Parent Subsidiary is party to any oral Parent Lease.

(n)            Each Parent Property is covered by a valid Parent Title Insurance Policy. A copy of each Parent Title Insurance Policy in the possession of the Parent, Parent Operating Partnership or any other Parent Subsidiary has been made available to Company. No written claim has been made against any Parent Title Insurance Policy, which, individually or in the aggregate, has had or would reasonably be expected to have a Parent Material Adverse Effect.

(o)            To the knowledge of Parent, Section 5.16(o) of the Parent Disclosure Letter lists each Parent Property which is (i) under development as of the date hereof, and describes the status of such development as of the date hereof, and (ii) which is subject to a binding agreement for development or commencement of construction by Parent, Parent Operating Partnership or a Parent Subsidiary, in each case other than those pertaining to minor capital repairs, replacements and other similar correction of deferred maintenance items in the ordinary course of business or alterations or expansions being performed by any tenant under a Parent Lease.

(p)            Parent, Parent Operating Partnership, and the other Parent Subsidiaries have good and valid title to, or a valid and enforceable leasehold interest in, or other right to use, all personal property owned, used or held for use by them as of the date of this Agreement (other than property owned by tenants and used or held in connection with the applicable tenancy), except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect. None of Parent’s, Parent Operating Partnership’s, or any other Parent Subsidiaries’ ownership of or leasehold interest in any such personal property is subject to any Liens, except for Parent Permitted Liens and Liens that have not had and would not reasonably be expected to have a Parent Material Adverse Effect. Section 5.16(p) of the Parent Disclosure Letter sets forth all leased personal property of Parent, Parent Operating Partnership or any Parent Subsidiary with monthly lease obligations in excess of $250,000 and that are not terminable upon 30 days’ notice.

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(q)            Section 5.16(q) of the Parent Disclosure Letter lists the parties currently providing third-party property management services to Parent, Parent Operating Partnership or a Parent Subsidiary and the number of facilities currently managed by each such party.

Section 5.17           Taxes.

(a)            Parent, Parent Operating Partnership, REIT Merger Sub, Partnership Merger Sub and, if applicable, each other Parent Subsidiary has timely filed (or there have been filed on their behalf) with the appropriate Governmental Authority all income and other material Tax Returns required to be filed by them, taking into account any extensions of time within which to file such Tax Returns, and all such Tax Returns were complete and correct in all material respects. Parent and each Parent Subsidiary has duly paid (or there has been paid on their behalf), or made adequate provisions for, all income and other material Taxes required to be paid by them, whether or not shown on any Tax Return. True and materially complete copies of all U.S. federal income Tax Returns that have been filed with the IRS by Parent and, if applicable, each Parent Subsidiary, with respect to the taxable years ending on or after December 31, 2021 have been provided or made available to representatives of Company.

(b)            Parent (i) for all taxable years commencing with Parent’s taxable year ended December 31, 2013 through December 31, 2022, has been subject to taxation as a REIT and has satisfied all requirements to qualify as a REIT; (ii) has operated since January 1, 2023 to the date hereof in a manner consistent with the requirements for qualification and taxation as a REIT; (iii) intends to continue to operate in such a manner as to qualify as a REIT for its taxable year ending December 31, 2023; and (iv) has not taken or omitted to take any action that could reasonably be expected to result in a challenge by the IRS or any other Governmental Authority to its status as a REIT, and no such challenge, to the knowledge of Parent, is pending or has been threatened in writing.

(c)            The most recent financial statements contained in the Parent SEC Filings reflect an adequate reserve for all Taxes payable by Parent, Parent Operating Partnership, REIT Merger Sub, Partnership Merger Sub and the other Parent Subsidiaries for all taxable periods and portions thereof through the date of such financial statements in accordance with GAAP, whether or not shown as being due on any Tax Return.

(d)            (i) There are no audits, examinations, investigations by any Governmental Authority or other proceedings ongoing or, to the knowledge of Parent, threatened with regard to any income or other material Taxes or Tax Returns of Parent, Parent LP, REIT Merger Sub, Partnership Merger Sub or any other Parent Subsidiary and neither Parent nor any Parent Subsidiary is a party to any litigation or administrative proceeding relating to Taxes; (ii) no material deficiency for Taxes of Parent, Parent Operating Partnership, REIT Merger Sub, Partnership Merger Sub or any other Parent Subsidiary has been claimed, proposed or assessed in writing or, to the knowledge of Parent, threatened, by any Governmental Authority, which deficiency has not yet been settled; (iii) none of Parent, Parent Operating Partnership, REIT Merger Sub, Partnership Merger Sub or any other Parent Subsidiary has waived any statute of limitations with respect to Taxes (other than in connection with any extension of time to file any Tax Return), or agreed to any extensions of time with respect to any Tax assessment or deficiency for any open tax year; (iv) none of Parent, Parent Operating Partnership, REIT Merger Sub, Partnership Merger Sub or any of the other Parent Subsidiaries has entered into any “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law); and (v) neither Parent nor any Parent Subsidiary has received a written claim by any Governmental Authority in any jurisdiction where any of them does not file Tax Returns or pay any Taxes that it is or may be subject to taxation by that jurisdiction.

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(e)            Except as may be acquired pursuant to the Mergers, none of Parent, Parent Operating Partnership, REIT Merger Sub, Partnership Merger Sub or any other Parent Subsidiary holds any asset the disposition of which would be subject to (or to rules similar to) Section 1374 of the Code or the “prohibited transactions” Tax under Section 857(b)(6) of the Code.

(f)            No event has occurred, and no condition or circumstance exists, which presents a material risk that any material Tax described in the preceding sentence will be imposed upon Parent, Merger Sub or the other Parent Subsidiaries.

(g)            Parent, Parent Operating Partnership, REIT Merger Sub, Partnership Merger Sub and the other Parent Subsidiaries have complied, in all material respects, with all applicable Laws, rules and regulations relating to the payment and withholding of Taxes (including withholding of Taxes pursuant to Sections 1441, 1442, 1445, 1446 and 3402 of the Code or similar provisions under any state or foreign Laws) and have duly and timely withheld and, in each case, have paid over to the appropriate Governmental Authorities all material amounts required to be so withheld and paid over on or prior to the due date thereof under all applicable Laws.

(h)            There are no Parent Tax Protection Agreements (as hereinafter defined) in force at the date of this Agreement, and, as of the date of this Agreement, no Person has raised in writing, or to the knowledge of Parent threatened to raise, a material claim against Parent, Parent Operating Partnership, REIT Merger Sub, Partnership Merger Sub or any other Parent Subsidiary for any breach of any Parent Tax Protection Agreements. As used herein, “Parent Tax Protection Agreements” means any agreement to which Parent, Parent Operating Partnership, REIT Merger Sub, Partnership Merger Sub or any other Parent Subsidiary is a party: (i) pursuant to which any liability to holders of limited partnership interests in a Parent Subsidiary Partnership relating to Taxes may arise, whether or not as a result of the consummation of the transactions contemplated by this Agreement; and/or (ii) that was entered into in connection with or related to the deferral of income Taxes of a holder of limited partnership interests in a Parent Subsidiary Partnership, and that requires the Parent, Parent Operating Partnership, REIT Merger Sub, Partnership Merger Sub or the other Parent Subsidiaries to (A) maintain a minimum level of debt or continue a particular debt, (B) retain or not dispose of assets for a period of time that has not since expired, (C) make or refrain from making Tax elections, (D) operate (or refrain from operating) in a particular manner, (E) use (or refrain from using) a specified method of taking into account book tax disparities under Section 704(c) of the Code with respect to one or more assets of such party or allocating one or more liabilities of such party or any of its direct or indirect subsidiaries under Section 752 of the Code, and/or (G) only dispose of assets in a particular manner. As used herein, “Parent Subsidiary Partnership” means a Parent Subsidiary that is a partnership for U.S. federal income tax purposes.

(i)            There are no Tax Liens upon any property or assets of Parent, Parent Operating Partnership, REIT Merger Sub, Partnership Merger Sub or any other Parent Subsidiary except for Liens for Taxes not yet due and payable or that are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP.

(j)            None of Parent, Parent Operating Partnership or any Parent Subsidiary has requested, has received or is subject to any ruling of a Governmental Authority or has entered into any binding agreement with a Governmental Authority with respect to any Taxes.

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(k)            There are no Tax allocation or sharing agreements or similar agreements with respect to, binding, or otherwise involving Parent or any Parent Subsidiary (other than customary arrangements under commercial contracts entered into in the ordinary course of business and which do not primarily relate to Taxes).

(l)             To the knowledge of Parent, Parent does not have and will not have, as of the REIT Merger Effective Time, any current or accumulated “earnings and profits” for U.S. federal income tax purposes which would constitute “earnings and profits accumulated in any non-REIT year” (determined for purposes of Section 857(a)(2)(B) of the Code).

(m)           None of Parent, Parent Operating Partnership or any Parent Subsidiary (i) has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was Parent) or (ii) has any liability for the Taxes of any Person (other than Parent or any Parent Subsidiary) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local, or foreign law) as a transferee or successor, by contract (other than customary arrangements under commercial contracts entered into in the ordinary course of business and which do not primarily relate to Taxes), or otherwise.

(n)            None of Parent, Parent Operating Partnership or any Parent Subsidiary is or has been party to any “reportable transaction” (within the meaning of Treasury Regulation Section 1.6011-4(b)).

(o)            Neither Parent nor any of the Parent Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code (i) in the two years prior to the date of this Agreement or (ii) in a distribution which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with transactions contemplated by this Agreement.

(p)            Neither Parent Operating Partnership nor Partnership Merger Sub is an investment company for purposes of Section 721(b) of the Code.

(q)            No written power of attorney that has been granted by Parent or any Parent Subsidiary (other than to Parent or a Parent Subsidiary) currently is in force with respect to any matter relating to Taxes.

(r)            No Parent Subsidiary that is not a domestic corporation has ever been treated as other than a partnership or disregarded entity for U.S. federal income tax purposes. Without limitation of the foregoing, Parent Operating Partnership is and always has been taxable as a partnership (and not as an association or publicly traded partnership taxable as a corporation) for U.S. federal income tax purposes.

(s)            Parent is not aware of any fact or circumstance that could reasonably be expected to prevent the REIT Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

Section 5.18            Insurance. Parent has made available to the Company copies of all material insurance policies maintained by Parent or the Parent Subsidiaries and all material fidelity bonds or other insurance service contracts in each case in Parent’s possession providing coverage for all material Parent Properties (the “Parent Insurance Policies”). Except for those matters that have not had and would not reasonably be expected to have a Parent Material Adverse Effect, there is no claim for coverage by Parent, Parent Operating Partnership, REIT Merger Sub, Partnership Merger Sub or any other Parent Subsidiary pending under the Parent Insurance Policies that has been denied or disputed by the insurer. Except for those matters that have not had and would not reasonably be expected to have a Parent Material Adverse Effect, all premiums payable under all Parent Insurance Policies have been paid, and Parent, Parent Operating Partnership, REIT Merger Sub, Partnership Merger Sub and the other Parent Subsidiaries have otherwise complied in all material respects with the terms and conditions of all the Parent Insurance Policies. To the knowledge of Parent, such Parent Insurance Policies are valid and enforceable in accordance with their terms and are in full force and effect and no written notice of cancellation or termination has been received as of the date hereof by Parent or any Parent Subsidiary with respect to any Parent Insurance Policy which has not been replaced on substantially similar terms prior to the date of such cancellation.

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Section 5.19            Opinion of Financial Advisor. Parent Special Committee has received the opinion of BMO Capital Markets Corp. (the “Parent Financial Advisor”), Parent’s independent financial advisor, to the effect that, as of the date of such opinion and based on and subject to the assumptions and limitations set forth therein, the Common Exchange Ratio is fair from a financial point of view to the holder of the shares of Parent Common Stock and Parent.

Section 5.20            Vote Required.

(a)            The affirmative vote of the holders of a majority of all the votes cast at the special meeting to approve the Parent Share Issuances (the “Parent Stockholder Approval”) is the only vote of the holders of any class or series of shares of capital stock required to approve the Parent Share Issuances.

(b)            The only vote of the holders of any class or series of membership interests of REIT Merger Sub necessary to adopt this Agreement and the REIT Merger is the affirmative vote of Parent in its capacity as the sole member of REIT Merger Sub, which adoption shall be provided by the written consent of Parent at or immediately following the execution of this Agreement.

Section 5.21            Brokers. No broker, finder or investment banker (other than the Parent Financial Advisor) is entitled to any brokerage, finder’s or other fee or commission in connection with or upon consummation of the Mergers based upon arrangements made by or on behalf of Parent, Parent Operating Partnership, REIT Merger Sub, Partnership Merger Sub or any other Parent Subsidiary. Parent has made available to the Company a true and complete copy of Parent’s engagement letter with the Parent Financial Advisor, together with any amendment, modification, supplement, renewal, extension or other document related thereto, with respect to the transactions contemplated by this Agreement.

Section 5.22             Investment Company Act. None of Parent, Parent Operating Partnership or any other Parent Subsidiary is required to be registered as an investment company under the Investment Company Act.

Section 5.23             Ownership of REIT Merger Sub and Partnership Merger Sub; No Prior Activities.

(a)            REIT Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement. All of the interests of REIT Merger Sub are owned directly or indirectly by Parent.

(b)            Except for the obligations or liabilities incurred in connection with its organization and the transactions contemplated by this Agreement, REIT Merger Sub has not, and will not have prior to the REIT Merger Effective Time, incurred, directly or indirectly, through any Subsidiary or Affiliate, any obligations or liabilities or engaged in any business activities of any type or kind whatsoever or entered into any agreements or arrangements with any Person.

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(c)            Partnership Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement. All of the interests of Partnership Merger Sub are owned directly or indirectly by Parent Operating Partnership.

(d)            Except for the obligations or liabilities incurred in connection with its formation and the transactions contemplated by this Agreement, Partnership Merger Sub has not, and will not have prior to the Partnership Merger Effective Time, incurred, directly or indirectly, through any Subsidiary or Affiliate, any obligations or liabilities or engaged in any business activities of any type or kind whatsoever or entered into any agreements or arrangements with any Person.

Section 5.24             Ownership of Company Common Stock. None of Parent, Parent Operating Partnership, any Parent Subsidiary or, to the knowledge of Parent, any of their respective Affiliates or “associates” (as defined in Section 3-601(c) of the MGCL) is, nor at any time during the last three years has been, an “interested stockholder” of the Company as defined in Section 3-601(j) of the MGCL.

Section 5.25             Takeover Statutes. The Parent Board has taken all action necessary to render the Maryland Control Share Acquisition Act inapplicable to the issuance of any Parent Common Shares attendant to the Mergers. The issuance of Parent Common Shares as REIT Common Merger Consideration shall not result in a “control share acquisition” as defined in Section 3-701(d) of the MGCL. No stockholder of Parent is an “interested stockholder” (as defined in Section 3-601(j) of the MGCL) and the Parent Board has taken all action necessary to render inapplicable to the Mergers (including the issuance of the Parent Common Shares) the restrictions on business combinations contained in Section 3-602 of the MGCL.

Section 5.26             Parent Rights Plan. Other than the Parent Rights Plan, there is no stockholder rights plan, “poison pill” anti-takeover plan or other similar arrangement in effect, to which the Parent is party or otherwise bound. No “Stock Acquisition Date” or “Distribution Date” (as such terms are defined in the Parent Rights Plan) will occur as a result of the execution of this Agreement or any other transactions contemplated by this Agreement or the consummation of the Mergers.

Section 5.27             Affiliate Transactions. Except as set forth in the Parent SEC Filings made through and including the date of this Agreement or as permitted by this Agreement or as otherwise set forth in Section 5.27 of the Parent Disclosure Letter, from January 1, 2021 through the date of this Agreement there have been no transactions, agreements, arrangements or understandings between Parent or any Parent Subsidiary, on the one hand, and any Affiliates (other than Parent Subsidiaries) of Parent or other Persons, on the other hand, that would be required to be disclosed under Item 404 of Regulation S-K promulgated by the SEC.

Section 5.28            [Reserved].

Section 5.29             No Other Representations or Warranties. Notwithstanding anything contained in this Agreement to the contrary, except for the representations and warranties contained in Article IV, each of Parent, Parent Operating Partnership, REIT Merger Sub and Partnership Merger Sub acknowledges that neither the Company nor any other Person or entity on behalf of the Company has made, and none of Parent, Parent Operating Partnership, REIT Merger Sub and Partnership Merger Sub has relied upon, any representation or warranty, whether express or implied, with respect to the Company or any of the Company Subsidiaries or their respective businesses, affairs, assets, liabilities, financial condition, results of operations, future operating or financial results, estimates, projections, forecasts, plans or prospects (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, plans or prospects) or with respect to the accuracy or completeness of any other information provided or made available to Parent, REIT Merger Sub or Partnership Merger Sub by or on behalf of the Company.

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Article VI.
Covenants and Agreements

Section 6.1              Conduct of Business by the Company.

(a)            The Company and Company Operating Partnership covenant and agree that, between the date of this Agreement and the earlier to occur of the REIT Merger Effective Time and the date, if any, on which this Agreement is terminated pursuant to Section 8.1 (the “Interim Period”), except to the extent required by applicable Law, as may be agreed in writing by Parent (which consent shall not be unreasonably withheld, delayed or conditioned), as may be expressly required or permitted pursuant to this Agreement (including with respect to all actions necessary to effect the Internalization and the transactions contemplated by the Internalization Merger Agreement), as set forth in Section 6.1(a) of the Company Disclosure Letter or for any Public Health Measures, the Company and Company Operating Partnership shall, and shall cause each of the Company Subsidiaries, to (i) conduct their businesses and operations in the ordinary course and in a manner consistent with past practice in all material respects, and (ii) use their respective commercially reasonable efforts to: (A) maintain the material assets and properties of the Company and Company Subsidiaries in their current condition (normal wear and tear and damage excepted), (B) preserve intact in all material respects their current business organization, goodwill, ongoing businesses and material relationships with Third Parties, (C) keep available the services of its present officers, key employees and key consultants, if any, (D) maintain, in all material respects, reasonably satisfactory relationships with significant customers, franchisors, managers and suppliers and with other Persons with whom they have significant business relations and (E) maintain the status of the Company as a REIT.

(b)            [Reserved].

(c)            Without limiting the foregoing, the Company and Company Operating Partnership covenant and agree that, during the Interim Period, except to the extent required by applicable Law, as may be agreed in writing by Parent (which consent shall not be unreasonably withheld, delayed or conditioned, except with respect to clauses (ii), (iii), (iv) or (xxiii) below, as to which Parent may grant or withhold its consent in its sole discretion), as may be expressly required or permitted pursuant to this Agreement, or as set forth in Section 6.1(c) of the Company Disclosure Letter, the Company and Company Operating Partnership shall not, and shall not cause or permit any Company Subsidiary to, do any of the following:

(i)            amend or propose to amend the Company Charter, Company Bylaws, Company Partnership Certificate or Company Partnership Agreement or materially amend or propose to materially amend the equivalent organizational or governing documents of any other Company Subsidiary, if such amendment would be adverse to the Company and the Company Subsidiaries, taken as a whole;

(ii)            split, combine, reclassify or subdivide any shares of stock or other voting securities or equity interests of the Company or any Company Subsidiary or, except as contemplated by Section 6.1(c)(iv), issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for its capital stock, other voting securities or equity interests or waive the stock ownership limit under the Company Charter;

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(iii)            declare, set aside or pay any dividend on or make any other distributions (whether in cash, stock, property or otherwise) with respect to shares of capital stock of the Company or any Company Subsidiary or other equity securities or ownership interests in the Company or any Company Subsidiary, except for (A) the declaration and payment by the Company of regular quarterly dividends in accordance with past practice and with respect to shares of Company Common Stock at an annual rate not to exceed $0.85 per share of Company Common Stock (each a “Company Common Quarterly Dividend”), (B) the declaration and payment by the Company of regular quarterly dividends with respect to shares of Company Preferred Stock shall be made in accordance with the terms of such Company Preferred Stock as set forth in the Company Charter, (C) the declaration and payment of regular distributions that are required to be made in respect of Company Partnership Units, (D) the declaration and payment of dividends or distributions by any directly or indirectly wholly owned Company Subsidiary to its parent entity, and (E) the declaration and payment of dividends or distributions by any Company Subsidiary that is not wholly owned, directly or indirectly, by the Company, in accordance with the requirements of the organizational documents of such Company Subsidiary. Notwithstanding the foregoing, the Company and any Company Subsidiary shall be permitted to make distributions, including under Sections 858 or 860 of the Code, reasonably necessary for the Company to maintain its status as a REIT under the Code and avoid or reduce the imposition of any corporate level tax or excise Tax under the Code;

(iv)            redeem, repurchase or otherwise acquire, or offer to redeem, repurchase or otherwise acquire, directly or indirectly, any shares of its capital stock or other equity interests of the Company or a Company Subsidiary or any securities of the Company or any Company Subsidiary convertible into or exchangeable or exercisable for capital stock or voting securities of, or equity interests in, the Company or any Company Subsidiary, or any warrants, calls, options or other rights to acquire any such capital stock, securities or interests, other than (A) the redemption or exchange of Company Partnership Units pursuant to and in accordance with the provisions of the Company Partnership Agreement, (B) the withholding of shares of Company Common Stock to satisfy withholding Tax obligations with respect to shares of Company Restricted Stock, and (C) the acquisition by the Company in the ordinary course of business consistent with past practice in connection with the forfeiture of shares of Company Restricted Stock pursuant to the terms of the Company Equity Plans upon termination of employment or service of an award holder;

(v)            except for transactions among the Company and one or more wholly-owned Company Subsidiaries or among one or more wholly-owned Company Subsidiaries, as otherwise contemplated in Section 6.1(c)(iii), (iv), or (vi), or as set forth on Section 6.1(c)(v) of the Company Disclosure Letter in respect to the annual stock grants to Company’s directors or (subject to the Internalization Merger Agreement) the employees of AR Global, issue, deliver, sell, pledge, dispose, encumber or grant any shares of the Company’s or any of the Company Subsidiaries’ capital stock or other voting securities or equity interests, or any options, calls, warrants, convertible securities or other rights of any kind to acquire any shares of the Company’s or any of the Company Subsidiaries’ capital stock, voting securities or other equity interests or any other rights issued by the Company or any Company Subsidiary that are linked in any way to the price of Company Common Stock or any other shares of capital stock or other voting securities or equity interests of the Company or any Company Subsidiary, the value of the Company, any Company Subsidiary or any part of the Company or any Company Subsidiary or any dividends or other distributions declared or paid on any shares of capital stock or other voting securities or equity interests of the Company or any Company Subsidiary; provided, however, that the Company may issue shares of Company Common Stock upon the vesting of any Company Restricted Stock;

(vi)            except as set forth on Section 6.1(c)(vi) of the Company Disclosure Letter or as may be specifically required under a Company employment agreement executed prior to the date of this Agreement or a company benefit plan adopted prior to the date of this Agreement or the provisions of the Internalization Merger Agreement relating to Advisor’s employees, grant, confer, award, or modify the terms of any options, convertible securities, restricted stock, phantom shares, equity-based compensation or other rights to acquire, or denominated in, any of the Company’s or any of the Company Subsidiaries’ capital stock or other voting securities or equity interests, other than as explicitly required by the terms of the shares of Company Restricted Stock outstanding on the date of this Agreement;

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(vii)            acquire or agree to acquire (including by merger, consolidation or acquisition of equity or assets) (A) any corporation, partnership, limited liability company, other business organization or any division thereof or (B) any material amount of assets thereof (whether personal or real property), except the consummation of acquisitions pursuant to either (1) existing agreements to which the Company or any Company Subsidiary is a party and which are set forth on Section 6.1(c)(vii) of the Company Disclosure Letter or (2) agreements for acquisitions of real estate or entities owning real estate consistent with past practice;

(viii)            sell, mortgage, pledge, lease, license, sell and leaseback, transfer, assign, otherwise dispose of or encumber or subject to any Lien (other than a Permitted Lien and other than ordinary course leasing activities which do not otherwise require Parent’s consent pursuant to this Section 6.1(b)), (A) any real property or any interests therein contributing, either individually or in the aggregate, more than 10% of the Company’s EBITDA for the fiscal year ending December 31, 2022, and (B) any personal property and assets in excess of $250,000 in the aggregate, except for pledges or encumbrances of direct or indirect equity interests in Company Subsidiaries from time to time under the Company’s existing revolving credit facilities (including with respect to the addition or substitution of Company Subsidiaries as guarantors under the Company’s existing revolving credit facilities);

(ix)            incur, create, refinance, replace, prepay or assume any Indebtedness for borrowed money (other than by the Company or a wholly-owned Company Subsidiary to the Company or a wholly-owned Company Subsidiary) or issue or amend the terms of any outstanding debt securities of the Company or any wholly-owned Company Subsidiary or assume, guarantee or endorse, or otherwise become responsible (whether directly, contingently or otherwise) for the Indebtedness of any other Person (other than a wholly-owned Company Subsidiary), except (A) Indebtedness incurred under the Company’s existing revolving credit facilities in the ordinary course of business consistent with past practice (including to pay dividends or other distributions permitted by Section 6.1(c)(iii)), (B) the addition or substitution of Company Subsidiaries as guarantors under such revolving credit facilities as permitted by Section 6.1(c)(viii)) (provided that, there shall not be any increase in the aggregate principal commitments of such revolving credit facilities), and (C) Indebtedness received upon the acquisition of real properties or entities owning real properties or the refinancing of same;

(x)            make any loans, advances or capital contributions to, or investments in, any other Person (including to any of its officers, directors, employees, Affiliates, agents or consultants), or make any change in its existing borrowing or lending arrangements for or on behalf of any of such Persons or enter into any “keepwell” or similar agreements to maintain the financial condition of any other Person, other than (A) by the Company or a wholly-owned Company Subsidiary, (B) loans, advances, capital contributions or investments required to be made under any Company Material Lease (it being understood that grants of relief as to the timing for payment of rent in the ordinary course of business are not loans, advances, capital contributions or investments) and (C) loans issued pursuant to the terms of a tax-qualified company benefit plan;

(xi)            renew, modify or amend, terminate (other than through expiration in accordance with its terms), or waive, release, compromise or assign any rights or claims under, any Company Material Contract or Company Material Lease or enter into any new contract that, if entered into prior to the date of this Agreement, would have been required to be listed in Section 4.10 or Section 4.16(e) of the Company Disclosure Letter as a Company Material Contract or Company Material Lease; other than (A) new Company Leases for the lease of real property consistent with past practice, (B) any termination or renewal in accordance with the terms of such existing Company Material Contract or Company Material Lease that occur automatically without any action by Company or any Company Subsidiary, (C) the entry into any modification or amendment of, or waiver or consent under, any mortgage, deed of trust, deed to secure debt, similar agreement, or related agreement to which Company or any Company Subsidiary is a party as required or necessitated by this Agreement, the Mergers or the other transactions contemplated this Agreement or (D) as necessary to comply with the terms of this Agreement;

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(xii)           enter into or modify any collective bargaining agreement or other labor union contract applicable to the employees of the Company or any Company Subsidiary;

(xiii)          [Reserved];

(xiv)          waive, release, assign any material rights or Claims or make any payment, directly or indirectly, of any other liability of the Company or any Company Subsidiary, in an amount in excess of $2,500,000, before the same comes due in accordance with its terms, other than in the ordinary course of business and consistent with past practice (including ordinary course workouts and bankruptcies of tenants);

(xv)           except (A) pursuant to the Company’s operating budget previously provided to Parent, (B) capital expenditures necessary to repair any casualty losses or tenant build-outs in an amount up to $2,500,000 in the aggregate or to the extent such losses are covered by existing insurance, (C) tenant build-outs or ordinary course tenant improvements, and (D) capital expenditures in the ordinary course of business consistent with past practice necessary to repair or prevent damage to any Company Property in the event of an emergency situation, after prior notice to Parent (provided, that, if the nature of such emergency renders prior notice to Parent impracticable, the Company shall provide notice to Parent as promptly as reasonably practicable after making such capital expenditure), make or commit to make any capital expenditures in excess of $1,000,000 individually or $2,500,000 in the aggregate;

(xvi)          settle or compromise (A) any Claim made or pending against the Company or any of the Company Subsidiaries, other than settlements set forth on Section 6.1(c)(xvi) of the Company Disclosure Letter where the amount paid (after the application of any insurance proceeds actually received or appropriate credits are applied from self-insurance reserves, if any) in settlement or compromise does not exceed the thresholds set forth on Section 6.1(c)(xvi) of the Company Disclosure Letter and that (x) do not require any material actions or impose any material restrictions on the business or operations of the Company and the Company Subsidiaries, and (y) do not provide for any admission of liability by the Company or any Company Subsidiaries and (B) any Claim involving any present, former or purported holder or group of holders of the Company Common Stock other than in accordance with Section 6.8, (provided, however, that notwithstanding the foregoing, the written consent of Parent shall be required in order for the Company or any Company Subsidiary to settle, compromise, dismiss, discharge or otherwise dispose of any Claim arising from, based upon or challenging the validity of this Agreement or the consummation of the transactions contemplated hereby or seeking to prevent the consummation of the transactions contemplated hereby);

(xvii)         (A) hire or terminate any officer or director of the Company or any Company Subsidiary or promote or appoint any Person to a position of officer or director of the Company or any Company Subsidiary, (B) increase in any manner the amount, rate or terms of compensation or benefits of any of its directors or officers, except in the ordinary course of business consistent with past practice, (C) pay or agree to pay any pension, retirement allowance or other compensation or benefit to any former director, officer or consultant of the Company or any Company Subsidiary, except in the ordinary course of business consistent with past practice, (D) enter into, adopt, amend or terminate any employment, bonus, severance or retirement contract or other compensation or employee benefits arrangement, (E) accelerate the vesting or payment of any compensation or benefits under the Company Equity Plans, (F) grant any awards under the Company Equity Plans, bonus, incentive, performance or other compensation plan or arrangement, or (G) take any action to fund or in any other way secure the payment of compensation or benefits under the Company Equity Plans, in each case, other than as required by Law or the provisions of the Internalization Merger Agreement relating to Advisor’s employees;

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(xviii)        fail to maintain all financial books and records in all material respects in accordance with GAAP or make any material change to its methods of accounting, principles or practices in effect at December 31, 2022, except as required by a change in GAAP (or any interpretation thereof) or in applicable Law or fail to maintain all financial books and records in all material respects in accordance with GAAP (or any interpretation thereof);

(xix)           other than customary use and limited geographic restrictions granted to tenants, (A) enter into any contract, agreement, arrangement or commitment that limits or otherwise restricts the Company or any Company Subsidiary or any of their successors from engaging or competing in any line of business or in any geographic area, or (B) enter into any new line of business;

(xx)            fail to duly and timely file all material reports and other material documents required to be filed with all Governmental Authorities and other authorities (including NASDAQ), subject to extensions permitted by Law;

(xxi)           enter into, amend or modify any Company Tax Protection Agreement; make, change or rescind any material election relating to Taxes; change a material method of Tax accounting; amend any income Tax Return or any other material Tax Return; settle or compromise any material U.S. federal, state, local or foreign income Tax liability, audit, claim or assessment, enter into any material closing agreement related to Taxes; or knowingly surrender any right to claim any material Tax refund, except in each case as required by Law;

(xxii)          take any action, or fail to take any action, which action or failure would reasonably be expected to (A) cause the Company to fail to qualify for taxation as a REIT, (B) cause any Company Subsidiary to cease to be treated as a Taxable REIT Subsidiary with respect to the Company or, in the case of any other Company Subsidiary, cause it to cease to be treated for U.S. federal income Tax purposes as a disregarded entity or partnership, as the case may be, or (C) cause the Company to become liable for U.S. federal income or excise Tax under Section 856, 857, 860 or 4981 of the Code (or similar provisions of state or local Tax Law); provided, that if any action described in clauses (A), (B) or (C) is required by Law or is necessary to preserve the status and taxation of the Company as a REIT under the Code, then the Company shall promptly notify Parent and make reasonable effort to permit Parent to review and comment on such action;

(xxiii)         merge or consolidate or adopt a plan of merger, complete or partial liquidation or resolutions providing for or authorizing such merger, liquidation or a dissolution, consolidation, recapitalization or bankruptcy reorganization, except for the merger of one or more wholly-owned Company Subsidiaries with or into one or more other wholly-owned Company Subsidiaries or the dissolution and liquidation of Company Subsidiaries in the ordinary course of business consistent with past practice, which, individually or in the aggregate, would not reasonably be expected to be material to the Company and the Company Subsidiaries, taken as a whole, or that would, or would reasonably be expected to, prevent or materially impair the ability of the Company or Company Operating Partnership to consummate the Mergers before the Outside Date;

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(xxiv)        permit any material insurance policy covering the Company, Company Properties or the Company Subsidiaries and their respective properties, assets and businesses to terminate or lapse without replacing such policy with comparable coverage (to the extent that comparable coverage is available) or materially amend or cancel any material insurance policy;

(xxv)         initiate or consent to any material zoning reclassification of any real property or any other material change to any approved site plan, special use permit, planned development approval or other land use entitlement affecting any Company Property, except as may be required under applicable Law or for the redevelopment of a property;

(xxvi)        [Reserved];

(xxvii)       amend or modify the compensation terms or any other obligations of the Company contained in the engagement letter with the Company Financial Advisor in a manner adverse to the Company, any Company Subsidiary or Parent or enter into any agreement or engage other financial advisors in connection with the transactions contemplated by this Agreement;

(xxviii)      take, or agree to commit to take, any action that would or would reasonably be expected to result in any of the conditions to the Mergers set forth in Article VII not being satisfied by the Outside Date;

(xxix)         amend (except as contemplated pursuant to this Agreement), terminate or grant any waiver of any provision of, or redeem the Rights (as defined in the Company Rights Plan) issued under, the Company Rights Plan; or

(xxx)         authorize, or enter into any contract, agreement, commitment or arrangement to do any of the foregoing.

(d)            Notwithstanding anything to the contrary set forth in this Agreement, nothing in this Agreement shall prohibit the Company from taking any action after giving prior written notice to Parent (to the extent practicable), at any time or from time to time, that in the reasonable judgment of the Company Board, upon advice of counsel to the Company, is reasonably necessary for the Company to avoid or to continue to avoid incurring entity-level income or excise Taxes under Sections 856, 857, 860 and 4981 of the Code (and similar provisions of state or local Tax Law), maintain its qualification as a REIT under the Code for any period or portion thereof ending on or prior to the REIT Merger Effective Time, including making dividend or distribution payments to stockholders of the Company in accordance with this Agreement or otherwise, or to qualify or preserve the status of any Company Subsidiary as a partnership or disregarded entity for U.S. federal income tax purposes or as a Qualified REIT Subsidiary or Taxable REIT Subsidiary, as the case may be.

Section 6.2              Conduct of Business by Parent.

(a)            Parent and Parent Operating Partnership covenant and agree that, during the Interim Period, except to the extent required by applicable Law, as may be agreed in writing by the Company (which consent shall not be unreasonably withheld, delayed or conditioned), as may be expressly required or permitted pursuant to this Agreement (including with respect to all actions necessary to effect the Internalization and the transactions contemplated by the Internalization Merger Agreement), or as set forth in Section 6.2(a) of the Parent Disclosure Letter or for any Public Health Measures, Parent and Parent Operating Partnership shall, and shall cause each of the Parent Subsidiaries to, (i) conduct their business and operations in the ordinary course and in a manner consistent with past practice in all material respects, and (ii) use their commercially reasonable efforts to: (A) maintain the material assets and properties of Parent and Parent Subsidiaries in their current condition (normal wear and tear and damage caused by casualty or by any reason outside of Parent’s or the Parent Subsidiaries’ control excepted), (B) preserve intact in all material respects its current business organization, goodwill, ongoing businesses and material relationships with Third Parties (C) keep available the services of its present officers, key employees and key consultants, (D) maintain, in all material respects, reasonably satisfactory relationships with significant customers, franchisors, managers and suppliers and with other Persons with whom they have significant business relations and (E) maintain the status of Parent as a REIT.

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(b)           [Reserved].

(c)           Without limiting the foregoing, Parent and Parent Operating Partnership covenant and agree that, during the Interim Period, except to the extent required by applicable Law, as may be agreed in writing by the Company (which consent shall not be unreasonably withheld, delayed or conditioned, except with respect to clauses (ii), (iii), (iv) or (xxvi) below, as to which the Company may grant or withhold its consent in its sole discretion)), as may be expressly required or permitted pursuant to this Agreement, or as set forth in Section 6.2(b) of the Parent Disclosure Letter, Parent and Parent Operating Partnership shall not, and shall not cause or permit any of the Parent Subsidiaries to, do any of the following:

(i)           amend (or, except in accordance with Section 6.18 of this Agreement, propose to amend) the Parent Charter, Parent Bylaws, Parent Partnership Certificate or Parent Partnership Agreement or amend or propose to amend the equivalent organizational or governing documents of any Parent Subsidiary, if such amendment would be adverse to Parent and the Parent Subsidiaries, taken as a whole;

(ii)          split, combine, reclassify or subdivide any shares of stock or other voting securities or equity interests of Parent, Parent Operating Partnership, REIT Merger Sub, Partnership Merger Sub or any other Parent Subsidiary or, except as contemplated by Section 6.2(c)(iv), issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for its capital stock, other voting securities or equity interests;

(iii)         declare, set aside or pay any dividend on or make any other distributions (whether in cash, stock, property or otherwise) with respect to shares of capital stock of Parent or other equity securities or ownership interests in Parent, except for (A) the declaration and payment by Parent of regular quarterly dividends, in accordance with past practice and not for any interim period prior to the REIT Merger Effective Time, at an annual rate not to exceed $1.60 per Parent Common Share (each a “Parent Common Quarterly Dividend”), (B) the declaration and payment of dividends or distributions made to Parent by any wholly owned Parent Subsidiary and (C) the declaration and payment of dividends or distributions made by any Parent Subsidiary that is not wholly owned, directly or indirectly, by Parent, in accordance with the requirements of the organizational documents of such Parent Subsidiary. Notwithstanding the foregoing, Parent and any Parent Subsidiary shall be permitted to make distributions, including under Sections 858 or 860 of the Code, reasonably necessary for Parent to maintain its status as a REIT under the Code and avoid or reduce the imposition of any corporate level tax or excise Tax under the Code;

(iv)         redeem, repurchase or otherwise acquire, or offer to redeem, repurchase or otherwise acquire, directly or indirectly, any shares of its capital stock or other equity interests of Parent or a Parent Subsidiary or any securities of Parent or any Parent Subsidiary convertible into or exchangeable or exercisable for capital stock or voting securities of, or equity interests in, Parent or any Parent Subsidiary, or any warrants, calls, options or other rights to acquire any such capital stock, securities or interests, other than (A) the redemption or exchange of Parent Partnership Units pursuant to and in accordance with the provisions of the Parent Partnership Agreement, (B) the withholding of Parent Common Shares to satisfy withholding Tax obligations with respect to any restricted shares and RSUs under the Parent Equity Plans, and (C) the acquisition by Parent in the ordinary course of business consistent with past practice pursuant to the terms of the Parent Equity Plans upon termination of employment or service of an award holder;

(v)          except for transactions among Parent and one or more wholly-owned Parent Subsidiaries or among one or more wholly-owned Parent Subsidiaries, or as otherwise contemplated in Section 6.2(c)(iii) or (iv), or as set forth on Section 6.2(c)(v) of the Parent Disclosure Letter in respect to the annual stock grants to Parent’s directors or (subject to the Internalization Merger Agreement) the employees of AR Global issue, deliver, sell, pledge, dispose, encumber or grant any shares of the Parent’s or any of the Parent Subsidiaries’ capital stock or other voting securities or equity interests, or any options, calls, warrants, convertible securities or other rights of any kind to acquire any shares of the Parent’s or any of the Parent Subsidiaries’ capital stock, voting securities or other equity interests or any other rights issued by Parent or any Parent Subsidiary that are linked in any way to the price of Parent Common Shares or any other shares of capital stock or other voting securities or equity interests of Parent or any Parent Subsidiary, the value of the Parent, any Parent Subsidiary or any part of Parent or any Parent Subsidiary or any dividends or other distributions declared or paid on any shares of capital stock or other voting securities or equity interests of Parent or any Parent Subsidiary; provided, however, that Parent may issue shares of Parent Common Shares pursuant to awards under the Parent Equity Plans;

(vi)         except as may be specifically required under a Parent employment agreement executed prior to the date of this Agreement or a benefit plan adopted prior to the date of this Agreement, grant, confer, award, or modify the terms of any options, convertible securities, restricted stock, phantom shares, equity-based compensation or other rights to acquire, or denominated in, any of the Parent’s or any of the Parent Subsidiaries’ capital stock or other voting securities or equity interests or the provisions of the Internalization Merger Agreement relating to Advisor’s employees;

(vii)        incur, create, refinance, replace, prepay or assume any Indebtedness for borrowed money (other than by Parent or a wholly-owned Parent Subsidiary to Parent or a wholly-owned Parent Subsidiary) or issue or amend the terms of any outstanding debt securities of Parent or any wholly-owned Parent Subsidiary or assume, guarantee or endorse, or otherwise become responsible (whether directly, contingently or otherwise) for the Indebtedness of any other Person (other than a wholly-owned Parent Subsidiary), except (A) Indebtedness incurred under the Parent’s existing revolving credit facilities in the ordinary course of business consistent with past practice (including to pay dividends or other distributions permitted by Section 6.2(c)(iii)), (B) the addition or substitution of Parent Subsidiaries as guarantors under such revolving credit facilities as permitted by Section 6.2(c)(ix)) (provided that, there shall not be any increase in the aggregate principal commitments of such revolving credit facilities), and (C) Indebtedness received upon the acquisition of real properties or entities owning real properties or the refinancing of same;

(viii)       acquire or agree to acquire (including by merger, consolidation or acquisition of equity or assets), (A) any corporation, partnership, limited liability company, other business organization or any division thereof or (B) any material amount of assets thereof (whether personal or real property), in each case, that would, or would reasonably be expected to, prevent or materially impair the ability of Parent, REIT Merger Sub or Partnership Merger Sub to consummate the Mergers before the Outside Date;

(ix)          sell, mortgage, pledge, lease, license, sell and leaseback, transfer, assign, otherwise dispose of or encumber or subject to any Lien (other than a Permitted Lien and other than ordinary course leasing activities which do not otherwise require the Company’s consent pursuant to this Section 6.2(c)), (A) any real property or any interests therein contributing, either individually or in the aggregate, more than 10% of Parent’s EBITDA for the fiscal year ending December 31, 2022, and (B) any personal property and assets in excess of $250,000 in the aggregate, except for pledges or encumbrances of direct or indirect equity interests in Parent Subsidiaries from time to time under the Parent’s existing revolving credit facilities (including with respect to the addition or substitution of Parent Subsidiaries as guarantors under Parent’s existing revolving credit facilities);

(x)           make any loans, advances or capital contributions to, or investments in, any other Person (including to any of its officers, directors, employees, Affiliates, agents or consultants), or make any change in its existing borrowing or lending arrangements for or on behalf of any of such Persons or enter into any “keepwell” or similar agreements to maintain the financial condition of any other Person, other than (A) by Parent or a wholly-owned Parent Subsidiary, (B) loans, advances, capital contributions or investments required to be made under any Parent Material Lease (it being understood that grants of relief as to the timing for payment of rent in the ordinary course of business are not loans, advances, capital contributions or investments) and (C) loans issued pursuant to the terms of a tax-qualified company benefit plan;

(xi)          renew, modify or amend, terminate (other than through expiration in accordance with its terms), or waive, release, compromise or assign any rights or claims under, any Parent Material Contract or Parent Material Lease or enter into any new contract that, if entered into prior to the date of this Agreement, would have been required to be listed in Section 5.12 or Section 5.16 of the Parent Disclosure Letter as a Parent Material Contract or Parent Material Lease; other than (A) new Parent Leases for the lease of real property consistent with past practice, (B) any termination or renewal in accordance with the terms of such existing Parent Material Contract or Parent Material Lease that occur automatically without any action by Parent or any Parent Subsidiary, (C) the entry into any modification or amendment of, or waiver or consent under, any mortgage, deed of trust, deed to secure debt, similar agreement, or related agreement to which Parent or any Parent Subsidiary is a party as required or necessitated by this Agreement, the Mergers or the other transactions contemplated this Agreement or (D) as necessary to comply with the terms of this Agreement;

(xii)         enter into or modify any collective bargaining agreement or other labor union contract applicable to the employees of Parent or any Parent Subsidiary;

(xiii)        waive, release, assign any material rights or Claims or make any payment, directly or indirectly, of any other liability of Parent or any Parent Subsidiary, in an amount in excess of $2,500,000, before the same comes due in accordance with its terms, other than in the ordinary course of business and consistent with past practice (including ordinary course workouts and bankruptcies of tenants);

(xiv)        settle or compromise (A) any Claim made or pending against Parent or any of the Parent Subsidiaries, other than settlements where the amount paid (after the application of any insurance proceeds actually received or appropriate credits are applied from self-insurance reserves, if any) in settlement or compromise does not exceed the thresholds set forth on Section 6.2(c)(xiv) of the Parent Disclosure Letter and that (x) do not require any material actions or impose any material restrictions on the business or operations of Parent and the Parent Subsidiaries, and (y) do not provide for any admission of liability by Parent or any Parent Subsidiaries and (B) any Claim involving any present, former or purported holder or group of holders of Parent Common Shares other than in accordance with Section 6.8, (provided, however, that notwithstanding the foregoing, the written consent of the Company shall be required in order for Parent or any Parent Subsidiary to settle, compromise, dismiss, discharge or otherwise dispose of any Claim arising from, based upon or challenging the validity of this Agreement or the consummation of the transactions contemplated hereby or seeking to prevent the consummation of the transactions contemplated hereby);

(xv)         (A) hire or terminate any officer or director of Parent or any Parent Subsidiary or promote or appoint any Person to a position of officer or director of Parent or any Parent Subsidiary, (B) increase in any manner the amount, rate or terms of compensation or benefits of any of its directors or officers, except in the ordinary course of business consistent with past practice, (C) pay or agree to pay any pension, retirement allowance or other compensation or benefit to any former director, officer or consultant of Parent or any Parent Subsidiary, except in the ordinary course of business consistent with past practice, (D) enter into, adopt, amend or terminate any employment, bonus, severance or retirement contract or other compensation or employee benefits arrangement, (E) accelerate the vesting or payment of any compensation or benefits under the Parent Equity Plans, (F) grant any awards under the Parent Equity Plans, bonus, incentive, performance or other compensation plan or arrangement, or (G) take any action to fund or in any other way secure the payment of compensation or benefits under the Parent Equity Plans, in each case, other than as required by Law or the provisions of the Internalization Merger Agreement relating to Advisor’s employees;

(xvi)        fail to maintain all financial books and records in all material respects in accordance with GAAP or make any material change to its methods of accounting, principles or practices in effect at December 31, 2022, except as required by a change in GAAP (or any interpretation thereof) or in applicable Law or fail to maintain all financial books and records in all material respects in accordance with GAAP (or any interpretation thereof);

(xvii)      other than customary use and limited geographic restrictions granted to tenants, (A) enter into any contract, agreement, arrangement or commitment that limits or otherwise restricts Parent or any Parent Subsidiary or any of their successors from engaging or competing in any line of business or in any geographic area, or (B) enter into any new line of business;

(xviii)      enter into, amend or modify any Parent Tax Protection Agreement; make, change or rescind any material election relating to Taxes; change a material method of Tax accounting; amend any income Tax Return or any other material Tax Return; settle or compromise any material U.S. federal, state, local or foreign income Tax liability, audit, claim or assessment, enter into any material closing agreement related to Taxes; or knowingly surrender any right to claim any material Tax refund, except in each case as required by Law;

(xix)        take any action, or fail to take any action, which action or failure would reasonably be expected to (A) cause Parent to fail to qualify for taxation as a REIT, (B) cause any Parent Subsidiary to cease to be treated as a Taxable REIT Subsidiary with respect to Parent or, in the case of any other Parent Subsidiary, cause it to cease to be treated for U.S. federal income Tax purposes as a disregarded entity or partnership, as the case may be, or (C) cause Parent to become liable for U.S. federal income or excise Tax under Section 856, 857, 860 or 4981 of the Code (or similar provisions of state or local Tax Law); provided, that if any action described in clauses (A), (B) or (C) is required by Law or is necessary to preserve the status and taxation of Parent as a REIT under the Code, then Parent shall promptly notify Parent and make reasonable effort to permit Parent to review and comment on such action;

(xx)         merge or consolidate or adopt a plan of merger, complete or partial liquidation or resolutions providing for or authorizing such merger, liquidation or a dissolution, consolidation, recapitalization or bankruptcy reorganization, except for the merger of one or more wholly-owned Parent Subsidiaries with or into one or more other wholly-owned Company Parent or the dissolution and liquidation of Parent Subsidiaries in the ordinary course of business consistent with past practice, which, individually or in the aggregate, would not reasonably be expected to be material to Parent and the Parent Subsidiaries, taken as a whole, or that would, or would reasonably be expected to, prevent or materially impair the ability of Parent, REIT Merger Sub or Partnership Merger Sub to consummate the Mergers before the Outside Date;

(xxi)        permit any material insurance policy covering Parent, the Parent Properties or the Parent Subsidiaries and their respective properties, assets and businesses to terminate or lapse without replacing such policy with comparable coverage (to the extent that comparable coverage is available) or materially amend or cancel any material insurance policy;

(xxii)       initiate or consent to any material zoning reclassification of any real property or any other material change to any approved site plan, special use permit, planned development approval or other land use entitlement affecting any Parent Property, except as may be required under applicable Law or for the redevelopment of a property;

(xxiii)      [Reserved];

(xxiv)      except (A) pursuant Parent’s operating budget previously provided to the Company, (B) capital expenditures necessary to repair any casualty losses in an amount up to $2,000,000 in the aggregate or to the extent such losses are covered by existing insurance, (C) tenant build-outs or ordinary course tenant improvements, and (D) capital expenditures in the ordinary course of business consistent with past practice necessary to repair or prevent damage to any Parent Property in the event of an emergency situation, after prior notice to the Company (provided, that if the nature of such emergency renders prior notice to the Company impracticable, Parent shall provide notice to the Company as promptly as reasonably practicable after making such capital expenditure), make or commit to make any capital expenditures in excess of $1,000,000 individually or $2,500,000 in the aggregate;

(xxv)       fail to duly and timely file all material reports and other material documents required to be filed with all Governmental Authorities and other authorities (including the NYSE), subject to extensions permitted by Law;

(xxvi)      amend or modify the compensation terms or any other obligations of Parent contained in the engagement letter with the Parent Financial Advisor in a manner adverse to Parent, any Parent Subsidiary or the Company or enter into any agreement or engage other financial advisors in connection with the transactions contemplated by this Agreement;

(xxvii)     take, or agree to commit to take, any action that would or would reasonably be expected to result in any of the conditions to the Mergers set forth in Article VII not being satisfied by the Outside Date;

(xxviii)    amend (except as contemplated pursuant to this Agreement), terminate or grant any waiver of any provision of, or redeem the Rights (as defined in the Parent Rights Plan) issued under, the Parent Rights Plan; or

(xxix)      authorize, or enter into any contract, agreement, commitment or arrangement to do any of the foregoing.

(d)           Notwithstanding anything to the contrary set forth in this Agreement, nothing in this Agreement shall prohibit Parent from taking any action, at any time or from time to time, that in the reasonable judgment of the Parent Board, upon advice of counsel to Parent, is reasonably necessary for Parent to avoid or to continue to avoid incurring entity-level income or excise Taxes under Sections 856, 857, 860 and 4981 of the Code (and similar provisions of state or local Tax Law) maintain its qualification as a REIT under the Code for any period or portion thereof ending on or prior to the REIT Merger Effective Time, including making dividend or distribution payments to stockholders of Parent in accordance with this Agreement or otherwise, or to qualify or preserve the status of any Parent Subsidiary as a partnership or disregarded entity for U.S. federal income tax purposes or as a Qualified REIT Subsidiary or Taxable REIT Subsidiary, as the case may be.

Section 6.3            Preparation of Form S-4, Joint Proxy Statement and NYSE Listing; Stockholder Meetings.

(a)           As promptly as reasonably practicable, and no later than 45 days following the date of this Agreement, or such other time period as the parties hereto agree, (i) the Company and Parent shall jointly prepare and cause to be filed with the SEC the Joint Proxy Statement, (ii) the Company and Parent shall prepare, and Parent shall cause to be filed with the SEC, the Form S-4, which will include the Joint Proxy Statement as a prospectus, and (iii) Parent shall prepare and cause to be submitted to the NYSE the application and other agreements and documentation necessary for the listing of the Parent Common Shares issuable in the REIT Merger and in the Internalization Merger on the NYSE. Each of the Company and Parent shall use its commercially reasonable best efforts to (w) have the Form S-4 declared effective under the Securities Act as promptly as practicable after such filing, (x) ensure that the Form S-4 complies in all material respects with the applicable provisions of the Exchange Act or Securities Act, (y) mail or deliver the Joint Proxy Statement to its respective stockholders as promptly as practicable after the Form S-4 is declared effective and (z) keep the Form S-4 effective for so long as necessary to complete the Mergers and the other transaction contemplated hereby. Parent shall use its commercially reasonable best efforts to have the application for the listing of the Parent Common Shares issuable in the REIT Merger accepted by the NYSE as promptly as practicable following submission. Between the date of this Agreement and the REIT Merger Effective Time, Parent and the Company shall use its commercially reasonable best efforts to maintain its NYSE listing and NASDAQ listing, respectively. Each of the Company and Parent shall furnish all information concerning itself, its Affiliates and the holders of its capital stock or other equity interests to the other and provide such other assistance as may be reasonably requested in connection with the preparation, filing and distribution of the Form S-4 and Joint Proxy Statement and the preparation and filing of the NYSE listing application. The Form S-4, Joint Proxy Statement and the NYSE listing application shall include all information reasonably requested by such other party to be included therein. Each of the Company and Parent shall promptly notify the other upon the receipt of any comments from the SEC or any request from the SEC for amendments or supplements to the Form S-4 or Joint Proxy Statement, and shall, as promptly as practicable after receipt thereof, provide the other with copies of all correspondence between it and its Representatives, on one hand, and the SEC, on the other hand. Each of the Company and Parent shall use its commercially reasonable best efforts to respond as promptly as practicable to any comments from the SEC with respect to the Joint Proxy Statement, and Parent shall use its commercially reasonable best efforts to respond as promptly as practicable to any comment from the SEC with respect to the Form S-4. Notwithstanding the foregoing, prior to (1) filing the Form S-4 (or any amendment or supplement thereto) or mailing the Joint Proxy Statement (or any amendment or supplement thereto) or responding to any comments of the SEC with respect thereto or (2) submitting the NYSE listing application to the NYSE or responding to any comments of the NYSE, in each case, each of the Company and Parent (i) shall cooperate and provide the other a reasonable opportunity to review and comment on such document or response (including the proposed final version of such document or response) and (ii) shall include in such document or response all comments reasonably proposed by the other. Parent shall advise the Company, promptly after it receives notice thereof, (x) of the time of effectiveness of the Form S-4 the issuance of any stop order relating thereto or the suspension of the qualification of the Parent Common Shares issuable in connection with the REIT Merger for offering or sale in any jurisdiction, and Parent shall use its commercially reasonable best efforts to have any such stop order or suspension lifted, reversed or otherwise terminated and (y) of the time the NYSE listing application is accepted.. Parent shall also take (or cause to be taken) any other action required to be taken under the Securities Act, the Exchange Act, any applicable foreign or state securities or “blue sky” Laws and the rules and regulations thereunder in connection with the issuance of Parent Common Shares in the REIT Merger or in connection with the issuance of New Parent LP Common Units in connection the Partnership Merger, and the Company shall furnish all information concerning the Company and the holders of its capital stock as may be reasonably requested in connection with any such actions.

(b)           If, at any time prior to the REIT Merger Effective Time, in the case of the Form S-4, or receipt of the Company Stockholder Approval and Parent Stockholder Approval, in the case of the Joint Proxy Statement, any information relating to the Company or Parent, or any of their respective Affiliates, should be discovered by the Company or Parent which, in the reasonable judgment of the Company or Parent, should be set forth in an amendment of, or a supplement to, any of the Form S-4 or the Joint Proxy Statement, so that any of such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other parties hereto, and the Company and Parent shall cooperate in the prompt filing with the SEC of any necessary amendment of, or supplement to, the Joint Proxy Statement or the Form S-4 and, to the extent required by Law, in disseminating the information contained in such amendment or supplement to stockholders of the Company and Parent, as applicable. Nothing in this Section 6.3(b) shall limit the obligations of any party under Section 6.3(a).

(c)           As promptly as reasonably practicable following the date of this Agreement, the Company shall, in accordance with applicable Law and the Company Charter and Company Bylaws, establish a record date for, duly call, give notice of, convene and hold the Company Stockholder Meeting. The Company shall use its commercially reasonable best efforts to cause the Joint Proxy Statement to be mailed to the stockholders of the Company entitled to vote at the Company Stockholder Meeting and to hold the Company Stockholder Meeting as soon as reasonably practicable after the Form S-4 is declared effective under the Securities Act. The Company shall, through the Company Board, recommend to its stockholders that they give the Company Stockholder Approval, include such recommendation in the Joint Proxy Statement and solicit and use its commercially reasonable best efforts to obtain the Company Stockholder Approval. Notwithstanding the foregoing provisions of this Section 6.3(c), if, on a date for which the Company Stockholder Meeting is scheduled, the Company has not received proxies representing a sufficient number of shares of Company Common Stock to obtain the Company Stockholder Approval, whether or not a quorum is present, the Company shall have the right to make one or more successive postponements or adjournments of the Company Stockholder Meeting to the extent permitted by Law; provided, that the Company Stockholder Meeting is not postponed or adjourned to a date that is more than thirty (30) days after the date for which the Company Stockholder Meeting was originally scheduled (excluding any postponement or adjournments required by applicable Law); provided further, the Company Stockholder Meeting may not be postponed or adjourned on the date the Company Stockholder Meeting is scheduled if the Company shall have received proxies in respect of an aggregate number of Company Common Stock, which have not been withdrawn, such that Company Stockholder Approval will be obtained at such meeting.

(d)           As promptly as reasonably practicable following the date of this Agreement, Parent shall, in accordance with applicable Law and the Parent Charter and Parent Bylaws, establish a record date for, duly call, give notice of, convene and hold the Parent Stockholder Meeting. Parent shall use its commercially reasonable best efforts to cause the Joint Proxy Statement to be mailed to the stockholders of Parent entitled to vote at the Parent Stockholder Meeting and to hold the Parent Stockholder Meeting as soon as reasonably practicable after the Form S-4 is declared effective under the Securities Act. Parent shall, through the Parent Board, recommend to its stockholders that they give the Parent Stockholder Approval, include such recommendation in the Joint Proxy Statement and solicit and use its commercially reasonable best efforts to obtain the Parent Stockholder Approval. Notwithstanding the foregoing provisions of this Section 6.3(d), if, on a date for which the Parent Stockholder Meeting is scheduled, Parent has not received proxies representing a sufficient number of Parent Common Shares to obtain the Parent Stockholder Approval, whether or not a quorum is present, Parent shall have the right to make one or more successive postponements or adjournments of the Parent Stockholder Meeting to the extent permitted by Law; provided, that the Parent Stockholder Meeting is not postponed or adjourned to a date that is more than thirty (30) days after the date for which the Parent Stockholder Meeting was originally scheduled (excluding any postponement or adjournments required by applicable Law); provided further, the Parent Stockholder Meeting may not be postponed or adjourned on the date the Parent Stockholder Meeting is scheduled if Parent shall have received proxies in respect of an aggregate number of Parent Common Shares, which have not been withdrawn, such that Parent Stockholder Approval will be obtained at such meeting. Nothing contained in this Agreement shall be deemed to relieve Parent of its obligation to submit the issuance of shares of Parent Common Stock and New Parent Preferred Stock in connection with the Mergers to its stockholders for a vote on the approval thereof.

(e)           Each of the Company and Parent will use its commercially reasonable best efforts to hold the Company Stockholder Meeting and the Parent Stockholder Meeting on the same date and as soon as reasonably practicable after the date of this Agreement.

Section 6.4            Access to Information; Confidentiality.

(a)           During the Interim Period, to the extent permitted by applicable Law and contracts, each of the Company and Parent shall, and shall cause each of the Parent Subsidiaries and the Company Subsidiaries, respectively, to, afford to the other party and to the Representatives of such other party reasonable access during normal business hours and upon reasonable advance written notice to all of their respective properties, offices, books, contracts, commitments, personnel, and records and, during such period, each of the Company and Parent shall, and shall cause each of the Company Subsidiaries and the Parent Subsidiaries, respectively, to, furnish reasonably promptly to the other party (i) a copy of each report, schedule, registration statement and other document filed by it during such period pursuant to the requirements of federal or state securities Laws, and (ii) all other information (financial or otherwise) concerning its business and properties and personnel as such other party may reasonably request, subject to any privacy protections with respect to information concerning personnel as may be required by applicable Law. Subject to the terms of the Company Material Leases, Parent, at its own expense, shall have the right to such reasonable access during normal business hours and upon reasonable advance notice in order to prepare or cause to be prepared surveys, inspections, engineering studies, environmental assessments and other tests, examination or studies with respect to any Company Property that Parent deems to be reasonably necessary, so long as such access does not unduly interfere with the Company’s ordinary conduct of business; provided, that (x) neither Parent nor any of its Representatives shall be entitled to conduct intrusive soil testing or similar assessments at any Company Property without the Company’s prior written consent and (y) Parent shall indemnify the Company for any losses, costs or damages caused by such access. Subject to the terms of any applicable leases, the Company, at its own expense, shall have the right to such reasonable access during normal business hours and upon reasonable advance notice in order to prepare or cause to be prepared surveys, inspections, engineering studies, environmental assessments and other tests, examination or studies with respect to any Parent Property that Company deems to be reasonably necessary, so long as such access does not unduly interfere with Parent’s ordinary conduct of business; provided, that (x) neither the Company nor any of its Representatives shall be entitled to conduct intrusive soil testing or similar assessments at any Parent Property without Parent’s prior written consent and (y) the Company shall indemnify Parent for any losses, costs or damages caused by such access. Notwithstanding the foregoing, neither the Company nor Parent shall be required by this Section 6.4 to provide the other party or the Representatives of such other party with access to or to disclose information (w) relating to the consideration, negotiation and performance of this Agreement and related agreements, (x) that is subject to the terms of a confidentiality agreement with a Third Party entered into prior to the date of this Agreement or entered into after the date of this Agreement in the ordinary course of business consistent with past practice (provided, however, that the withholding party shall use its reasonable best efforts to obtain the required consent of such Third Party to such access or disclosure), (y) the disclosure of which would violate any Law (including without limitation employee privacy Laws) or fiduciary duty (provided, however, that the withholding party shall use its commercially reasonable best efforts to make appropriate substitute arrangements to permit reasonable disclosure not in violation of any Law or fiduciary duty) or (z) that is subject to any attorney-client privilege (provided, however, that the withholding party shall use its commercially reasonable best efforts to allow for such access or disclosure to the maximum extent that does not result in a loss of attorney-client privilege).

(b)           Each of the Company and Parent will hold, and will cause its Representatives and Affiliates to hold, any nonpublic information, including any information exchanged pursuant to this Section 6.4, in confidence to the extent required by and in accordance with, and will otherwise comply with, the terms of the Confidentiality Agreement (which shall remain in full force and effect pursuant to the terms thereof notwithstanding the execution and delivery of this Agreement or the termination thereof).

Section 6.5            Company Acquisition Proposals.

(a)           Notwithstanding anything to the contrary contained in this Agreement but subject to Section 6.5(e) and Section 6.5(g), during the period beginning on the date of this Agreement and continuing until 11:59 p.m. (New York City time) on June 22, 2023 (the “Go Shop Period End Time”), the Company and its respective Representatives may and shall have the right to, directly or indirectly: (i) initiate, solicit, encourage or facilitate any inquiries or the making of any proposal, offer or other action that constitutes, or may reasonably be expected to lead to, any Acquisition Proposal, including by way of (A) contacting third parties, (B) broadly disseminating public disclosure or (C) providing access to the properties, offices, assets, books, records and personnel of the Company and the Company Subsidiaries and furnishing non-public information pursuant to (but only pursuant to) one or more Acceptable Confidentiality Agreements; provided, however, that the Company has previously or concurrently furnished, made available or provided access to such non-public information to Parent; (ii) enter into, continue or otherwise participate in any discussions or negotiations with any Person relating to, or in furtherance of such inquiries, proposals, offers or other actions or to obtain, an Acquisition Proposal; (iii) release any Person from, or refrain from enforcing, any standstill agreement or similar obligation to the Company or any of the Company Subsidiaries; and (iv) disclose to the stockholders of the Company any information required to be disclosed under applicable Law; provided, however, that in the case of this clause (iv) such disclosure shall be deemed to be a Company Change in Recommendation if not accompanied by an express public re-affirmation of the Company Recommendation.  For purposes of this Agreement, the term “Go Shop Bidder” shall mean any Person (including its controlled Affiliates and Representatives) that submits a proposal or offer regarding an Acquisition Proposal not later than the Go Shop Period End Time that has not been withdrawn and that the Company Special Committee determines prior to the Go Shop Period End Time (or in the case of any Acquisition Proposal received less than two Business Days before the date of the Go Shop Period End Time, not later than two Business Days after the Go Shop Period End Time), has resulted in, or would be reasonably expected to result in, a Superior Proposal.  No later than two Business Days after the Go Shop Period End Time, the Company shall notify Parent in writing of the identity of each Go Shop Bidder and provide to Parent (x) a copy of any related Acquisition Proposal made in writing and any other written material terms or proposals provided (including, to the extent not included therein, a copy of the acquisition agreement and any related transaction documents and financing commitments, if any) to the Company or any Company Subsidiary and (y) a written summary of the material terms of any related Acquisition Proposal not made in writing (including any material terms proposed orally or supplementally).

(b)           Except as permitted by, and subject to, Section 6.5(d), Section 6.5(e) and Section 6.5(g) and, except with respect to a Go Shop Bidder, from and after the Go Shop Period End Time, the Company shall not, and shall cause each of the Company Subsidiaries not to, and shall not authorize or permit any of its Representatives to, (i) initiate, solicit, knowingly encourage or facilitate any inquiries or the making of any proposal, offer or other action that constitutes, or may reasonably be expected to lead to, any Acquisition Proposal, (ii) enter into, continue or otherwise participate in any discussions or negotiations with any Person, or furnish to any Person other than Parent any non-public information, in furtherance of such inquiries or to obtain an Acquisition Proposal, (iii) release any Person from or fail to enforce any standstill agreement or similar obligation to the Company or any Company Subsidiary, (iv) withdraw, modify or amend the Company Recommendation in any manner adverse to the Parent Parties or fail to make the Company Recommendation or fail to include the Company Recommendation in the Joint Proxy Statement, (v) approve, endorse or recommend any Acquisition Proposal (any event described in clause (iv) or this clause (v), whether taken by the Company Board or a committee thereof, a “Company Change in Recommendation”), (vi) enter into any agreement in principle, arrangement, understanding, contract or agreement (whether binding or not) contemplating or otherwise relating to an Acquisition Proposal, or (vii) take any action to exempt any Person from any takeover statute or similar restrictive provision of the Company Charter or Company Bylaws.  For the avoidance of doubt, after the Go Shop Period End Time until the receipt of the Company Stockholder Approval, the Company, Company Subsidiaries and each of their respective Representatives may continue to take any of the actions described in Section 6.5(a) with respect to any proposals or offers regarding any Acquisition Proposal submitted by a Go Shop Bidder on or before the Go Shop Period End Time or with respect to any amended or modified proposal or offer with respect to any such Acquisition Proposal submitted by a Go Shop Bidder after the Go Shop Period End Time if the Company Special Committee has determined in good faith following consultation with its legal and financial advisors that such Acquisition Proposal (as may be amended or modified) is or is reasonably expected to lead to a Superior Proposal; provided that a Go Shop Bidder shall cease to be a Go Shop Bidder if the negotiations between the Company and such Go Shop Bidder with respect to the Acquisition Proposal that resulted in such Go Shop Bidder becoming a Go Shop Bidder shall have been terminated.  The Company agrees that in the event any Representative of the Company or any Company Subsidiary takes any action that, if taken by the Company, would constitute a material violation of this Section 6.5(b), then the Company shall be deemed to be in violation of this Section 6.5(b) for all purposes of this Agreement.

(c)           Except as permitted by, and subject to, Section 6.5(b), Section 6.5(d), Section 6.5(e) and Section 6.5(g), after the Go Shop Period End Time, the Company shall, and shall cause each Company Subsidiary and each of their respective Representatives to, immediately cease any discussions, negotiations or communications with any Person (other than Go Shop Bidders and the Parent Parties) with respect to any Acquisition Proposal or potential Acquisition Proposal and immediately terminate all physical and electronic data room access previously granted to any such Person (other than Go Shop Bidders and the Parent Parties).

(d)           If, from and after the Go Shop Period End Time and prior to receipt of the Company Stockholder Approval, the Company or any Company Subsidiary or their respective Representatives receives a bona fide written Acquisition Proposal which has not been initiated, solicited, encouraged or facilitated in violation of Section 6.5(b), and which the Company Special Committee has determined in good faith following consultation with its legal and financial advisors is or is reasonably expected to lead to a Superior Proposal, the Company and Company Subsidiaries or any of their respective Representatives thereafter may take the following actions (but only if and to the extent that the Company Special Committee determines in good faith following consultation with its legal advisors that the failure to do so would reasonably likely to be inconsistent with its duties to the stockholders of the Company under applicable Law): (i) furnish, make available or provide access to non-public information with respect to the Company and Company Subsidiaries to the Person who made such Acquisition Proposal and such Person’s Representatives (provided that the Company (A) concurrently or has previously furnished, made available or provided access to such non-public information to the Parent Parties and (B) furnishes, makes available or provides access to such non-public information pursuant to an Acceptable Confidentiality Agreement), (ii) participate in negotiations regarding such Acquisition Proposal, and (iii) disclose to the stockholders of the Company any information required to be disclosed under applicable Law; provided, however, that in the case of this clause (iii) such disclosure shall be deemed to be a Company Change in Recommendation if not accompanied by an express public re-affirmation of the Company Recommendation.  From and after the Go Shop Period End Time, in the event the Company, any Company Subsidiary or any of their respective Representatives receives from a Person (including a Go Shop Bidder) or group of related Persons (x) an Acquisition Proposal or an amended or modified proposal or offer with respect to any such Acquisition Proposal, (y) any request for information relating to the Company or Company Subsidiaries from a Person who informs the Company or any Company Subsidiary that it is considering making or has made an Acquisition Proposal or (z) any inquiry or request for discussions or negotiations regarding any Acquisition Proposal, the Company shall promptly notify Parent of (but in no event more than 48 hours following) such receipt.  Such notification shall include, to the extent then known, the identity of the parties and a copy of such Acquisition Proposal, inquiry or request or, if not made in writing, a written description of the material terms thereof.  The Company shall keep Parent apprised on a current basis of (and in any event no later than 24 hours after) any material developments, discussions and negotiations concerning, any such Acquisition Proposal, inquiry or request, including by furnishing copies of any documentation and written correspondence that supplements or amends any such Acquisition Proposal, inquiry or request.  Notwithstanding anything to the contrary in this Agreement, but subject to the preceding three sentences, nothing herein shall prohibit the Company, Company Subsidiaries and their respective Representatives from contacting in writing any Person submitting an Acquisition Proposal (that was not the result of a violation of this Section 6.5) solely to clarify the terms of the Acquisition Proposal for the sole purpose of the Company Board (or the Company Special Committee) informing itself about such Acquisition Proposal.  Neither the Company nor any Company Subsidiary shall, after the date of this Agreement, enter into any confidentiality agreement that would prohibit it from providing such information to Parent.

(e)           At any time prior to receipt of the Company Stockholder Approval, the Company Board may, if the Company Board determines in good faith after consultation with its legal advisor (and based on the recommendation of the Company Special Committee) that the failure to do so would reasonably be likely to be inconsistent with its duties to the stockholders of the Company under applicable Law, (i) upon receipt by the Company of an Acquisition Proposal that constitutes a Superior Proposal (whether or not from a Go Shop Bidder), make a Company Change in Recommendation (and the Company may so terminate this Agreement in accordance with Section 8.1(c)(ii) of this Agreement and enter into an agreement relating to, or for the implementation of, such Superior Proposal); or (ii) otherwise make a Company Change in Recommendation in response to a Company Intervening Event; provided that

(A) in the case of a Company Change in Recommendation under clause (i) of this Section 6.5(e), (1) such Acquisition Proposal did not result from the Company’s breach of its obligations under this Section 6.5, and (2) the Company Board has determined in good faith, after consultation with its legal and financial advisors (and based on the recommendation of the Company Special Committee), that such Acquisition Proposal constitutes a Superior Proposal and, after consultation with its legal advisor, that the failure of the Company to terminate this Agreement in accordance with Section 8.1(c)(ii) or make a Company Change in Recommendation, as the case may be, would be reasonably likely to be inconsistent with its duties to the stockholders of the Company under applicable Law, taking into account all adjustments to the terms of this Agreement that may be offered by the Parent Parties pursuant to Section 6.5(e)(D);

(B) in the case of a Company Change in Recommendation under clause (ii) of this Section 6.5(e), the Company Board has determined in good faith, after consultation with its legal advisor (and based on the recommendation of the Company Special Committee), that failure of the Company to make a Company Change in Recommendation would be reasonably likely to be inconsistent with its duties to the stockholders of the Company under applicable Law, taking into account all adjustments to the terms of this Agreement that may be offered by the Parent Parties pursuant to Section 6.5(e)(D);

(C) the Company has notified Parent in writing that the Company Board intends to make a Company Change in Recommendation or enter into an agreement related to the Superior Proposal, attaching the most current version of such agreement (including any amendments, supplements or modifications) to such notice (a “Company Change Notice”); and

(D) during the five Business Day period following Parent’s receipt of a Company Change Notice, the Company shall have offered to negotiate with (and, if accepted, negotiated in good faith with), and shall have caused its respective financial and legal advisors to offer to negotiate with (and, if accepted, negotiate in good faith with), Parent in making adjustments to the terms and conditions of this Agreement (1) such that in circumstances involving or relating to an Acquisition Proposal, the Superior Proposal ceases to be a Superior Proposal; provided that any amendment, supplement or modification to any Acquisition Proposal shall be deemed a new Acquisition Proposal and the Company may not terminate this Agreement pursuant to Section 8.1(c)(ii) or make a Company Change in Recommendation pursuant to clause (i) of this Section 6.5(e) unless the Company has complied with the requirements of this Section 6.5(e) with respect to each such new Acquisition Proposal including sending a Company Change Notice with respect to each such new Acquisition Proposal (except that the new negotiation period under this Section 6.5(e)(D) shall be three Business Days instead of five Business Days), and (2) in circumstances not involving an Acquisition Proposal, as may be proposed by Parent

(f)            Notwithstanding any Company Change in Recommendation, unless such Company Change in Recommendation is with respect to a Superior Proposal and the Company terminates this Agreement in accordance with Section 8.1(c)(ii) of this Agreement, the Company shall cause the approval of the REIT Merger, and the other transactions contemplated hereby to be submitted to a vote of the Company’s stockholders at the Company Stockholder Meeting.

(g)           Nothing in this Section 6.5 or elsewhere in this Agreement shall prevent the Company Board or the Company, directly or indirectly, from (i) taking and disclosing to the stockholders of the Company a position contemplated by Rule 14d-9 or Rule 14e-2(a) promulgated under the Exchange Act with respect to an Acquisition Proposal, making any required disclosure to the stockholders of the Company under applicable Law, including Rule 14d-9 promulgated under the Exchange Act or Item 1012(a) of Regulation M-A or (ii) making any disclosure to the stockholders of the Company if the Company Board determines in good faith after consultation with its legal advisors (and based on the recommendation of the Company Special Committee) that the failure to do so would be reasonably likely to be inconsistent with its duties to the stockholders of the Company under applicable Law; provided, however, that to the extent any such disclosure addresses the approval, recommendation or favorable declaration of advisability by the Company Board with respect to this Agreement or an Acquisition Proposal, such disclosure shall be deemed to be a Company Change in Recommendation if not accompanied by an express public re-affirmation of the Company Recommendation.

(h)           For purposes of this Agreement:

(i)           “Acquisition Proposal” means any proposal, offer, indication of interest or inquiry, whether in one transaction or a series of related transactions, relating to any (a) merger, consolidation, share exchange, business combination or similar transaction involving the Company or any Company Subsidiary, (b) sale, lease, exchange, mortgage, pledge, license, transfer or other disposition, by merger, consolidation, share exchange, business combination or any similar transaction, of any assets of the Company or any of the Company Subsidiaries representing 20% or more of the consolidated assets of the Company and the Company Subsidiaries, (c) issue, sale or other disposition by the Company or any of the Company Subsidiaries (including by way of merger, consolidation, share exchange, business combination or any similar transaction) securities (or options, rights or warrants to purchase, or securities convertible into, such securities) representing 20% or more of the votes associated with the outstanding shares of Company Common Stock, (d) tender offer or exchange offer in which any Person or “group” (as such term is defined under the Exchange Act) shall acquire beneficial ownership (as such term is defined in Rule 13d-3 under the Exchange Act), or the right to acquire beneficial ownership, of 20% or more of the votes associated with the outstanding shares of Company Common Stock, (e) recapitalization, restructuring, liquidation, dissolution or other similar type of transaction with respect to the Company in which a third party shall acquire beneficial ownership of 20% or more of the outstanding shares of Company Common Stock, or (f) transaction that is similar in form, substance or purpose to any of the foregoing transactions; provided, however, that the term “Acquisition Proposal” shall not include (i) the Mergers or any of the other transactions contemplated by this Agreement or (ii) any merger, consolidation, business combination, reorganization, recapitalization or similar transaction solely among the Company and one or more of the Company Subsidiaries or solely among the Company Subsidiaries.

(ii)           “Company Intervening Event” means a material event, effect, circumstance, change, development or state of facts that was not known to the Company Board prior to the execution of this Agreement (or if known, the magnitude or consequences of which were not known or reasonably foreseeable as of the date hereof), which event, effect, circumstance, change, development or state of facts, or any material consequence thereof, becomes known to the Company Board prior to the REIT Merger Effective Time; provided, however, that in no event shall the receipt, existence or terms of an Acquisition Proposal or any matter relating thereto or consequence thereof constitute a Company Intervening Event and in no event shall entry into agreements that provide for any other strategic transaction or any matter relating thereto or consequence thereof constitute a Company Intervening Event.

(iii)         “Superior Proposal” means a written Acquisition Proposal made by a Third Party (except for purposes of this definition, the references in the definition of “Acquisition Proposal” to “20%” shall be replaced with “50%”) which the Company Board (based on the recommendation of the Company Special Committee) determines in its good faith judgment (after consultation with its legal and financial advisors and after taking into account (a) all of the terms and conditions of the Acquisition Proposal and this Agreement (as it may be proposed to be amended by the Parent Parties) and (b) the feasibility and certainty of consummation of such Acquisition Proposal on the terms proposed (taking into account all legal, financial, regulatory and other aspects of such Acquisition Proposal deemed relevant by the Company Board (based on the recommendation of the Company Special Committee) and conditions to consummation thereof)) to be more favorable from a financial point of view to the Company’s stockholders (in their capacities as stockholders) than the REIT Merger and the other transactions contemplated by this Agreement (as it may be proposed to be amended by the Parent Parties)).

Section 6.6            Parent Change in Recommendation.

(a)           Except as permitted by, and subject to, Section 6.6(b), from and after the date of this Agreement, Parent shall not withdraw, modify or amend the Parent Recommendation in any manner adverse to the Company or fail to make the Parent Recommendation or fail to include the Parent Recommendation in the Joint Proxy Statement (such event, whether taken by the Parent Board or a committee thereof, a “Parent Change in Recommendation”).

(b)           At any time prior to receipt of the Parent Stockholder Approval, the Parent Board may, if the Parent Board determines in good faith after consultation with its legal and financial advisors that the failure to do so would be inconsistent with its duties to the stockholders of Parent under applicable Law, make a Parent Change in Recommendation in response to a Parent Intervening Event; provided that

(i)           the Parent Board has determined in good faith, after consultation with its legal and financial advisors, that failure of Parent to make a Parent Change in Recommendation would be inconsistent with its duties to the stockholders of Parent under applicable Law, taking into account all adjustments to the terms of this Agreement that may be offered by the Company pursuant to Section 6.5;

(ii)           Parent has notified the Company in writing that the Parent Board intends to make a Parent Change in Recommendation (a “Parent Change Notice”); and

(iii)         During the five Business Day period following the Company’s receipt of a Parent Change Notice, Parent shall have offered to negotiate with (and, if accepted, negotiated in good faith with), and shall have caused its respective financial and legal advisors to offer to negotiate with (and, if accepted, negotiate in good faith with), the Company in making adjustments to the terms and conditions of this Agreement as may be proposed by the Company.

Section 6.7            Appropriate Action; Consents; Filings.

(a)           Upon the terms and subject to the conditions set forth in this Agreement (including Section 6.5), each of the Company and Parent shall (and shall cause the Company Subsidiaries and the Parent Subsidiaries, respectively, to) use its commercially reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other party in doing, all things necessary, proper or advisable under applicable Law or pursuant to any contract or agreement to consummate and make effective, as promptly as practicable, the Mergers and the other transactions contemplated by this Agreement, including (i) the taking of all actions necessary to cause the conditions to Closing set forth in Article VII to be satisfied, (ii) the obtaining of all necessary actions or nonactions, waivers, consents and approvals from Governmental Authorities or other Persons necessary in connection with the consummation of the Mergers and the other transactions contemplated by this Agreement and the making of all necessary registrations and filings (including filings with Governmental Authorities, if any) and the taking of all reasonable steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Authority or other Persons necessary in connection with the consummation of the Mergers and the other transactions contemplated by this Agreement, (iii) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the Mergers or the other transactions and documents contemplated by this Agreement, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Authority vacated or reversed, the avoidance of each and every impediment under any antitrust, merger control, competition or trade regulation Law that may be asserted by any Governmental Authority with respect to the Mergers so as to enable the Closing to occur as soon as reasonably possible; and (iv) the execution and delivery of any additional instruments necessary to consummate the Mergers and the other transactions contemplated by this Agreement and to fully carry out the purposes of this Agreement; provided, that, notwithstanding anything to the contrary in this Agreement, no Party will have any obligation (A) to propose, negotiate, commit to or effect, by consent decree, hold separate order or otherwise, the sale, divestiture or other disposition of any assets or businesses of such Party, any of its subsidiaries or their Affiliates or (B) otherwise to take or commit to take any actions that would limit the freedom of such Party, its subsidiaries (including subsidiaries of Parent after the Closing) or their Affiliates with respect to, or their ability to retain, one or more of their businesses, product lines or assets).

(b)           In connection with and without limiting the foregoing Section 6.5(a), each of Parent and the Company shall give (or shall cause the Parent Subsidiaries or the Company Subsidiaries, respectively, to give) any notices to Third Parties. Each of the parties hereto will, and shall cause their respective Affiliates to, furnish to the other parties hereto such necessary information and reasonable assistance as such other parties may reasonably request in connection with the preparation of any required applications, notices, registrations and requests as may be required or advisable to be filed with any Governmental Authority and will reasonably cooperate in responding to any inquiry from a Governmental Authority, including promptly informing the other parties of such inquiry, consulting in advance with such other parties before making any presentations or submissions to a Governmental Authority, and supplying the other parties with copies of all material correspondence, filings or communications with any Governmental Authority with respect to this Agreement, the Mergers or the other transactions contemplated by this Agreement.  To the extent reasonably practicable, the parties hereto or their respective Representatives shall have the right to review in advance and to consult on, all the information relating to the other and each of their Affiliates that appears in any filing made with, or written materials submitted to, any Governmental Authority in connection with this Agreement, the Mergers or the other transactions contemplated by this Agreement, except that confidential competitively sensitive business information may be redacted from such exchanges.  To the extent reasonably practicable, no party hereto shall (nor shall permit its respective Representatives to) participate independently in any meeting or engage in any substantive conversation with any Governmental Authority in respect of any filing, investigation or other inquiry without giving the other parties hereto prior notice of such meeting or conversation and, to the extent permitted by applicable Law, without giving such other parties the opportunity to attend or participate (whether by telephone, electronically or in person) in any such meeting with such Governmental Authority. Notwithstanding the foregoing, obtaining any approval or consent from any Third Party that is not a Governmental Authority pursuant to this Section 6.5 shall not be considered a condition to the obligations of Parent, REIT Merger Sub and Partnership Merger Sub to consummate the Mergers unless otherwise expressly stated in Article VII.

(c)           Notwithstanding anything to the contrary in this Agreement, in connection with obtaining any approval or consent from any Person (other than any Governmental Authority) with respect to the Mergers and the other transactions contemplated by this Agreement, none of the parties hereto or any of their respective Affiliates or Representatives shall be obligated to, pay or commit to pay to such Person whose approval or consent is being solicited any cash or other consideration, make any accommodation or commitment or incur any liability or other obligation to such Person (unless expressly required by a written agreement that was entered into prior to the date hereof with such Person). Subject to the immediately foregoing sentence, the parties shall cooperate with respect to reasonable accommodations that may be requested or appropriate to obtain such consents.

Section 6.8            Notification of Certain Matters; Transaction Litigation.

(a)           The Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, of any notice or other communication received by such party from any Governmental Authority in connection with this Agreement, the Mergers or the other transactions contemplated by this Agreement, or from any Person alleging that the consent of such Person is or may be required in connection with the Mergers or the other transactions contemplated by this Agreement.

(b)           The Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, if (i) any representation or warranty made by it contained in this Agreement becomes untrue or inaccurate such that the applicable closing conditions would reasonably expected to be incapable of being satisfied by the Outside Date or (ii) it fails to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement. Without limiting the foregoing, the Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, if, to the knowledge of such party, the occurrence of any state of facts, change, development, event or condition would cause, or reasonably be expected to cause, any of the conditions to Closing set forth herein not to be satisfied or satisfaction to be materially delayed. Notwithstanding anything to the contrary in this Agreement, the failure by the Company or Parent to provide such prompt notice under this Section 6.7(a) shall not constitute a breach of covenant for purposes of Section 7.2(b) or Section 7.3(b).

(c)           Each of the parties hereto agrees to give prompt written notice to the other parties upon becoming aware of the occurrence or impending occurrence of any event or circumstance relating to it or any of the other Company Subsidiaries or the other Parent Subsidiaries, respectively, which could reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect or a Parent Material Adverse Effect, as the case may be.

(d)           The Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, of any Actions commenced or, to such party’s knowledge, threatened against, relating to or involving such party or any of the Company Subsidiaries or the Parent Subsidiaries, respectively, which relate to this Agreement, the Mergers or the other transactions contemplated by this Agreement. The Company shall give Parent the opportunity to reasonably participate in the defense and settlement of any stockholder litigation against the Company and/or its directors relating to this Agreement and the transactions contemplated hereby, and no such settlement shall be agreed to without Parent’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed). Parent shall give the Company the opportunity to reasonably participate in the defense and settlement of any stockholder litigation against Parent and/or its directors relating to this Agreement and the transactions contemplated hereby, and no such settlement shall be agreed to without the Company’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed).

Section 6.9            Public Announcements. The Company and Parent shall consult with each other before issuing any press release or otherwise making any public statements or filings with respect to this Agreement or any of the transactions contemplated hereby, and none of the parties shall issue any such press release or make any such public statements or filings prior to obtaining the other parties’ consent (which consent shall not be unreasonably withheld, conditioned or delayed); provided, however, that a party may, without obtaining the other parties’ consent, issue such press release or make such public statements or filings as may be required by Law, Order or the applicable rules of any stock exchange or the applicable provisions of any listing agreement of any party hereto. If for any reason it is not practicable to consult with the other party before making any public statement with respect to this Agreement or any of the transactions contemplated hereby, then the party making such statement shall not make a statement that is inconsistent with any press release or public statements or filings, if any, to which the other party had previously consented; provided, further, that such consultation and consent shall not be required with respect to any release, communication or announcement specifically permitted by Section 6.5 or Section 6.7.

Section 6.10           Directors’ and Officers’ Indemnification and Insurance.

(a)           Parent, REIT Merger Sub and Partnership Merger Sub agree that all rights to exculpation, indemnification and advancement of expenses for acts or omissions occurring at or prior to the REIT Merger Effective Time, whether asserted or claimed prior to, at or after the REIT Merger Effective Time (including any matters arising in connection with the transactions contemplated by this Agreement), now existing in favor of Indemnitees as provided in the Company Charter or Company Bylaws or each of the Company Subsidiaries’ respective articles or certificates of incorporation or bylaws (or comparable organizational or governing documents) or in any indemnification agreement of the Company or the Company Subsidiaries or other applicable contract as in effect on the date of this Agreement shall survive the Mergers and shall continue in full force and effect in accordance with their terms. Parent and the Surviving Entity shall (and Parent shall cause the Surviving Entity and any applicable Parent Subsidiaries to) (i) indemnify, defend and hold harmless, and advance expenses to, Indemnitees with respect to all acts or omissions by them in their capacities as such at any time prior to the REIT Merger Effective Time, to the fullest extent required by: (x) the Company Charter or Company Bylaws, or the articles or certificates of organization or incorporation or bylaws (or comparable organizational or governing documents) of any of the Company Subsidiaries, in each case, as in effect on the date of this Agreement, (y) any indemnification agreement of the Company or the Company Subsidiaries or other applicable contract as in effect on the date of this Agreement, or (z) applicable Law, and (ii) not amend, repeal or otherwise modify any such provisions referenced in subsections (i)(x) and (i)(y) above in any manner that would adversely affect the rights thereunder of any Indemnitees.

(b)           Without limiting the provisions of Section 6.10(a), during the period commencing as of the REIT Merger Effective Time and ending on the sixth (6th) anniversary of the REIT Merger Effective Time, Parent and the Surviving Entity shall (and Parent shall cause the Surviving Entity and any applicable Parent Subsidiaries to): (i) indemnify and hold harmless each Indemnitee against and from any costs or expenses (including attorneys’ fees), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, to the extent such claim, action, suit, proceeding or investigation arises out of or pertains to (x) any action or omission or alleged action or omission in such Indemnitee’s capacity as a director, officer, partner, manager, member, trustee, employee or agent of the Company or any of the Company Subsidiaries, or (y) this Agreement or any of the transactions contemplated hereby, including the Mergers; and (ii) pay in advance of the final disposition of any such Action the expenses (including attorneys’ fees and any expenses incurred by any Indemnitee in connection with enforcing any rights with respect to indemnification) of any Indemnitee upon receipt of an undertaking by or on behalf of such Indemnitee to repay such amount if it shall ultimately be determined that such Indemnitee is not entitled to be indemnified. Notwithstanding anything to the contrary contained in this Section 6.10(b) or elsewhere in this Agreement, neither Parent nor the Surviving Entity shall (and Parent shall cause the Surviving Entity and any applicable Parent Subsidiaries not to) settle or compromise or consent to the entry of any judgment or otherwise seek termination with respect to any Action for which indemnification may be sought under this Section 6.10(b) unless such settlement, compromise, consent or termination includes an unconditional release of all Indemnitees from all liability arising out of such Action, and does not include an admission of fault or wrongdoing by any Indemnitee. Notwithstanding anything to the contrary set forth in this Agreement, Parent or the Surviving Entity (or any Parent Subsidiary) (i) shall not be liable for any settlement effected without their prior written consent (which consent shall not be unreasonably withheld, delayed or conditioned) and (ii) shall not have any obligation hereunder to any Indemnitee to the extent that a court of competent jurisdiction shall determine in a final and non-appealable order that such indemnification is prohibited by applicable Law, in which case the Indemnitee shall promptly refund to Parent or the Surviving Entity the amount of all such expenses theretofore advanced pursuant hereto.

(c)           Prior to the REIT Merger Effective Time, the Company shall or, if the Company is unable to, Parent shall cause the Surviving Entity as of the REIT Merger Effective Time to, obtain the non-cancellable extension of the directors’ and officers’ liability coverage of the Company’s existing directors’ and officers’ insurance policies and the Company’s existing fiduciary liability insurance policies (collectively, the “D&O Insurance”), in each case, for a claims reporting or discovery period of at least six (6) years from and after the REIT Merger Effective Time with respect to any claim related to any period of time at or prior to the REIT Merger Effective Time from one or more insurance carriers with the same or better credit rating as the Company’s current insurance carrier with respect to D&O Insurance with terms, conditions, retentions and limits of liability that are no less favorable than the coverage provided under the Company’s existing policies and with policy limits no less than the limits on the Company’s existing policies as long as the annual premium does not exceed 300% of the annual premium under the Company’s existing policies. If the Company or the Surviving Entity for any reason fails to obtain such “tail” insurance policies as of the REIT Merger Effective Time, (i) the Surviving Entity shall continue to maintain in effect, for a period of at least six (6) years from and after the REIT Merger Effective Time, the D&O Insurance in place as of the date hereof with the Company’s current insurance carrier or with an insurance carrier with the same or better credit rating as the Company’s current insurance carrier with respect to D&O Insurance with terms, conditions, retentions and limits of liability that are no less favorable than the coverage provided under the Company’s existing policies as of the date hereof, or (ii) Parent shall provide, or shall cause the Surviving Entity to provide, for a period of not less than six (6) years after the REIT Merger Effective Time, the Indemnitees who are insured under the Company’s D&O Insurance with comparable D&O Insurance that provides coverage for events occurring at or prior to the REIT Merger Effective Time from an insurance carrier with the same or better credit rating as the Company’s current insurance carrier, that is no less favorable in the aggregate than the existing policy of the Company (which may be provided under Parent’s D&O Insurance policy) or, if substantially equivalent insurance coverage is unavailable, the best available coverage; provided, however, that Parent and the Surviving Entity shall not be required to pay an annual premium for the D&O Insurance in excess of 300% of the annual premium currently paid by the Company for such insurance; and provided, further, that if the annual premiums of such insurance coverage exceed such amount, Parent or the Surviving Entity shall be obligated to obtain a policy with the greatest coverage available, with respect to matters occurring prior to the REIT Merger Effective Time, for a cost not exceeding such amount. In all events, the cost of insurance required to be purchased or maintained pursuant to this Section 6.10(c) shall be borne by the Surviving Entity.

(d)           The Indemnitees to whom this Section 6.10 applies are intended to be third party beneficiaries of this Section 6.10. The provisions of this Section 6.10 are intended to be for the benefit of each Indemnitee and his or her successors, heirs, executors, trustees, fiduciaries, administrators or representatives. Parent shall pay all reasonable expenses, including attorney’s fees, that may be incurred by any Indemnitee in successfully enforcing the indemnity and other obligations provided in this Section 6.10.

(e)           The rights of each Indemnitee under this Section 6.10 shall be in addition to any rights such Person or any employee of the Company or any Company Subsidiary may have under the Company Charter, the Company Bylaws or the certificate of incorporation or bylaws (or equivalent organizational or governing documents) of any of the Company Subsidiaries, or the Surviving Entity or any of its Subsidiaries, or under any applicable Law or under any agreement of any Indemnitee or any employee with the Company or any of the Company Subsidiaries listed in Section 4.12(a)(iv) of the Company Disclosure Letter (each, an “Existing Indemnification Right”). To the extent of any conflict between an Existing Indemnification Right and the rights granted to Indemnitees pursuant to this Section 6.10, the provision or provisions more favorable to the Indemnitee shall control.

(f)            Any Indemnitee wishing to claim indemnification under this Section 6.10, upon learning of any such indemnifiable claim, shall promptly notify the Surviving Entity thereof, but the failure to so notify shall not relieve Parent or the Surviving Entity of any liability it may have to such Indemnitee, except to the extent such failure materially prejudices the Surviving Entity. In the event of any such threatened or actual indemnifiable claim (whether asserted or arising at or before or after the REIT Merger Effective Time), (A) Parent or the Surviving Entity shall have the right to assume the defense thereof, with counsel reasonably acceptable to the Indemnitee (which acceptance shall not be unreasonably withheld, delayed or conditioned), and Parent and the Surviving Entity shall not be liable to such Indemnitee for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnitee in connection with the defense thereof, except that if Parent or the Surviving Entity elects not to assume such defense, or counsel for the Indemnitee advises that there are issues that raise conflicts of interest between Parent or the Surviving Entity and the Indemnitee, the Indemnitee may retain counsel satisfactory to him or her, and Parent or the Surviving Entity shall pay all documented fees and expenses of such counsel for the Indemnitee within ten (10) Business Days after statements therefor are received; provided, however, that Parent and the Surviving Entity shall be obligated pursuant to this paragraph (f) to pay for only one firm of counsel for all Indemnitees in connection with an indemnifiable claim (selected by a majority of the applicable Indemnitees) in any jurisdiction except to the extent that any two or more Indemnitees have a conflict of interest in such claim, and (B) the Company and, after the REIT Merger Effective Time, the Surviving Entity shall (and Parent shall cause the Surviving Entity to or any applicable Parent Subsidiary) promptly pay expenses in advance of the final disposition of any such threatened or actual claim to each Indemnitee to the fullest extent permitted by applicable Law, subject to the receipt of an undertaking by such Indemnitee to repay such expenses if it is ultimately determined that such Indemnitee is not entitled to be indemnified; provided, however, that neither the Company nor the Surviving Entity shall be liable for any settlement effected without its prior written consent (which prior written consent shall not be unreasonably withheld, conditioned or delayed).

(g)           Notwithstanding anything contained in Section 9.1 or Section 9.7 to the contrary, this Section 6.10 shall survive the consummation of the Mergers indefinitely and shall be binding, jointly and severally, on all successors and assigns of Parent, the Surviving Entity and the Parent Subsidiaries, and shall be enforceable by the Indemnitees and their successors, heirs or representatives. In the event that Parent or the Surviving Entity or any of its successors or assigns consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or transfers or conveys all or a majority of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of Parent or the Surviving Entity, as applicable, shall succeed to the obligations set forth in this Section 6.10. The parties acknowledge and agree that Parent guarantees the payment and performance of the Surviving Entity’s obligations pursuant to this Section 6.10. Nothing in this Agreement is intended to, shall be construed to or shall release, waive or impair any rights to directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to the Company, any Company Subsidiary or the Company’s or any Company Subsidiary’s officers, directors, managers, employees and agents, it being understood and agreed that the indemnification provided for in this Section 6.10 is not prior to, or in substitution for, any such claims under any such policies.

Section 6.11           Certain Tax Matters.

(a)           The parties shall cooperate in the preparation, execution and filing of all returns, questionnaires, applications or other documents regarding any real property transfer or gains, sales, use, transfer, value added, stock transfer or stamp taxes, any transfer, recording, registration and other fees and any similar taxes that become payable in connection with the transactions contemplated herein (together with any related interests, penalties or additions to Tax, “Transfer Taxes”), and shall cooperate in attempting to minimize the amount of Transfer Taxes.

(b)           Parent and Parent Operating Partnership shall deliver to the Company and Proskauer Rose LLP (or other counsel to the Company) a tax representation letter, signed by each of the officers of Parent and of Parent Operating Partnership principally responsible for legal, tax, and financial matters, in each case, in their capacities as officers of Parent and not in their individual capacities, dated as of (i) the effective date of the Form S-4 (if requested by Parent in connection with the delivery of a tax opinion as an exhibit to the Form S-4), and (ii) the Closing Date (such tax representation letter, the “Parent Tax Letter”). The Parent Tax Letter shall be in a form and substance reasonably acceptable to the Company. The Parent Tax Letter shall include language explicitly permitting Proskauer Rose LLP (or other counsel to the Company) to rely on the representations set forth therein for purposes of delivering the opinions described in Section 7.2(f) and Section 7.3(e) hereof.

(c)           The Company and Company Operating Partnership shall deliver to Parent and Proskauer Rose LLP (or other counsel to Parent) a tax representation letter, signed by each of the officers of the Company and of Company Operating Partnership principally responsible for legal, tax, and financial matters, in each case, in their capacities as officers of the Company and not in their individual capacities, dated as of (i) the effective date of the Form S-4 (if requested by Parent in connection with the delivery of a tax opinion as an exhibit to the Form S-4), and (ii) the Closing Date (such tax representation letter, the “Company Tax Letter”). The Company Tax Letter shall be in a form and substance reasonably acceptable to Parent. The Company Tax Letter shall include language explicitly permitting Proskauer Rose LLP (or other counsel to Parent) to rely on the representations set forth therein for purposes of delivering the opinions described in Section 7.2(f) and Section 7.3(e) hereof.

(d)           Each of Parent, Parent Operating Partnership, the Company and Company Operating Partnership shall use its commercially reasonable best efforts to cause the Mergers to qualify for the Intended Tax Treatment, including by executing and delivering the Parent Tax Letter and Company Tax Letter, respectively, and reporting consistently for all income Tax or other purposes. None of Parent, Parent Operating Partnership, the Company or Company Operating Partnership shall take any action, or fail to take any action, that would reasonably be expected to cause the Mergers to fail to qualify for the Intended Tax Treatment.

(e)           All Tax Returns shall be prepared in a manner consistent with Section 2.5 of this Agreement.

Section 6.12           Control of Operations. Nothing contained in this Agreement shall be deemed to give Parent, Parent Operating Partnership, REIT Merger Sub or Partnership Merger Sub, directly or indirectly, the right to control or direct the operations of the Company or any Company Subsidiary prior to the REIT Merger Effective Time. Prior to the REIT Merger Effective Time, the Company shall exercise, consistent with and subject to the terms and conditions of this Agreement, complete control and supervision over its and the Company Subsidiaries’ operations.

Section 6.13           Dividends.

(a)           In the event that the Closing Date is to occur prior to the end of the then current dividend period of the Company or Parent, as the case may be, then each of the Company and Parent shall declare a dividend to the respective holders of Company Common Stock and Parent Common Shares, the record date and payment date (to the extent practicable) for which shall be the close of business on the last Business Day prior to the Closing Date (the “Closing Dividend Date”), in each case, subject to funds being legally available therefor.

(b)           The per share dividend amount payable by the Company with respect to the shares of Company Common Stock shall be an amount equal to the Company Common Quarterly Dividend, multiplied by a fraction, the numerator of which is the number of days lapsed from the first day of the then current dividend period through and including the Closing Dividend Date, and the denominator of which is the actual number of days in the calendar quarter in which such dividend is declared.

(c)           The per share dividend amount payable by Parent with respect to the Parent Common Shares shall be an amount equal to the Parent Common Quarterly Dividend, multiplied by a fraction, the numerator of which is the number of days lapsed from the first day of the then current dividend period through and including the Closing Dividend Date, and the denominator of which is the actual number of days in the calendar quarter in which such dividend is declared.

(d)           Notwithstanding the foregoing, any dividend with respect to the shares of Company Series A Preferred Stock or Company Series C Preferred Stock shall be made in accordance with the terms of such Company Preferred Stock as set forth in the Company Charter; provided, however, if the Closing Date shall occur (i) with respect to Company Series A Preferred Stock, following a Series A Dividend Period but prior to a Series A Payment Date (in each case as defined in the Company Charter with regard to the Company Series A Preferred Stock) or (ii) with respect to Company Series C Preferred Stock, following a Series C Dividend Period but prior to a Series C Payment Date (in each case as defined in the Company Charter with regard to the Company Series C Preferred Stock), then, in each case of (i) and (ii), the Company shall declare a dividend to the respective holders of Company Preferred Stock as of end of the prior Series A Dividend Period or Series C Dividend Period, as applicable, and the payment date (to the extent practicable) shall be the Closing Dividend Date, subject to funds being legally available therefor.

(e)           The Company Operating Partnership or Parent Operating Partnership, as the case may be, may make a distribution with respect to its partnership units in order to distribute funds sufficient for the payment of the applicable dividends described in Section 6.13(a) and Section 6.13(d).

(f)            Parent Board, prior to the Closing Date, shall consider whether to reset the dividend rate for the first quarter following the Closing Date.

Section 6.14           Section 16 Matters. Assuming that the Company delivers to Parent, in a timely fashion prior to the REIT Merger Effective Time, all requisite information necessary for Parent and Parent Operating Partnership to take the actions contemplated by this Section 6.14, the Company, Parent, REIT Merger Sub and Partnership Merger Sub each shall take all such steps as may be necessary or appropriate to ensure that (a) any dispositions of Company Common Stock (including derivative securities related to such stock) resulting from the Mergers and the other transactions contemplated by this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company immediately prior to the REIT Merger Effective Time are exempt under Rule 16b-3 promulgated under the Exchange Act, and (b) any acquisitions of Parent Common Shares (including derivative securities related to such stock) resulting from the Mergers and the other transactions contemplated by this Agreement by each individual who may become subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Parent are exempt under Rule 16b-3 promulgated under the Exchange Act. Upon request, the Company shall promptly furnish Parent with all requisite information for Parent and Parent Operating Partnership to take the actions contemplated by this Section 6.14.

Section 6.15           Voting of Securities. Parent shall vote all shares of Company Common Stock beneficially owned by it or any of the Parent Subsidiaries as of the record date for the Company Stockholder Meeting in favor of the REIT Merger. The Company shall vote all Parent Common Shares beneficially owned by it or any of the Company Subsidiaries as of the record date for the Parent Stockholder Meeting in favor of the Parent Share Issuances.

Section 6.16           Parent Preferred Shares. Prior to the REIT Merger Effective Time, Parent shall (i) designate a number of Parent Preferred Shares as Parent Series D Preferred Shares sufficient to enable Parent to satisfy the REIT Series A Preferred Merger Consideration and (ii) designate a number of Parent Preferred Shares as Parent Series E Preferred Shares sufficient to enable Parent to satisfy the REIT Series C Preferred Merger Consideration, and shall adopt and file Articles Supplementary substantially in the form of Exhibit B attached hereto, setting forth the terms of the Parent Series D Preferred Shares and the Parent Series E Preferred Shares.

Section 6.17           Board of Directors of Parent. Parent shall take all corporate action necessary to increase the size of the Parent Board by three directors and the Parent Board shall elect three directors designated by the Company to fill the resulting vacancies, such expansion and election to be effective as of acceptance of Articles Supplementary opting out of MUTA (as provided in Section 6.18) which shall follow the REIT Merger Effective Time, such that Lisa Kabnick shall be appointed as a Class III director, Stanley R. Perla shall be appointed as a Class II director, and Leslie D. Michelson shall be appointed as a Class I director, effective upon the Closing. Upon the Closing Date, it is the intent of the parties hereto that P. Sue Perrotty shall continue to serve as Non-Executive Chair and Stanley R. Perla shall serve as Chair of the Audit Committee.

Section 6.18           Corporate Governance. Prior to the REIT Merger Effective Time, Parent shall (i) adopt and file Articles Supplementary opting out of MUTA substantially in the form of Exhibit C attached hereto, (ii) adopt and approve the Second Amended and Restated Bylaws substantially in the form of Exhibit D attached hereto, and (iii) authorize and enter into the Second Amendment to Rights Agreement with American Stock Transfer and Trust Company, LLC substantially in the form of Exhibit E attached hereto.

Section 6.19           Internalization. Substantially contemporaneously with (but immediately following) the REIT Merger Effective Time, (a) Parent shall (i) file the Articles of Merger with respect to the Internalization Merger Agreement, with the Maryland SDAT, and (ii) effect a termination of the Fourth Amended and Restated Advisory Agreement, dated as of June 2, 2015, by and among GNL, GNL OP, and GNL Advisor, as amended from time to time, and (b) the Company shall effect a termination of the Third Amended and Restated Advisory Agreement, dated as of September 6, 2016, by and among RTL (f/k/a American Finance Trust, Inc.), RTL OP (f/k/a American Finance Operating Partnership, L.P.) and RTL Advisor (f/k/a American Finance Advisors, LLC), as amended from time to time.

Article VII.
Conditions

Section 7.1            Conditions to the Obligations of Each Party. The respective obligations of each party to effect the Mergers and to consummate the other transactions contemplated by this Agreement shall be subject to the satisfaction or (to the extent permitted by Law) waiver by each of the parties, at or prior to the REIT Merger Effective Time, of the following conditions:

(a)           Stockholder Approvals. The Company Stockholder Approval and the Parent Stockholder Approval shall each have been obtained.

(b)           No Restraints. No Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law or Order (whether temporary, preliminary or permanent) which is then in effect which makes either of the Mergers illegal or otherwise restrains, enjoins, prevents, prohibits or makes illegal the consummation of either of the Mergers.

(c)           Form S-4. The Form S-4 shall have become effective under the Securities Act, no stop order suspending the effectiveness of the Form S-4 shall have been issued by the SEC, and no proceeding for that purpose shall have been initiated or has been threatened by the SEC that has not been withdrawn.

(d)           Listing. The Parent Common Shares to be issued in the REIT Merger shall have been authorized for listing on the NYSE, subject to official notice of issuance.

(e)           Internalization Merger Agreement. All conditions set forth in the Internalization Merger Agreement (other than those conditions that by their terms are required to be satisfied or waived at the closing thereof, but subject to the satisfaction or waiver of such conditions) shall have been satisfied or waived so that the Internalization Merger shall occur substantially contemporaneous with (but immediately following) the consummation of the Mergers.

(f)            Decrease in Parent Ownership Limit. Parent shall have decreased the Aggregate Share Ownership Limit (as defined in the Parent Charter) to 8.9% in value of the aggregate of the outstanding shares of stock of Parent and 8.9% (in value or in number of shares, whichever is more restrictive) of any class or series of stock of Parent and shall file a Certificate of Notice with the Maryland SDAT in respect to the decreased ownership limit.

Section 7.2            Conditions to the Obligations of Parent, Parent Operating Partnership, REIT Merger Sub and Partnership Merger Sub. The respective obligations of Parent, Parent Operating Partnership, REIT Merger Sub and Partnership Merger Sub to effect the Mergers and to consummate the other transactions contemplated by this Agreement are subject to the satisfaction or (to the extent permitted by Law) waiver by Parent (acting at the direction of the Parent Special Committee), at or prior to the REIT Merger Effective Time, of the following additional conditions:

(a)           Representations and Warranties. (i) The representations and warranties set forth in Section 4.1(a) (Organization and Qualification; Subsidiaries), Section 4.3(a) (Capital Structure), Section 4.4 (Authority), Section 4.19 (Opinion of Financial Advisor), Section 4.21 (Vote Required), Section 4.23 (Brokers) and Section 4.24 (Investment Company Act) shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date, as though made as of the Closing Date, and (ii) each of the other representations and warranties of the Company contained in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date, as though made as of the Closing Date, except (x) in each case, representations and warranties that are made as of a specific date shall be true and correct only on and as of such date, and (y) in the case of clause (ii) where the failure of such representations or warranties to be true and correct (without giving effect to any materiality or “Company Material Adverse Effect” qualifications set forth therein) does not have, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b)           Agreements and Covenants. The Company shall have performed or complied in all material respects with its agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing Date.

(c)           Officer’s Certificate. The Company shall have delivered to Parent a certificate, dated as of the Closing Date and signed by its chief executive officer or another senior officer on behalf of the Company, certifying to the effect that the conditions set forth in Section 7.2(a) and Section 7.2(b) have been satisfied.

(d)           Absence of Material Adverse Effect. Since the date of this Agreement, there shall not have been any event, change or occurrence that, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect.

(e)           Company REIT Opinion. Parent shall have received with respect to the Company, a written opinion of Proskauer Rose LLP (or other counsel to Company reasonably acceptable to Parent), counsel to the Company, dated as of the Closing Date and in form and substance attached hereto as Exhibit F (and in the case of such other counsel rendering such opinion, in the form of such other counsel’s standard REIT opinion that is reasonably acceptable to Parent), to the effect that, for all taxable periods commencing with its taxable year ended December 31, 2013, the Company has been organized and operated in conformity with the requirements for qualification and taxation as a REIT under the Code and that its current organization and actual method of operation will enable the Company to continue to meet the requirements for qualification and taxation as a REIT under the Code for its taxable year which ends on the REIT Merger Effective Time (which opinion will be subject to customary exceptions, assumptions and qualifications and based on customary representations contained in the Company Tax Letter).

(f)            Parent Section 368 Opinion. Parent shall have received the written opinion of its counsel, Proskauer Rose LLP, dated as of the Closing Date and in form and substance as set forth in Exhibit G, to the effect that, on the basis of facts, representations and assumptions set forth in such opinion, the REIT Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code. In rendering such opinion, Proskauer Rose LLP may rely upon the Company Tax Letter and Parent Tax Letter. The condition set forth in this Section 7.2(f) shall not be waivable after receipt of the Parent Stockholder Approval unless further stockholder approval is obtained with appropriate disclosure.

(g)           Required Consents. Parent shall have received the written consents of the applicable counterparties to the agreements set forth on Schedule 7.2(g).

Section 7.3            Conditions to the Obligations of the Company and Company Operating Partnership. The obligations of the Company and Company Operating Partnership to effect the Merger and to consummate the other transactions contemplated by this Agreement are subject to the satisfaction or (to the extent permitted by Law) waiver by the Company (acting at the direction of the Company Special Committee), at or prior to the REIT Merger Effective Time, of the following additional conditions:

(a)           Representations and Warranties. (i) The representations and warranties set forth in Section 5.1(a) (Organization and Qualification; Subsidiaries), Section 5.3(a) (Capital Structure), Section 5.4 (Authority), Section 5.19 (Opinion of Financial Advisor), Section 5.20 (Vote Required), Section 5.21 (Brokers) and Section 5.22 (Investment Company Act) shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date, as though made as of the Closing Date, and (ii) each of the other representations and warranties of Parent, Parent Operating Partnership, Partnership Merger Sub and Partnership Merger Sub contained in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date, as though made as of the Closing Date, except (x) in each case, representations and warranties that are made as of a specific date shall be true and correct only on and as of such date, and (y) in the case of clause (ii) where the failure of such representations or warranties to be true and correct (without giving effect to any materiality or “Parent Material Adverse Effect” qualifications set forth therein) does not have, and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(b)           Agreements and Covenants. Parent, Parent Operating Partnership, REIT Merger Sub and Partnership Merger Sub shall have performed or complied in all material respects with its agreements and covenants required by this Agreement to be performed or complied with by them on or prior to the Closing Date.

(c)           Officer’s Certificate. Parent shall have delivered to the Company a certificate, dated the date of the Closing and signed by its chief executive officer or another senior officer on behalf of Parent, certifying to the effect that the conditions set forth in Section 7.3(a) and Section 7.3(b) have been satisfied.

(d)           Absence of Material Adverse Effect. Since the date of this Agreement, there shall not have been any event, change or occurrence that, individually or in the aggregate, has had or would reasonably be expected to have a Parent Material Adverse Effect.

(e)           Parent REIT Opinion. The Company shall have received a written opinion of Proskauer Rose LLP (or other counsel to Parent reasonably acceptable to the Company), counsel to Parent, dated as of the Closing Date and in form and substance attached hereto as Exhibit H (and in the case of such other counsel rendering such opinion, in the form of such other counsel’s standard REIT opinion that is reasonably acceptable to the Company), to the effect that, for all taxable periods commencing with its taxable year ended December 31, 2013, Parent has been organized and operated in conformity with the requirements for qualification and taxation as a REIT under the Code and that its current organization and proposed method of operation will enable Parent to continue to meet the requirements for qualification and taxation as a REIT under the Code for its taxable year which includes the REIT Merger Effective Time and thereafter (which opinion will be subject to customary exceptions, assumptions and qualifications and based on customary representations contained in the Parent Tax Letter and the Company Tax Letter).

(f)            Company 368 Opinion. The Company shall have received the written opinion of its counsel, Proskauer Rose LLP, dated as of the Closing Date and in form and substance as set forth in Exhibit I, to the effect that, on the basis of facts, representations and assumptions set forth in such opinion, the REIT Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code. In rendering such opinion, Proskauer Rose LLP may rely upon the Company Tax Letter and Parent Tax Letter. The condition set forth in this Section 7.3(f) shall not be waivable after receipt of the Company Stockholder Approval unless further stockholder approval is obtained with appropriate disclosure.

(g)           Required Consents. The Company shall have received the written consents of the applicable counterparties to the agreements set forth on Schedule 7.3(g).

Article VIII.
Termination, Amendment and Waiver

Section 8.1            Termination. This Agreement may be terminated at any time prior to the Closing Date, whether before or after receipt of the Company Stockholder Approval or the Parent Stockholder Approval (except as otherwise expressly noted below), as follows:

(a)           by mutual written agreement of each of Parent (with the prior approval of the Parent Special Committee) and the Company (with the prior approval of the Company Special Committee); or

(b)           by either Parent (with the prior approval of the Parent Special Committee) or the Company (with the prior approval of the Company Special Committee), if:

(i)           the Mergers shall not have occurred on or before June 1, 2024 (the “Outside Date”); provided, however, that the right to terminate this Agreement pursuant to this Section 8.1(b)(i) shall not be available to any party if the failure of such party (and (A) in the case of Parent, including the failure of any of the Parent Subsidiaries) and (B) in the case of the Company, including the failure of any of the Company Subsidiaries) to perform any of its obligations under this Agreement has been a principal cause of, or resulted in, the failure of the Mergers to be consummated on or before such date; or

(ii)           any Governmental Authority of competent jurisdiction shall have issued an Order or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement, and such Order or other action shall have become final and non-appealable; provided, however, that the right to terminate this Agreement under this Section 8.1(b)(ii) shall not be available to a party if the issuance of such final, non-appealable Order was primarily due to the failure of such party (and (A) in the case of Parent, including the failure of any of the Parent Subsidiaries) and (B) in the case of the Company, including the failure of any of the Company Subsidiaries) to perform any of its obligations under this Agreement, including pursuant to Section 6.7 (Appropriate Action; Consents; Filings); or

(iii)         the Company Stockholder Approval or the Parent Stockholder Approval shall not have been obtained at a duly held Company Stockholder Meeting or Parent Stockholder Meeting, as applicable, or at any adjournment or postponement thereof at which this Agreement and the transactions contemplated hereby have been voted upon, provided, however, that the right to terminate this Agreement under this Section 8.1(b)(iii) shall not be available to a party if the failure to obtain the Company Stockholder Approval or the Parent Stockholder Approval was primarily due to the failure of such party (and (A) in the case of Parent, including the failure of any of the Parent Subsidiaries) and (B) in the case of the Company, including the failure of any of the Company Subsidiaries) to perform any of its obligations under this Agreement Parent Stockholder Approval; or

(c)           by the Company (with the prior approval of the Company Special Committee), if:

(i)           Parent, REIT Merger Sub or Partnership Merger Sub shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements set forth in this Agreement, which breach or failure to perform (x) would, or would reasonably be expected to, result in a failure of a condition set forth in Section 7.3(a) or Section 7.3(b) and (y) cannot be cured on or before the Outside Date or, if curable, is not cured by Parent within thirty (30) days of receipt by Parent of written notice of such breach or failure; provided that the Company shall not have the right to terminate this Agreement pursuant to this Section 8.1(c)(i) if the Company or Company Operating Partnership is then in breach of any of its respective representations, warranties, covenants or agreements set forth in this Agreement such that the conditions set forth in either Section 7.2(a) or Section 7.2(b) would not be satisfied;

(ii)           if, prior to obtaining the Company Stockholder Approval, the Company Board (based on the recommendation of the Company Special Committee) approves and authorizes the Company to enter into a definitive agreement providing for the implementation of a Superior Proposal in a manner permitted under Section 6.5(e); provided, however, that this Agreement may not be so terminated unless concurrently with the occurrence of such termination the payment required by Section 8.3(a)(ii) is made in full to Parent and the definitive agreement relating to the Superior Proposal is entered into, and in the event that such definitive agreement is not concurrently entered into and such payment is not concurrently made, such termination shall be null and void; or

(iii)         if, at any time prior to the Parent Stockholder Approval, Parent, the Parent Board or the Parent Special Committee, for any reason, shall have effected a Parent Change in Recommendation.

(d)           by Parent (with the prior approval of the Parent Special Committee), if:

(i)           the Company shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements set forth in this Agreement, which breach or failure to perform (x) would, or would reasonably be expected to, result in a failure of a condition set forth in Section 7.2(a) or Section 7.2(b) and (y) cannot be cured on or before the Outside Date or, if curable, is not cured by the Company within thirty (30) days of receipt by the Company of written notice of such breach or failure; provided that Parent shall not have the right to terminate this Agreement pursuant to this Section 8.1(d)(i) if Parent, REIT Merger Sub or Partnership Merger Sub are then in breach of any of their respective representations, warranties, covenants or agreements set forth in this Agreement such that the conditions set forth in either Section 7.3(a) or Section 7.3(b) would not be satisfied; or

(ii)           if, at any time prior to the Company Stockholder Approval, the Company, the Company Board or the Company Special Committee, for any reason, shall have effected a Company Change in Recommendation; or

(iii)          if, at any time prior to the Company Stockholder Approval, (A) the Company Board or any committee thereof shall have approved, adopted or publicly endorsed or recommended any Acquisition Proposal, (B) the Company enters into a contract or agreement relating to an Acquisition Proposal (other than a confidentiality agreement entered into in compliance with Section 6.5(d)), (C) a tender offer or exchange offer for any shares of Company Common Stock that constitutes an Acquisition Proposal (other than by Parent or any of its Affiliates) is commenced and the Company Board fails to recommend against acceptance of such tender offer or exchange offer by the stockholders of the Company and to publicly reaffirm the Company Recommendation within ten (10) Business Days of being requested to do so by Parent, (D) the Company Board or any committee thereof fails to include the Company Recommendation in the Joint Proxy Statement, or (E) the Company shall have materially violated any of its obligations under Section 6.5 (or shall be deemed pursuant to the last sentence of Section 6.5(b) to have materially violated) any of its obligations under Section 6.5 (other than any immaterial or inadvertent violations thereof that did not result in an alternative Acquisition Proposal).

Section 8.2            Effect of Termination. In the event that this Agreement is terminated and the Mergers and the other transactions contemplated by this Agreement are abandoned pursuant to Section 8.1, written notice thereof shall be given to the other party or parties, specifying the provisions hereof pursuant to which such termination is made and describing the basis therefor in reasonable detail, and this Agreement shall forthwith become null and void and of no further force or effect whatsoever without liability on the part of any party hereto (or any of the Company Subsidiaries, Parent Subsidiaries or any of the Company’s or Parent’s respective Representatives), and all rights and obligations of any party hereto shall cease; provided, however, that, notwithstanding anything in the foregoing to the contrary (a) no such termination shall relieve any party hereto of any liability or damages resulting from or arising out of any willful or intentional breach of this Agreement; and (b) the Confidentiality Agreement, this Section 8.1(d)(ii), Section 8.3, Section 8.6, Article IX and the definitions of all defined terms appearing in such sections shall survive any termination of this Agreement pursuant to Section 8.1. If this Agreement is terminated as provided herein, all filings, applications and other submissions made pursuant to this Agreement, to the extent practicable, shall be withdrawn from the Governmental Authority or other Person to which they were made.

Section 8.3            Termination Fees and Expenses.

(a)           The Company agrees that if this Agreement shall be terminated:

(i)           by Parent pursuant to Section 8.1(d)(ii) or Section 8.1(d)(iii);

(ii)          by the Company pursuant to Section 8.1(c)(ii); or

(iii)         by Parent or the Company pursuant to Section 8.1(b)(iii) (failure to obtain Company Stockholder Approval) or by Parent pursuant to Section 8.1(d)(i) (Company breach giving rise to termination), and at any time after the date of this Agreement and prior to the failure to obtain Company Stockholder Approval or prior to the breach giving rise to such termination, as applicable, (A) (x) in the case of a termination pursuant to Section 8.1(b)(iii), an Acquisition Proposal (whether or not conditional) shall have been made to the Company Board, the Company Special Committee or directly to the Company’s stockholders which proposal has been publicly announced to the Company’s stockholders and not publicly withdrawn prior to the Company Stockholder Meeting, or (y) in the case of a termination pursuant to Section 8.1(d)(i), an Acquisition Proposal (whether or not conditional) shall have been made to the Company Board or the Company Special Committee or directly to the Company’s stockholders which proposal has been publicly announced to the Company’s stockholders prior to the Termination Date, and (B) concurrently with such termination or within 12 months following the Termination Date, the Company consummates an Acquisition Proposal (in each case whether or not such Acquisition Proposal was the same Acquisition Proposal referred to in the foregoing clause (A), and for purposes of this Section 8.3(a)(iii), “50%” shall be substituted for “20%” in the definition of Acquisition Proposal);

then, in each such case, the Company shall pay to Parent the Termination Fee or, solely with respect to a termination by the Company pursuant to Section 8.1(c)(ii) or by Parent pursuant to Section 8.1(d)(ii) or Section 8.1(d)(iii), in each case in connection with the Company entering into or recommending a Superior Proposal with a Go Shop Bidder on or before the date that is fifteen (15) days following the Go Shop Period End Time, the Go Shop Termination Fee, as applicable, in immediately available funds to an account directed by Parent in writing, which payment shall be made (x) within three (3) Business Days of the Termination Date, in the case of a Termination Fee or Go Shop Termination Fee, as applicable, payable pursuant to Section 8.3(a)(i); (y) concurrently with, and as a condition to the effectiveness of, termination, in the case of a Termination Fee or Go Shop Termination Fee, as applicable, payable pursuant to Section 8.3(a)(ii); and (z) at the time of consummation of any transaction contemplated by an Acquisition Proposal, in the case of a Termination Fee payable pursuant to Section 8.3(a)(iii). In the event that this Agreement shall be terminated by the Company pursuant to Section 8.1(c)(i) or Section 8.1(c)(iii), Parent shall pay the Company the Termination Fee within three (3) Business Days of the Termination Date.

(b)           The Company agrees that if this Agreement shall be terminated (i) by the Company pursuant to Section 8.1(c)(ii), or (ii) by Parent pursuant to Section 8.1(d)(i), Section 8.1(d)(ii), or Section 8.1(d)(iii), in each case in connection with the Company entering into or recommending a Superior Proposal, then, in addition to payment of the Go Shop Termination Fee or Termination Fee, as the case may be, the Company shall pay, within three (3) Business Days of the Termination Date, to Parent the Parent’s Expenses in immediately available funds to an account directed by Parent, up to an aggregate maximum of $3,000,000.

(c)           Parent agrees that if this Agreement shall be terminated by the Company pursuant to Section 8.1(c)(i) or Section 8.1(c)(iii), then Parent shall pay, within three (3) Business Days of the Termination Date, to the Company the Company’s Expenses in immediately available funds to an account directed by the Company, up to an aggregate maximum of $3,000,000.

(d)           For purposes of this Agreement:

(i)           “Go Shop Termination Fee” means $16,000,000.

(ii)          “Termination Fee” means $40,000,000.

(e)           Each of the parties acknowledges that the agreements contained in this Section 8.3 are an integral part of the transactions contemplated by this Agreement, and that without these agreements, the other parties would not enter into this Agreement.  In the event that the Company shall fail to pay the Go Shop Termination Fee, the Termination Fee or Parent’s Expenses or Parent shall fail to pay the Termination Fee or Company’s Expenses, as the case may be, when due, the Company or Parent, as the case may be, shall reimburse Parent or the Company, as the case may be, for all reasonable costs and expenses actually incurred by Parent or the Company, as the case may be (including reasonable fees and expenses of counsel) in connection with the collection of such Go Shop Termination Fee, Termination Fee, Company’s Expenses or Parent’s Expenses, as the case may be, and enforcement of this Section 8.3.  Further, if the Company or Parent, as the case may be, fails to timely pay any amount due pursuant to this Section 8.3, and, in order to obtain the payment, Parent or the Company, as the case may be, commences a suit which results in a judgment against the Company or Parent, as the case may be, for the payment set forth in this Section 8.3, the Company shall pay to Parent, or Parent shall pay to the Company, as the case may be, its reasonable and documented costs and expenses (including reasonable and documented attorneys’ fees) in connection with such suit.  If payable, none of the Go Shop Termination Fee, the Termination Fee, Company’s Expenses or Parent’s Expenses shall be payable more than once pursuant to this Agreement.

(f)            In the event that the Company or Parent, as the case may be (the “Paying Party”), is obligated to pay the Termination Fee or the Go Shop Termination Fee, as the case may be, to the other (the “Fee Recipient”), the Paying Party shall deposit the Termination Fee or the Go Shop Termination Fee, as the case may be, into escrow, in an amount equal to the lesser of (i) the Termination Fee or the Go Shop Termination Fee, as the case may be, and (ii) the sum of (1) the maximum amount that can be paid to the Fee Recipient without causing the Fee Recipient to fail to meet the requirements of Sections 856(c)(2) and (3) of the Code determined as if the payment of such amount did not constitute income described in Sections 856(c)(2)(A)(H) or 856(c)(3)(A)(I) of the Code (“Qualifying Income”), as determined by the Fee Recipient’s independent certified public accountants, plus (2) in the event the Fee Recipient receives either (A) a letter from the its counsel indicating that the Fee Recipient has received a ruling from the IRS described in Section 8.3(g) or (B) an opinion from the Fee Recipient’s outside counsel as described in Section 8.3(g), an amount equal to the Termination Fee or the Go Shop Termination Fee, as the case may be, less the amount payable under clause (1) above.  To secure the Paying Party’s obligation to pay these amounts, it shall deposit into escrow an amount in cash equal to the Termination Fee or the Go Shop Termination Fee, as the case may be, with an escrow agent selected by the Fee Recipient and on such terms (subject to Section 8.3(g)) as shall be mutually agreed upon by the Fee Recipient and the escrow agent. The payment or deposit into escrow by the Paying Party shall be made by wire transfer of immediately available funds at the time the Paying Party is obligated to pay the Fee Recipient such amount.

(g)           The escrow agreement shall provide that the Termination Fee or the Go Shop Termination Fee, as the case may be, in escrow or any portion thereof shall not be released to the Fee Recipient unless the escrow agent receives any one or combination of the following: (i) a letter from the Fee Recipient’s independent certified public accountants indicating the maximum amount that can be paid by the escrow agent to it without causing it to fail to meet the requirements of Sections 856(c)(2) and (3) of the Code determined as if the payment of such amount did not constitute Qualifying Income or a subsequent letter from the Fee Recipient’s accountants revising that amount, in which case the escrow agent shall release such amount to the Fee Recipient, or (ii) a letter from the Fee Recipient’s counsel indicating that the Fee Recipient received a ruling from the IRS holding that the receipt by it of the Termination Fee or the Go Shop Termination Fee, as the case may be, would either constitute Qualifying Income or would be excluded from gross income within the meaning of Sections 856(c)(2) and (3) of the Code (or alternatively, the Fee Recipient’s outside counsel has rendered a legal opinion to the effect that the receipt by the Fee Recipient of the Termination Fee or the Go Shop Termination Fee, as the case may be, would constitute Qualifying Income, would be excluded from gross income within the meaning of Sections 856(c)(2) and (3) of the Code or would not otherwise disqualify the Fee Recipient as a REIT), in which case the escrow agent shall release the remainder of the Termination Fee or the Go Shop Termination Fee, as the case may be, to the Fee Recipient. The parties hereto agree to amend this Section 8.3(g) and Section 8.3(f) at the request of the Fee Recipient in order to (x) maximize the portion of the Termination Fee or the Go Shop Termination Fee, as the case may be, that may be distributed to the Fee Recipient hereunder without causing the Fee Recipient to fail to meet the requirements of Sections 856(c)(2) and (3) of the Code, (y) improve the Fee Recipient’s chances of securing a favorable ruling described in this Section 8.3(g) or (z) assist the Fee Recipient in obtaining a favorable legal opinion from its outside counsel as described in this Section 8.3(g). The escrow agreement shall also provide that any portion of the Termination Fee or the Go Shop Termination Fee, as the case may be, remaining in escrow on the date that is five (5) years after the date the Termination Fee or the Go Shop Termination Fee, as the case may be, was deposited into escrow shall be released by the escrow agent to the Fee Recipient.  Any costs and expenses of the escrow agent shall be borne solely by the Fee Recipient.

(h)           For the avoidance of doubt, no Termination Fee or expense reimbursement shall be due to either party in the event of a termination pursuant to Section 8.1(b)(iii) when the conditions set forth in Section 8.3(a)(iii) are not otherwise satisfied.

Section 8.4            Amendment. Subject to compliance with applicable Law, this Agreement may be amended by mutual agreement of the parties hereto by action taken or authorized by the Parent Board (only upon approval by the Parent Special Committee) and the Company Board (only upon approval by the Company Special Committee) at any time before or after receipt of the Company Stockholder Approval or the Parent Stockholder Approval and prior to the REIT Merger Effective Time; provided, however, that after the Company Stockholder Approval or the Parent Stockholder Approval has been obtained, there shall not be (a) any amendment of this Agreement that changes the amount or the form of the consideration to be delivered under this Agreement to the holders of Company Common Stock, or which by applicable Law or in accordance with the rules of any stock exchange requires the further approval of the stockholders of the Company or stockholders of Parent without such further approval of such stockholders, or (b) any amendment or change not permitted under applicable Law. This Agreement may not be amended except by an instrument in writing signed by each of the parties hereto.

Section 8.5            Waiver. At any time prior to the REIT Merger Effective Time, subject to applicable Law, any party hereto may (a) extend the time for the performance of any obligation or other act of any other party hereto, (b) waive any inaccuracy in the representations and warranties of the other party contained herein or in any document delivered pursuant hereto, and (c) subject to the proviso of Section 8.4, waive compliance with any agreement or condition contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party or parties to be bound thereby. Notwithstanding the foregoing, no failure or delay by the Company, Company Operating Partnership, Parent, Parent Operating Partnership, REIT Merger Sub or Partnership Merger Sub in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder.

Section 8.6            Fees and Expenses. Except as otherwise provided in this Agreement, all Expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such expenses, whether or not the transactions contemplated by this Agreement are consummated; provided, however, that the Company and Parent shall share equally all Expenses related to the printing and filing of the Form S-4 and the printing, filing and distribution of the Joint Proxy Statement, other than each party’s respective attorneys’ and accountants’ fees.

Article IX.
General Provisions

Section 9.1            Non-Survival of Representations and Warranties. None of the representations or warranties in this Agreement or any certificate or other writing delivered pursuant to this Agreement, including any rights arising out of any breach of such representations or warranties, shall survive the earlier of (a) the REIT Merger Effective Time or (b) the termination of this Agreement in accordance with Article VIII (except, in the case of termination, as set forth in Section 8.1(d)(ii)), and after such time there shall be no liability in respect thereof (except, in the case of termination, as set forth in Section 8.1(d)(ii)), whether such liability has accrued prior to or after such expiration of the representations and warranties. This Section 9.1 does not limit any covenant or agreement of the parties which by its terms contemplates performance after the Closing, REIT Merger Effective Time, Partnership Merger Effective Time or the Termination Date. The Confidentiality Agreement will survive termination of this Agreement in accordance with its terms.

Section 9.2            Notices. Any notice, request, claim, demand and other communications hereunder shall be in writing, shall be deemed to have been given (i) upon non-automated confirmation of successful transmission if sent by facsimile transmission or e-mail (provided that any notice received by facsimile or e-mail on any Business Day after 5:00 p.m. (Eastern time) which the recipient of such notice does not provide non-automated confirmation of receipt on that same day shall be deemed to have been received at 9:00 a.m. (Eastern time) on the next Business Day), or (ii) upon receipt by the receiving party if sent by reliable overnight delivery service (with proof of service), hand delivery or certified or registered mail (return receipt requested and first-class postage prepaid), and shall be addressed as follows (or at such other address for a party as shall be specified in a notice given in accordance with this Section 9.2):

if to Parent, Parent Operating Partnership or any other Parent Subsidiary party hereto:

Global Net Lease, Inc.
650 Fifth Avenue, 30th Floor
New York, NY 10019

Phone:	(212) 415-6507
Attention:	Michael Anderson, General Counsel
Email:	MAnderson@ar-global.com

with a copy (which shall not constitute notice) to:

Global Net Lease, Inc.
650 Fifth Avenue, 30th Floor
New York, NY 10019

Phone:	(610) 780-0482
Attention:	P. Sue Perrotty, Non-Executive Chairman
Email:	SuePerrotty@aol.com

with a copy (which shall not constitute notice) to:

Shapiro Sher Guinot & Sandler, P.A.

250 West Pratt Street, Suite 2000

Baltimore, Maryland 21201

Phone:	(410) 385-4205
Attention:	William E. Carlson, Esq.
Email:	wec@shapirosher.com

if to the Company or Company Operating Partnership prior to the Closing:

The Necessity Retail REIT, Inc.

650 Fifth Avenue, 30th Floor
New York, NY 10019

Phone:	(212) 415-6507
Attention:	Michael Anderson, General Counsel
Email:	MAnderson@ar-global.com

with a copy (which shall not constitute notice) to:

Arnold & Porter Kaye Scholer LLP
601 Massachusetts Ave., NW

Washington, DC 20001-3743

Phone:	(202) 942-5461
Attention:	Kevin Lavin, Esq., Marisa White, Esq.
Email:	Kevin.Lavin@arnoldporter.com; marisa.white@arnoldporter.com

Section 9.3            Interpretation; Certain Definitions. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. Consequently, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement. Reference to “this Agreement” shall include the Company Disclosure Letter and the Parent Disclosure Letter. When a reference is made in this Agreement to an Article, Section, Schedule or Exhibit, such reference shall be to an Article or Section of, or a Schedule or Exhibit to, this Agreement, unless otherwise indicated. The table of contents and headings for this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other instrument made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any Law defined or referred to herein or in any agreement or instrument that is referred to herein means such Law as from time to time amended, modified or supplemented, including (in the case of statutes) by succession of comparable successor Laws. References to a Person are also to its successors and permitted assigns. All references to “dollars” or “$” refer to currency of the United States of America.

Section 9.4            Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced under any present or future Law, or public policy, (a) such term or other provision shall be fully separable, (b) this Agreement shall be construed and enforced as if such invalid, illegal or unenforceable provision had never comprised a part hereof, and (c) all other conditions and provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable term or other provision or by its severance herefrom so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that transactions contemplated by this Agreement be consummated as originally contemplated to the fullest extent possible.

Section 9.5            Assignment; Delegation. Neither this Agreement nor any rights, interests or obligations hereunder shall be assigned or delegated, in whole or in part, by any of the parties hereto (whether by operation of Law or otherwise) without the prior written consent of the other parties hereto (except to the Surviving Entities).

Section 9.6            Entire Agreement. This Agreement (including the exhibits, schedules, annexes and appendices hereto) constitutes, together with the Confidentiality Agreement, the Company Disclosure Letter and the Parent Disclosure Letter, the entire agreement between the parties with respect to the subject matter hereof and thereof and supersedes all prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof and thereof.

Section 9.7            No Third-Party Beneficiaries. Except for the provisions of Section 6.10, this Agreement is not intended to and shall not confer any rights or remedies upon any Person other than the parties hereto and their respective successors and permitted assigns. The representations and warranties in this Agreement are the product of negotiations among the parties hereto and are for the sole benefit of the parties hereto. Any inaccuracies in such representations and warranties are subject to waiver by the parties hereto in accordance with Section 8.5 without notice or liability to any other Person. The representations and warranties in this Agreement may represent an allocation among the parties hereto of risks associated with particular matters regardless of the knowledge of any of the parties hereto. Accordingly, Persons other than the parties hereto may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

Section 9.8            Specific Performance. The parties hereto agree that irreparable damage, for which monetary damages (even if available) would not be an adequate remedy, would occur in the event that the parties hereto do not perform the provisions of this Agreement (including failing to take such actions as are required of it hereunder to consummate the Mergers and the other transactions contemplated by this Agreement) in accordance with its specified terms or otherwise breach such provisions. Accordingly, the parties acknowledge and agree that, prior to the termination of this Agreement pursuant to Section 8.1, the parties shall be entitled to an injunction, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, in addition to any other remedy to which they are entitled at law or in equity. Each of the parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that any other party has an adequate remedy at law or that any award of specific performance is not an appropriate remedy for any reason at law or in equity. Any party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement shall not be required to provide any bond or other security in connection with any such order or injunction. In no event shall the exercise of any party’s right to seek specific performance pursuant to this Section 9.8 reduce, restrict or otherwise limit the right of such party to terminate this Agreement pursuant to Section 8.1.

Section 9.9            Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by facsimile transmission or by e-mail of a pdf attachment shall be effective as delivery of a manually executed counterpart of this Agreement.

Section 9.10           Governing Law. This Agreement and all actions, proceedings or counterclaims (whether based on contract, tort or otherwise) directly or indirectly arising out of or relating to this Agreement or the actions of Parent, Parent Operating Partnership, REIT Merger Sub, Partnership Merger Sub, the Company or Company Operating Partnership in the negotiation, administration, performance and enforcement thereof, shall be governed by, and construed in accordance with, the laws of the State of Maryland, without giving effect to any choice or conflict of Laws provision or rule (whether of the State of Maryland or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Maryland, except with respect to matters under the DRULPA and the DLLCA relating to the Partnership Merger, which shall be governed by the Laws of the State of Delaware.

Section 9.11           Consent to Jurisdiction.

(a)           Each of the parties hereto hereby irrevocably submits to the exclusive jurisdiction of the courts of the State of Maryland and to the jurisdiction of the United States District Court for the District of Maryland, for the purpose of any action, proceeding or counterclaim (whether based on contract, tort or otherwise) directly or indirectly arising out of or relating to this Agreement or the actions of the parties hereto in the negotiation, administration, performance and enforcement thereof, and each of the parties hereto hereby irrevocably agrees that all claims in respect to such action or proceeding may be heard and determined exclusively in any state or federal court located in the State of Maryland. Each of the parties hereto further consents to the assignment to the Business and Technology Case Management Program with regard to any proceeding in the courts of the State of Maryland.

(b)           Each of the parties hereto (i) irrevocably consents to the service of the summons and complaint and any other process in any other action or proceeding relating to the transactions contemplated by this Agreement, on behalf of itself or its property, by personal delivery of copies of such process to such party and nothing in this Section 9.11 shall affect the right of any party to serve legal process in any other manner permitted by Law, (ii) consents to submit itself to the personal jurisdiction of any United States federal court located in the State of Maryland or any Maryland state court in the event any dispute arises out of this Agreement or the transactions contemplated by this Agreement, (iii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (iv) agrees that it will not bring any action relating to this Agreement or the transactions contemplated by this Agreement in any court other than any United States federal court located in the State of Maryland or any Maryland state court. Each of Parent, Parent Operating Partnership, REIT Merger Sub, Partnership Merger Sub, the Company and Company Operating Partnership agrees that a final judgment in any action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.

Section 9.12           WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE OUT OF OR RELATING TO THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, OR THE ACTIONS OF THE PARTIES HERETO IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT THEREOF. EACH OF THE PARTIES HERETO CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.12.

[Remainder of page intentionally left blank; signature pages follow.]

IN WITNESS WHEREOF, Parent, Parent Operating Partnership, REIT Merger Sub, Partnership Merger Sub, the Company, and Company Operating Partnership have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

PARENT:

GLOBAL NET LEASE, INC.

By:	/s/ Michael Anderson
Michael Anderson, Authorized Signatory

PARENT OPERATING PARTNERSHIP:

GLOBAL NET LEASE OPERATING PARTNERSHIP, L.P.

By: GLOBAL NET LEASE, INC., its General Partner

By:	/s/ Michael Anderson
Michael Anderson, Authorized Signatory

REIT MERGER SUB:

OSMOSIS SUB I, LLC

By: GLOBAL NET LEASE, INC., its Sole Member

By:	/s/ Michael Anderson
Michael Anderson, Authorized Signatory

[Signature pages continue]

[Signature Pages to Merger Agreement]

PARTNERSHIP MERGER SUB:

OSMOSIS SUB II, LLC

By: GLOBAL NET LEASE OPERATING PARTNERSHIP, L.P., its Sole Member

By: GLOBAL NET LEASE, INC., its General Partner

By:	/s/ Michael Anderson
Michael Anderson, Authorized Signatory

[Signature pages continue]

[Signature Pages to Merger Agreement]

COMPANY:

THE NECESSITY RETAIL REIT, INC.

By:	/s/ Edward M. Weil, Jr.
Name:	Edward M. Weil Jr.
Title:	Chief Executive Officer and President

COMPANY OPERATING PARTNERSHIP:

THE NECESSITY RETAIL REIT OPERATING PARTNERSHIP, L.P.

By: THE NECESSITY RETAIL REIT, INC., its General Partner

By:	/s/ Edward M. Weil, Jr.
Name:	Edward M. Weil Jr.
Title:	Chief Executive Officer and President

[Signature Pages to Merger Agreement]

EXHIBIT A

Form of “Internalization” Agreement and Plan of Merger

A-1

EXHIBIT B

Form of Articles Supplementary Designating Parent Preferred Shares

B-1

EXHIBIT C

Form of Articles Supplementary Opting out of MUTA

C-1

EXHIBIT D

Form of Second Amended and Restated Bylaws

D-1

EXHIBIT E

Form of Second Amendment of Rights Agreement

E-1

EXHIBIT F

Form of Company REIT Opinion

F-1

EXHIBIT G

Form of Parent Section 368 Opinion

G-1

EXHIBIT H

Form of Parent REIT Opinion

H-1

EXHIBIT I

Form of Company Section 368 Opinion

I-1